Exhibit 2.1

Execution Version

Arrangement Agreement

among

13462234 Canada Inc.
(“Purchaser”)

Generac Power Systems, Inc.
(“Parent”)

and

ecobee Inc.
(the “Company”)

and

Shareholder Representative Services LLC
(the “Securityholder Representative”)

dated as of

November 1, 2021

i

Exhibits

A         Support Agreement

B         Form of Arrangement Resolution

C         Form of Escrow Agreement

D         Plan of Arrangement

E         Form of Letter of Transmittal

F         Form of Closing Balance Sheet

Schedules

1.1	Agreed Accounting Principles
1.2	Illustrative Calculation of Net Working Capital
2.09	Earnout Consideration
5.01(b)	Interim Operating Covenant Exceptions
5.12	Pre-Closing Reorganization
8.02(g)	Certain Indemnification Matters

ARRANGEMENT AGREEMENT

This Arrangement Agreement (this “Agreement”), dated as of November 1, 2021, is entered into among Generac Power Systems, Inc., a Wisconsin corporation (“Parent”), 13462234 Canada Inc., a Canadian federal corporation (“Purchaser”), ecobee Inc., a Canadian federal corporation (“Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Company Securityholders (“Securityholder Representative”).

RECITALS

A.       The Company and its subsidiaries are engaged in the business of developing and selling smart thermostats, room sensors, smart light switches, smart cameras and the related services of energy management and demand response services (such business, together with the other businesses conducted by the Company Group on the date hereof or as of the Effective Time, the “Business”).

B.        Purchaser wishes to acquire all of the outstanding securities of the Company through the arrangement (the “Arrangement”) of the Company under Section 192 of the Canada Business Corporations Act (Canada) (the “CBCA”), upon the terms and subject to the conditions set forth in this Agreement.

C.       The board of directors of the Company (the “Company Board”), after having received financial and legal advice, has unanimously (1) determined that this Agreement, the Arrangement and the other Transactions (as defined below) are in the best interests of, the Company and that the Arrangement is fair to its securityholders, (2) approved this Agreement and the Transactions, (3) determined that the Transactions constitute a “Qualified DLE” subject to the “drag-along” provisions set forth in Section 7.5 of the Company Shareholders’ Agreement, and (4) resolved to recommend the Company Shareholders vote in favor of the Arrangement Resolution.

D.       Contemporaneously herewith, Company Securityholders representing greater than 70% of the outstanding Company Common Shares and greater than 70% of the outstanding Class B and Class C Company Preferred Shares (considered together as a single class) have executed a Support and Voting Agreement, substantially in the form attached hereto as Exhibit A (the “Support Agreement”), pursuant to which such Company Securityholders have, among other things, (1) agreed to vote all of their Company Shares in favor of the Arrangement Resolution and (2) approved the Transactions for purposes of the “drag-along” provisions set forth in Section 7.5 of the Company Shareholders’ Agreement and agreed that the Transactions constitute a “Qualified DLE” thereunder, (3) waived and agreed not to assert any dissent, appraisal or similar rights in connection with the Transactions, and (4) agreed to be bound by the applicable provisions of this Agreement.

E.         It is anticipated that Purchaser or an Affiliate will offer certain employees retention awards that will be conditioned on, among other things, the execution of a new employment agreement containing certain restrictive covenants in favour of the Purchaser.

F.         The parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters related to the Transactions herein provided for.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE 1:

“Acquisition Proposal” has the meaning set forth in Section 5.05(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, suit, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Additional Arrangement Consideration” means those portions (if any) of the Escrow Funds, the Post-Closing Adjustment, the Earnout Consideration, and the Securityholder Representative Fund that the Company Securityholders actually become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement.

“Additional Per Share Arrangement Consideration” means an amount equal to any Additional Arrangement Consideration, divided by the Fully Diluted Share Number.

“Advisory Committee” has the meaning set forth in Section 10.01(c).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreed Accounting Principles” means (1)  the accounting methods, practices, principles, policies and procedures set forth on Schedule 1.1, (2) second, to the extent not inconsistent with the foregoing, and solely to the extent consistent with GAAP, the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, and (3) to the extent not inconsistent with the foregoing, GAAP. For the sake of clarity, in the event of any inconsistency, clause (1) shall prevail over clause (2) and (3) and clause (2) shall prevail over clause (3).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the agreements, documents and instruments contemplated by this Agreement or the Plan of Arrangement to be executed or delivered as part of the Transactions, including the Plan of Arrangement, the Certificate of Arrangement, the Support Agreement, the Arrangement Resolution, the Company Circular, the Letters of Transmittal, the certificates to be delivered at Closing, and the Escrow Agreement.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial), which apply to the Business or the dealings of the Company Group or its Affiliates, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, commercial entity or any other Person to obtain an improper business advantage. Anti-Corruption Laws include the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the Corruption of Foreign Public Officials Act (Canada), the anti-bribery and corruption provisions of the Criminal Code of Canada, the UK Bribery Act 2010 and all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means Laws relating to money laundering, including financial recordkeeping and reporting requirements, which apply to the Business or the dealings of the Company Group or its Affiliates. Anti-Money Laundering Laws include the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the USA Patriot Act),  the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the anti-money laundering provisions of the Criminal Code of Canada, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, Money Laundering Regulations 2007, Sanctions and Anti-Money Laundering Act 2018 and the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (SI 2017/692).

“Arrangement” has the meaning set forth in the Recitals.

“Arrangement Consideration” means the Closing Arrangement Consideration and the Additional Arrangement Consideration.

“Arrangement Resolution” means the special resolution, substantially in the form of Exhibit B, to be considered and, if thought fit, passed by the requisite majority of the Company Shareholders, either in writing or at the Company Meeting to approve the Arrangement, in accordance with the Interim Order.

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form satisfactory to the Company and the Purchaser, each acting reasonably.

“Audited Financial Statements” has the meaning set forth in Section 3.06(a).

“Balance Sheet” means the audited balance sheet of the Company Group as of June 30, 2021 (the “Balance Sheet Date”).

“Benefit Plan” has the meaning set forth in Section 3.23(a).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Waukesha, Wisconsin, USA or Toronto, Ontario, Canada are authorized or required by Law to be closed for business.

“CanCo” means Axcendo Innovation Corporation, an Ontario corporation and a direct wholly owned subsidiary of the Company.

“Cardholder Data” has the meaning set out in Section 3.13(m).

“CASL” has the meaning set forth within the definition of Privacy and Security Laws and Standards.

“CBCA” has the meaning set forth in the Recitals.

“CDPQ” means CDP Investissements Inc.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Arrangement Consideration” means the Purchase Price, plus (s) the Estimated Closing Adjustment, plus (t) the Estimated Closing Cash, minus (u) the Securityholder Representative Fund, minus (v) the General Indemnification Escrow Amount, minus (w) the Special Indemnification Escrow Amount minus (x) the Purchase Price Adjustment Escrow Amount, minus (y) the outstanding Indebtedness as of the Effective Time, and minus (z) the amount of unpaid Transaction Expenses as of the Effective Time.

“Closing Cash” means the aggregate amount of cash and cash equivalents of the Company Group, determined in accordance with the Agreed Accounting Principles as of the Effective Time, excluding any cash with respect to the aggregate exercise price of the In-Money Options, the EIP Warrant and the Thomvest Warrant included in the calculation of Closing Per Share Arrangement Consideration.

“Closing Cash Consideration” has the meaning set forth in Section 2.04(a).

“Closing Consideration Shares” has the meaning set forth in Section 2.04(a).

“Closing Per Share Arrangement Consideration” means an amount equal to the Closing Arrangement Consideration plus the aggregate exercise price of the In-Money Options, the EIP Warrant and the Thomvest Warrants, divided by the Fully Diluted Share Number.

“Closing Statement” has the meaning set forth in Section 2.08(b).

“Closing Working Capital” means: (a) all current assets of the Company Group, excluding (i) Closing Cash, (ii) deferred Tax assets, and (iii) any cash or receivables with respect to the aggregate exercise price of the In-Money Options, the EIP Warrant and the Thomvest Warrant included in the calculation of Closing Per Share Arrangement Consideration, less (b) all current liabilities of the Company Group, excluding (i) the current portion of deferred and unearned revenue; (ii) Indebtedness and Transaction Expenses otherwise taken into account in the calculation of Arrangement Consideration, (iii) any obligations under Company Derivatives that are fully extinguished at the Effective Time by virtue of the Arrangement and taken into account in the allocation of the Arrangement Consideration, and (iv) deferred Tax liabilities, in each case determined in accordance with the Agreed Accounting Principles on a consolidated basis as of the Effective Time. Attached as Schedule 1.2 is a calculation of Closing Working Capital as of June 30, 2021, prepared solely by the Company for illustrative purposes only and without modifying this Agreement.

“COBRA” has the meaning set forth in Section 3.23(e).

“Commercial Message” means any commercial message sent by email, text or SMS message or other direct electronic means and includes a “commercial electronic message” as defined under CASL

“Commercial Off-The-Shelf Software” means any Software (including software provided as a software-as-a-service offering) that is not used in the Company’s Products or services and that is in the public domain or that is available to any purchaser or licensee upon acceptance of a publisher’s, manufacturer’s, distributor’s, service provider’s, distributor’s or reseller’s standard contract, license, terms of use or similar contractual provisions for the applicable Software for a cost of less than $500,000 per year in the aggregate for the applicable items of Software; provided that such Intellectual Property, Software or technology has not been misused, customized, or otherwise incorporated into any Company Product.

“Company” has the meaning set forth in the preamble.

“Company 401(k) Plan” has the meaning set forth in Section 5.13.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.02(b).

“Company Circular” means the notice of the Company Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management proxy circular, to be sent to, among others, the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company Common Shares” means all classes of Common Shares in the capital of the Company, whether existing on the date hereof or prior to the Effective Time.

“Company Constating Documents” has the meaning set forth in Section 3.03.

“Company Derivatives” means any securities exchangeable, convertible or exercisable for or otherwise carrying the right or obligation to acquire Company Shares, including convertible debt, Company Options, the EIP Warrant, the Thomvest Warrant, and any other rights, options or warrants to acquire Company Shares, but excluding the Company Common Shares and Company Preferred Shares.

“Company Group” means the Company and its subsidiaries (CanCo, USCo and UKCo), individually and collectively.

“Company Intellectual Property” means any and all Company Owned Intellectual Property and Company Licensed Intellectual Property and Company Purchased Intellectual Property.

“Company IP Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other written Contracts relating to Intellectual Property to which a member of the Company Group is a party, beneficiary or otherwise bound.

“Company IT Systems” means all of the following owned, leased, licensed, or used by the Company Group: computers, computer systems, servers, hardware, Software, firmware, middleware, networks, servers, workstations, automated, computerized, or other information technology (IT) networks and systems (including data communication and telecommunications networks and systems for voice, data, and video), routers, hubs, switches, co-location facilities and equipment, Data repositories or systems, and all other information technology equipment and related items of automated, computerized or Software systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

“Company Licensed Intellectual Property” means the Intellectual Property licensed or otherwise acquired by the Company Group from a third party, other than to the extent constituting Company Owned Intellectual Property.

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.

“Company Options” means the options granted under the Company Stock Option Plan, including any grants made under the UK Sub-Plan of the Company Stock Option Plan.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company Group including Company Registered Intellectual Property.

“Company Permits” has the meaning set forth in Section 3.20(b).

“Company Preferred Shares” means, collectively, the Class A Preferred Shares, the Class B Preferred Shares and the Class C Preferred Shares, in each case in the capital of the Company.

“Company Products” means each product (including any hardware, Software and firmware product) or service developed or currently under development by or on behalf of the Company or that has been manufactured, distributed or sold by the Company Group or licensed or leased by the Company Group to a third party.

“Company Purchased Intellectual Property” has the meaning set forth in Section 3.13(h).

“Company Registered Intellectual Property” means the applications, registrations and filings for Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded, with or by any Governmental Authority or Internet domain name registrar, that are owned by, or purported to be owned by or in the name of any of the Company Group, including that listed or ought to be listed on Section 3.13(a) of the Disclosure Letter.

“Company Securities” means, collectively, the Company Shares, the Company Options, and the Company Derivatives.

“Company Securityholder” means a holder of Company Securities.

“Company Shareholder” means a holder of Company Shares.

“Company Shareholders’ Agreement” means the Seventh Amended and Restated Unanimous Shareholders’ Agreement dated as of April 24, 2018 between the Company and the shareholders of the Company party thereto.

“Company Shares” means, collectively, the Company Common Shares and Company Preferred Shares.

“Company Stock Option Plan” means the Company’s Amended and Restated Stock Option Plan for Employees and Key Persons, as amended to October 4, 2018.

“Connected Homes” has the meaning set forth in Schedule 2.09.

“Consideration Shares” means, collectively, the Closing Consideration Shares and the Earnout Consideration Shares.

“Consideration Spreadsheet” means a spreadsheet, in a format substantially similar to Section 3.04(b) of the supplemental letter delivered as of the date hereof and reasonably acceptable to the Exchange Agent, setting forth the following information as of immediately prior to the Effective Time. a list of all Company Securityholders and setting forth for each such Company Securityholder’s (a) name, (b) mailing address, (c) electronic contact information, to the extent available, (d) the number and type of Company Securities held by such Company Securityholder, and, with respect to any Company Option, the number of Shares subject to such Company Option, the grant date and exercise price for such Company Option, (d) the Pro Rata Share of such Company Securityholder, (e) the aggregate dollar amount of the Closing Arrangement Consideration payable to such Company Securityholder (taking into account the exercise price of any Company Options or other Company Derivatives) and (f) such other information as Purchaser or Exchange Agent may reasonably request for the purpose of facilitating and accounting for payments of Arrangement Consideration and complying with any reporting or other obligations with respect thereto.

“Contaminants” has the meaning set out in Section 3.13(m).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Contributors” has the meaning set forth in Section 3.13(h).

“Convertible Notes” means those certain promissory notes issued pursuant to that certain Note Purchase Agreement, dated as of May 5, 2020, by and between the Company and the persons set forth on the signature pages thereto.

“Court” means the Ontario Superior Court of Justice (Commercial List), or other court as applicable.

“COVID-19” means SARS-CoV-2 or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention, the World Health Organization, the Province of Ontario, in each case, in connection with or in response to COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Customer Data” means any and all Personal Information and any other data or information (including all non-Personal Information): (a) collected by the Company Group or on behalf of the Company Group about customers or users (or potential customers or users) of the Company Products which either (i) identifies such customer or user, (ii) is unique to such customer or user, their business, household or unique users, or their devices (whether or not Personal Information), or (iii) would reasonably be expected to provide insight into such customer’s or user’s behavior if analyzed, aggregated or otherwise examined; or (b) processed by the Company Group or on behalf of the Company Group for or on behalf of a customer or user of a Company Product.

“Customization” has the meaning set out in Section 3.13(i).

“Data” means all data collected, generated, derived, inferred, used or received in connection with the development, training, marketing, delivery, support or use of any Company Product by or on behalf of the Company Group, including Third Party Processed Data, Owned Data and Customer Data.

“Data Processors” has the meaning set forth in Section 3.14(k).

“Data Room” means the virtual data room established by or on behalf of the Company Group pursuant to which documentation in respect of the Company Group and the Business were made available to the Purchaser, which was accessible as of the Closing.

“Deductible” has the meaning set forth in Section 8.04(c)(i).

“D&O Indemnified Party” has the meaning set forth in Section 5.07(a).

“Designated Firm” has the meaning set forth in Section 10.16.

“Director” means the Director appointed pursuant to section 260 of the CBCA.

“Disclosure Letter” means the confidential Disclosure Letter exchanged by the Company and Purchaser concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.08(c)(iii).

“Dollars or $” means the lawful currency of the United States, unless the context otherwise expressly provides.

“Earnout Consideration” has the meaning set forth in Section 2.09(a).

“Earnout Consideration Shares” has the meaning set forth in Section 2.04(a).

“Earnout Measurement Dates” has the meaning set forth in Section 2.09(a).

“Earnout Metrics” has the meaning set forth in Section 2.09(a).

“Earnout Statement” has the meaning set forth in Section 2.09(c)(i).

“Earnout Targets” has the meaning set forth in Section 2.09(a).

“Eco+ ARR” has the meaning set forth in Schedule 2.09.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. on the Effective Date, or such other time as the parties (other than the Securityholder Representative) agree to in writing before the Effective Date.

“EIP Warrant” means that certain Warrant to Purchase Common Shares of ecobee Inc., dated as of February 20, 2018, issued by the Company to Energy Impact Fund LP, as amended by that certain Amendment Agreement, dated as of October 31, 2021.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, hypothecations, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, other than generally applicable restrictions on transfers under applicable securities laws.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Law affecting creditors’ rights generally and principles governing the availability of equitable remedies, whether considered in a proceeding in equity or at law.

“Environmental Claim” means any written (or to the Company’s Knowledge, other) notice by a Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Substances or form of energy at any location, whether or not owned by any member of the Company Group, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means all Laws relating to pollution, compensation for damage or injury caused by pollution or protection of human health or the environment.

“Environmental Permit” means any Permit or consent required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 (United States).

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company Group or any of its Affiliates as a “single employer” within the meaning of Section 414 of the U.S. Tax Code.

“Escrow Agent” means JP Morgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into by Purchaser, Securityholder Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit C.

“Escrow Funds” has the meaning set forth in Section 2.06(a)(ii).

“Estimated Closing Adjustment” is an amount (which may be positive or negative) equal to the Estimated Closing Working Capital minus $2,000,000 (the “Target Working Capital”).

“Estimated Closing Cash” has the meaning set forth in Section 2.07(a)(iv).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.07(a)(iv).

“Exchange Agent” has the meaning set forth in Section 2.05(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.05(a).

“Export Approvals” has the meaning set forth in Section 3.21(c).

“Export Control Laws” has the meaning set forth in Section 3.21(c).

“Express Representations” has the meaning set forth in Section 8.11(b).

“Final Order” means the final order of the Court approving the Arrangement under section 192 the CBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed and stayed pending appeal, then, unless such appeal is withdrawn or denied, as affirmed or amended (provided that any such amendment, modification, supplement or variation is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Financial Statements” has the meaning set forth in Section 3.06(a).

“FIRPTA Statement” has the meaning set forth in Section 6.05.

“Fully Diluted Share Number” means the aggregate number of fully diluted Company Common Shares as of immediately prior to the Effective Time, calculated including all outstanding Company Securities (other than Out-of-Money Options and other than Convertible Notes subject to steps (18) and (19) of Section 3.3 of the Plan of Arrangement, each of which shall be excluded in such calculation) on an as-converted or as-exercised basis.

“Fundamental Change” has the meaning set forth in Section 2.09(e).

“Fundamental Representations” means the representations and warranties in Section 3.01 (Organization and Qualification of the Company), Section 3.02(a) (Authority, Board Approval), Section 3.04(a) and (c)–(e) (Capitalization), Section 3.25 (Taxes), Section 3.23 (Employee Benefit Matters), Section 3.29 (Brokers and Finders), Section 4.01 (Organization and Authority of Purchaser) and Section 4.04 (Brokers and Finders).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GDPR” has the meaning set forth within the definition of Privacy and Security Laws and Standards.

“Generac Common Stock” means the common stock, par value $0.01 per share, of Generac Holdings.

“Generac Holdings” means Generac Holdings Inc., a Delaware corporation and the ultimate parent company of Purchaser.

“Generac Indebtedness” means any convertible promissory note or notes issued by the Company to Parent pursuant to that certain letter agreement, dated as of September 13, 2021, by and between the Company and Parent.

“Generac Material Adverse Effect” means any material adverse changes to the business, results of operations, financial condition or assets of Generac Holdings and its subsidiaries, taken as a whole; provided, however, that “Generac Material Adverse Effect” shall not include any change, directly or indirectly, to the extent arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Generac Holdings and its subsidiaries operate, including as such may reasonably relate to COVID-19 and COVID-19 Measures, including delays or disruptions in the supply of goods or services; (iii) any changes in financial or securities markets in general; (iv) acts of God, calamities, pandemic (including COVID-19 and COVID-19 Measures), acts of war (whether or not declared), armed hostilities or terrorism, or the escalation thereof, national or international political or social conditions; (v) any changes in applicable Laws or accounting rules, including GAAP; (vi) the public announcement, pendency or completion of the Transactions; (vii) the failure (in and of itself) of any Generac Holdings or any of its Affiliates to achieve any internal or external budget, projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but, for the avoidance of doubt, the underlying factors contributing to such failure shall be taken into account, to the extent not otherwise excluded); (viii) any decline (in and of itself) in the market price or trading volume of Generac Common Stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Generac Holdings or any of its Affiliates (but, for the avoidance of doubt, the underlying factors contributing to such decline shall be taken into account, to the extent not otherwise excluded); (provided, further, however, that any event, occurrence, fact, condition or change  referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Generac Holdings and its subsidiaries compared to other participants in the industries in they conduct their businesses.

“Generac Share Value” means (a) with respect to the Closing Consideration Shares, $448.9326 (which the parties mutually agree represents the volume-weighted average closing price of Generac Common Stock on the New York Stock Exchange over a period of twenty trading days ending shortly prior to the date of this Agreement) and (b) with respect to any Earnout Consideration Shares, the volume-weighted average closing price of Generac Common Stock on the New York Stock Exchange (or such other stock exchange where Generac Common Stock is primarily listed) over a period of twenty trading days ending on the related Earnout Measurement Date.

“General Indemnification Escrow Amount” means $3,250,000.

“General Indemnification Escrow Fund” has the meaning set forth in Section 2.06(a)(i).

“Governmental Authority” means any federal, provincial, state, territorial, regional, municipal, local, foreign, international or supranational government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any administrative body, commission, authority, self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 10.15.

“Hazardous Substances” shall mean pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in or regulated by or identified in any Environmental Law.

“HITECH” has the meaning set forth within the definition of Privacy and Security Laws and Standards.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States).

“In-Money Option” means any Company Option other than an Out-of-Money Option.

“Indebtedness” means, without duplication and with respect to the Company Group, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital); (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging or derivative agreement or arrangement; (e) capital leases determined in accordance with GAAP; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, in each case to the extent drawn; (g) guarantees made on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees and unamortized prepaid debt issuance costs in each case that are outstanding with respect to, or that are then due and payable as a result of the prepayment of, any of the obligations referred to in the foregoing clauses (a) through (g), in each case calculated in accordance with the Agreed Accounting Principles. Indebtedness as of the Effective Time shall not include any obligations under Company Derivatives that are fully extinguished at the Effective Time by virtue of the Arrangement and taken into account in the allocation of the Arrangement Consideration. In no event shall Indebtedness include any (A) liability included in the definition of Closing Working Capital, (B) inter-company indebtedness among the Company Group, or (C) Transaction Expenses.

“Indemnification Claim” has the meaning set forth in Section 8.08(a).

“Indemnification Escrow Funds” has the meaning set forth in Section 2.06(a)(ii).

“Indemnified Party” means the party making a claim under ARTICLE 8.

“Indemnifying Party” the party against whom claims are asserted under ARTICLE 8.

“Independent Accountant” has the meaning set forth in Section 2.08(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means: (a) all issued patents, reissued or re-examined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all improvements, renewals and extensions thereof, utility models, industrial designs and certificates of invention and improvements thereto, regardless of country or formal name; (b) all published or unpublished non-provisional and provisional patent applications, including the right to file other or further applications, re-examination proceedings, invention disclosures and records of invention; (c) all copyrights (whether registered or unregistered) and registrations and applications for registration thereof including all website and social media content; (d) all trademarks, service marks, brand names, logos, trade names, certification marks, trade dress, slogans, product designations, all rights arising under common law in connection with any of the foregoing, designs, Internet domain names, social media tags, proprietary rights in social media accounts, 1-800, 1-888, 1-877 and other “vanity” telephone numbers (to the extent assignable) and all applications for registration, registrations, renewals and extensions of registrations, together with all translations, adaptations, derivations, abbreviations, acronyms, and combinations thereof, all applications for registration and registrations thereof, renewals thereof; (e) industrial designs and similar rights; (f) integrated circuit topographies and similar rights; (g) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including all inventions, Trade Secrets, technology, technical data, databases, data repositories, data lakes, data compilations and collections, enrichment, measurement and management tools, computer programs, and all hardware, Software and processes; and (h) any other intellectual property and all other similar intangible assets, properties and rights and the goodwill associated with the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.06(a).

“Interim Order” means the interim order of the Court made pursuant to section 192 of the CBCA after being informed of the intention to rely upon the exemption from registration under Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares issued pursuant to the Arrangement, in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Internet of Things” has the meaning set forth within the definition of Privacy and Security Laws and Standards.

“Invention Assignment Agreements” has the meaning set forth in Section 3.13(h).

“Investment Canada Act” means the Investment Canada Act (Canada).

“Key Employee” means each Person listed on Exhibit A to the Support Agreement.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of Stuart Lombard, David Brennan, Philip Cheng, Mark Malchiondo, John Metselaar, Penny Farinha, Scott Cleaver, Kevin Banderk, or Greg Fyke, after reasonable inquiry of the employees of the Company Group as of the date hereof who would reasonably be expected to have information about the matter in question.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, including the terms of any Permits.

“Leased Real Property” has the meaning set forth in Section 3.11(b).

“Letter of Transmittal” has the meaning set forth in Section 2.05(b).

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, Taxes, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the reasonable cost of enforcing any right to indemnification hereunder and the reasonable cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, financial condition or assets of the Company Group, or (b) the ability of the Company Group and the Company Securityholders to consummate the Transactions on a timely basis and perform their respective obligations under this Agreement and the Ancillary Documents; provided, however, that “Material Adverse Effect” for purposes of the foregoing clause (a) shall not include any event, occurrence, fact, condition or change, directly or indirectly, to the extent arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates, including as such may reasonably relate to COVID-19 and COVID-19 Measures, including delays or disruptions in the supply of goods or services; (iii) any changes in financial or securities markets in general; (iv) acts of God, calamities, pandemic (including COVID-19 and COVID-19 Measures), acts of war (whether or not declared), armed hostilities or terrorism, or the escalation thereof, national or international political or social conditions; (v) any changes in applicable Laws or accounting rules, including GAAP; (vi) the public announcement, pendency or completion of the Transactions; or (vii) the failure (in and of itself) of any member of the Company Group to achieve any financial projections or budget (but, for the avoidance of doubt, the underlying factors contributing to such failure shall be taken into account, to the extent not otherwise excluded); (provided, further, however, that any event, occurrence, fact, condition or change  referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company Group compared to other participants in the industries in which the Company Group conducts the Business.

“Material Company IP Agreements” has the meaning set forth in Section 3.13(g).

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.17(a).

“Material Suppliers” has the meaning set forth in Section 3.17(b).

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

“Moral Rights” means moral or equivalent rights in any Intellectual Property, including the right to protect the work from derogatory treatment, the right to be identified as the author by name or under a pseudonym of a work and the right to remain anonymous with respect to authorship of a work.

“Non-Refundable HST” means harmonized sales tax or goods and services tax payable under Part IX of the Excise Tax Act (Canada) and any Canadian provincial sales tax in respect of which input tax credits cannot properly be claimed based on legal or accounting advice.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.23(a).

“OCGC” means Ontario Capital Growth Corporation.

“Open Source” means open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any Intellectual Property licensed pursuant to any GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Server Side Public License, GNU Affero General Public License or other Intellectual Property that is licensed pursuant to a license that requires, as a condition of use, modification or distribution of such Intellectual Property, that such Intellectual Property: (i) in the case of Software, be made available or distributed in a form other than binary (e.g., Source Code form); (ii) be licensed for the purpose of preparing derivative works; (iii) be licensed under terms that allow such Intellectual Property or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law); or (iv) be redistributable at no license fee.

“Out-of-Money Options” means Company Options having an exercise price in excess of the Closing Per Share Arrangement Consideration, calculated for this purpose as if all Options were included in clause (ii) of the definition of “Closing Arrangement Consideration” and in the definition of “Fully Diluted Share Number.”

“Owned Data” means each element of data collected, generated, processed, used or received by the Company Group that the Company Group owns.

“Parent” has the meaning set forth in the preamble.

“PCI DSS” has the meaning set forth within the definition of Privacy and Security Laws and Standards.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Permitted Encumbrance” means (a) any Encumbrance affecting the freehold title of any Leased Real Property but that does not materially impair the Company Group’s present use of such Leased Real Property; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Encumbrances arising in the ordinary course of business for amounts that are not past due, or deposits to obtain the release of such Encumbrances; (c) Encumbrances for Taxes not yet due and payable, or being contested in good faith and properly reserved in the Financial Statements; (d) any Encumbrances created as a result of any act taken by or through the Buyer or any of its Affiliates; (e) Encumbrances with respect to the Indebtedness satisfied in full as of the Effective Time that are actually released as of the Effective Time; and (f) Encumbrances under the terms of the CIBC Visa credit cards maintained by the Company Group, for amounts not yet due and payable, or being contested in good faith and properly reserved in the Financial Statements.

“Personal Information” means any information that identifies, relates to, describes, is capable of being associated with, or would reasonably be linked, directly or indirectly, with an identified or natural person or a natural person who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity of that natural person, including, a name, street address, telephone number, email address, an identification number issued by a Governmental Authority, credit card number, bank account number, biometric data, medical or health information, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or any other piece of information that allows the identification of a natural person or is otherwise considered “personally identifiable information” or “personal information” or “personal data” under applicable Law relating to the collection, use, sharing, storage, handling, retention, destruction and/or disclosure of such information about an identifiable natural person.

“Plan of Arrangement” means the plan of arrangement substantially in the form and content set out in Exhibit D, as amended, modified or supplemented from time to time in accordance with this Agreement and Section 5.1 of the Plan of Arrangement or at the direction of the Court in the Final Order, with the consent of the Company and Purchaser, each acting reasonably.

“Post-Closing Adjustment” has the meaning set forth in Section 2.08(a).

“Post-Closing Tax Period” means any taxable period beginning on or after the Effective Date and, the portion of any Straddle Period beginning on or after the Effective Date.

“PPACA” has the meaning set forth in Section 3.23(i).

“Pre-Closing Certificate” has the meaning set forth in Section 2.07(a).

“Pre-Closing Reorganization” means the steps and transactions set out in Section 5.12 of the Disclosure Letter.

“Pre-Closing Tax Period” means any taxable period ending before the Effective Date and the portion of any Straddle Period ending before the Effective Date.

“Privacy and Security Laws and Standards” means applicable generally accepted industry standards concerning the privacy and security of Personal Information, including Payment Card Industry Data Security Standards (“PCI DSS”), and any applicable Laws regarding the protection, collection, access, use, storage, disposal, disclosure, or transfer of Personal Information and all regulations promulgated hereunder, including HIPAA, the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the California Consumer Privacy Act and other U.S. state privacy Laws, U.S. state data security and breach notification Laws, U.S. state biometric or health information privacy Laws, applicable Laws governing the Internet of Things or the processing of Personal Information using machine-learning or artificial intelligence, Canada’s Personal Information Protection and Electronic Documents Act (PIPEDA), The Act to promote the efficiency and adaptability of the Canadian Economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act (Canada’s Anti-Spam Legislation), the Competition Act and the Telecommunications Act (Canada) (“CASL”) and provincial privacy laws of Canada, the European Union’s e-Privacy Directive, the European Union General Data Protection Regulation (EU) 2016/679 (“GDPR”) (including the GDPR as saved into United Kingdom law by virtue of Section 3 of the United Kingdom’s European Union (Withdrawal) Act 2018) and its predecessor European Union Directive 95/46/EC), and the individual data protection Laws of European or other nations, and any other applicable Law concerning privacy, cybercrime, use of electronic data, Payment Card Industry (PCI) Data Security Standards, Laws regarding website and mobile application privacy policies and practices, data- or web-scraping, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing). As used herein, “Internet of Things” means a system of interrelated, internet-connected objects that are able to collect and transfer data over Company IT Systems, Company Products or other Company assets.

“Privacy Policy” means each external or internal, past or present privacy policy of the Company, including any policy relating to: (a) the privacy of users of any website or mobile application owned or controlled by or on behalf of the Company; (b) the processing of any Customer Data or Personal Information collected, stored, used, or processed by the Company, and (c) any Company employee information.

“Pro Rata Share” means, with respect to any Company Securityholder, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Company Common Shares held by such Person, plus the number of Company Common Shares issuable upon conversion, exercise or settlement of Company Preferred Shares or Company Derivatives held by such Person, in each case as of immediately prior to the Effective Time, by (b) the Fully Diluted Share Number; provided, that solely in respect to Section 8.02(f), Pro Rata Share shall be determined solely by inclusion of those Company Securityholders who elect to participate in the Pre-Closing Reorganization, as indicated in the Pre-Closing Certificate (other than CDP Investissements Inc., who shall not be included as a Company Securityholder for such purpose whether or not it elects to participate in the Pre-Closing Reorganization); provided, further that prior to the MOF Consent, the Pro Rata Share of OCGC shall be reduced to zero without any adjustment to the Pro Rata Share of any other Company Securityholder.

“Protected Communications” has the meaning set forth in Section 10.17.

“Purchase Price” means $650,000,000.

“Purchase Price Adjustment Escrow Amount” means $3,000,000.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.06(a)(ii).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 8.02.

“R&W Insurance Policy” means an acquisition-side representation and warranty insurance policy to be issued to Purchaser by Illinois Union Insurance Company (d/b/a Chubb), substantially in the form made available to the Company prior to the date hereof, and any excess policies with respect thereto.

“Real Property Lease” has the meaning set forth in Section 3.11(b).

“Relevant Person” has the meaning set forth in Section 3.21(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 10.01(c).

“Requisite Company Vote” has the meaning set forth in Section 3.02(a).

“Resolution Period” has the meaning set forth in Section 2.08(c)(ii).

“Response Period” has the meaning set forth in Section 8.08(a).

“Restricted Party” means any Person that is the subject or target of sanctions or other restrictions under Sanctions.

“Review Period” has the meaning set forth in Section 2.08(c)(i).

“Sanctions” means all Laws relating to economic or trade sanctions administered or enforced by the United States (including by Office of Foreign Assets Control of the United States Department of the Treasury or the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State or any other relevant Governmental Authority.

“Section 431 Election” has the meaning given to such term in the UK Sub-Plan of the Company Stock Option Plan.

“Securityholder Indemnitees” has the meaning set forth in Section 8.03.

“Securityholder Representative” has the meaning set forth in the preamble.

“Securityholder Representative Engagement Agreement” has the meaning set forth in Section 10.01(c).

“Securityholder Representative Fund” has the meaning set forth in Section 2.06(d).

“Sensitive Information” has the meaning set forth in Section 3.13(e).

“Software” means any computer program, operating system, applications system, firmware or other code of any nature, whether operational, currently under development, or obsolete, including all object code, Source Code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Source Code” means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Special Indemnification Escrow Amount” means $10,000,000.

“Special Indemnification Escrow Fund” has the meaning set forth in Section 2.06(a)(ii).

“SRED Credits” means investment tax credits for expenditures that qualify as “scientific research and experimental development”, within the meaning of the Tax Act, and any comparable tax credits claimed under any Canadian provincial laws.

“Statement of Objections” has the meaning set forth in Section 2.08(c)(ii).

“Straddle Period” means a taxation or fiscal year or period (or portion thereof) that begins before and ends on or after the Effective Date.

“Target Working Capital” has the meaning set forth within the definition of Estimated Closing Adjustment in this ARTICLE 1.

“Tax Act” means the Income Tax Act (Canada) R.S.C. 1985 c. 1 (5th Supp.).

“Tax Benefit” has the meaning set forth in Section 8.04(a).

“Tax Contest” has the meaning set forth in Section 6.08.

“Tax Related Claims” has the meaning set forth in Section 8.04(b)(iii).

“Tax Return” means any return, declaration, election, filing, declaration, report, claim for refund, information return or statement or other document or information relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, including all federal, state, local, foreign and other income, goods and services, gross receipts, sales, harmonized sales, use, production, ad valorem, transfer, land transfer, franchise, registration, profits, license, lease, service, service use, goods and services, corporation, national insurance, stamp duty, value added, withholding, payroll, PAYE, employment, unemployment, social security, Canada Pension Plan, estimated, excise, severance, environmental, stamp, alternative or add-on minimum, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, or any fees, assessments or charges of any kind whatsoever in the nature of or similar to taxes, and escheat, unclaimed or abandoned property, including all interest, fines, penalties, additions to tax or additional amounts imposed in respect thereof.

“Third Party Components” means Third-Party Hardware and Third Party Software.

“Third Party Hardware” means any hardware component, part, assembly, tool or product incorporated into any Company Product.

“Third Party Processed Data” means all data owned, or purported to be owned, by third parties that is processed by the Company Group.

“Third Party Software” means any Software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, Open Source Software) that is both (i) not solely owned by the Company and (ii) the Company incorporates in, distributes with, or licensed by the Company in the development, use or commercialization of, any Company Product. Third Party Software includes Software that is not solely owned by the Company and that the Company: (A) provides to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis; (B) uses for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management Software, source code control and bug tracking Software, and Software that the Company uses for internal testing purposes; and (C) uses to generate code or other Software that is described in clause (A) or (B).

“Thomvest Warrants” means (a) that certain Commitment Warrant Certificate, dated as of March 11, 2014, issued by the Company to Thomvest Seed Capital Inc., as assigned by the holder to Structured Alpha LP by agreement dated January 1, 2015, as amended by certain Warrant Amending Agreements, dated as of May 5, 2020 and September 14, 2021; (b) that certain First Note Warrant Certificate, dated as of March 11, 2014, issued by the Company to Thomvest Seed Capital Inc., as assigned by the holder to Structured Alpha LP by agreement dated January 1, 2015, as amended by that certain Warrant Adjustment Agreement dated as of February 15, 2018, and as further amended by certain Warrant Amending Agreements, dated as of May 5, 2020 and September 14, 2021; and (c) that certain 2017 New Loan Warrant Certificate, dated as of September 1, 2017, issued by the Company to Structured Alpha LP.

“Trade Secrets” means, collectively, (i) trade secrets and other confidential or sensitive information (including of third parties), inventions (whether or not patentable or reduced to practice), ideas, know-how, processes, methods, techniques, research and development, Source Code, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information, and (ii) privileged or proprietary information which, if compromised through any theft, unauthorized modification, corruption, loss, misuse or unauthorized access or disclosure, would be reasonably likely to cause serious harm to the organization owning it.

“Transaction Expenses” means (a) all fees and expenses incurred by the Company Group and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents and the performance and consummation of the Transactions, (b) any payments triggered or accelerated by the Transactions (including retention, sale-bonus or transaction-related payments to employees or service providers, but excluding payments arising from the termination without cause of employment or services of any Person upon or after the Closing and excluding payments arranged by the Purchaser or its Affiliates) and the employer portion of Taxes payable with respect to any such payments or the Arrangement Consideration, including, for the avoidance of doubt, any payments related to the Company Options (which, for the avoidance of doubt, does not include the employee portion of such Taxes that are actually withheld and deducted pursuant to Section 2.04(c) or Section 2.05(h)), (c) 50% of the costs of the R&W Insurance Policy, (d) any Non-Refundable HST in respect of the foregoing and (e) any other costs or expenses expressly allocated under this Agreement to the pre-Closing Company Group or the Company Securityholders, including the fees and expenses of the Escrow Agent, the Taxes described in Section 6.01(b), 50% of the fees and expenses of the Exchange Agent and 50% of the filing fees for any filings or submissions under Section 5.06(d).

“Transactions” means the Arrangement and the other transactions contemplated by this Agreement or the Ancillary Documents.

“Transaction Tax Deductions” means deduction for Tax purposes resulting from (a) any compensatory proceeds paid with respect to the Company Options, (b) any sale bonuses paid in connection with the Closing, (c) any costs, fees and expenses (including any breakage fees or deferred or capitalized financing fees) incurred by any of the Company Group with respect to the payment of Indebtedness in connection with the Transactions, or (d) any Transaction Expenses, in each case solely to the extent actually taken into account as a reduction in the calculation of the Arrangement Consideration.

“U.S. Exchange Act” means the Securities and Exchange Act of 1934 (United States).

“U.S. Securities Act” means the Securities Act of 1933 (United States).

“U.S. Tax Code” means the Internal Revenue Code of 1986 (United States).

“UK Employee” means an employee of UKCo.

“UKCo” means Cocoon Labs Ltd, a U.K. private company limited by shares (company number 09045251) whose registered office address is at 46 The Calls, Leeds, LS2 7EY and which is a direct wholly owned subsidiary of the Company.

“Undisputed Amounts” has the meaning set forth in Section 2.08(c)(iii).

“USCo” means ecobee Ltd., a Nevada corporation and direct wholly owned subsidiary of the Company.

“Withholding Agent” has the meaning set forth in Section 2.04(c).

ARTICLE 2.
THE ARRANGEMENT

Section 2.01    Arrangement, Effective Date.

(a)     The Company and Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement. The Articles of Arrangement shall implement the Plan of Arrangement.

(b)    Subject to the terms and conditions of this Agreement, the closing of the Transactions contemplated hereby and by the Plan of Arrangement (the “Closing”) shall take place at the Effective Time remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time on the Effective Date or at such place as the Company and Purchaser may mutually agree upon in writing. Unless otherwise agreed to by the parties (other than the Securityholder Representative) the Effective Date shall occur on the later of (i) December 1, 2021 and (ii) the third Business Day after all of the conditions set forth in ARTICLE 7 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Effective Date, but subject to the satisfaction or waiver thereof) (provided that if such date would be after December 10, 2021, then the Effective Date shall be deferred and shall occur no earlier than January 1, 2022), at which time the Company shall file the Articles of Arrangement, the Final Order and such other documents as may be required to give effect to the Arrangement with the Director pursuant to Section 192 of the CBCA, whereupon the transactions comprising the Arrangement shall occur and be deemed to have occurred at the time and in the order set out therein without any further act or formality.

Section 2.02    Effects of the Arrangement. The Arrangement shall have the effects provided in the Plan of Arrangement.

Section 2.03    Closing Deliverables.

(a)    At or prior to the Closing, the Company shall deliver to Purchaser the following:

(i)      the Escrow Agreement duly executed by Securityholder Representative;

(ii)     the Pre-Closing Certificate pursuant to Section 2.07;

(iii)    payoff letters with respect to all Indebtedness, providing for the full and final discharge thereof and the release of all Encumbrances as of Closing;

(iv)    resignations of the directors and officers of the Company Group pursuant to Section 5.06, together with any necessary board minutes and documentation to effect or record the same (e.g., Forms TM01 and TM02 for UKCo);

(v)     the UKCo’s Companies House e-filing authentication code;

(vi)    for each UK based Company Securityholder with Company Options, a Section 431 Election duly executed by the (i) UK based Company Securityholder with Company Options, (ii) Company, and (iii) UKCo, in compliance with the UK Sub-Plan of the Company Stock Option Plan;

(vii)   a certificate, dated the Effective Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(d) have been satisfied;

(viii)  a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (A) that attached thereto are true and complete copies of all resolutions or other corporate actions of the Company Board or the Company Shareholders approving this Agreement and the Transactions, (B) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (C) as to a list of the officers of the Company authorized to sign this Agreement and the Ancillary Documents;

(ix)    a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company, USCo and CanCo is organized;

(x)     the FIRPTA Statement; and

(xi)    registers, statutory books (duly written up to Closing), minute books, definitive share certificates for interests in CanCo, UKCo and USCo (if applicable), and such other corporate records, documentation and credentials as Purchaser shall reasonably request.

(b)    At the Closing, Purchaser shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)      the Escrow Agreement duly executed by Purchaser;

(ii)     payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Pre-Closing Certificate;

(iii)    payment to third parties to whom any Transaction Expenses are payable by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Pre-Closing Certificate;

(iv)    payment to the Securityholder Representative by wire transfer of immediately available funds an amount equal to the Securityholder Representative Fund;

(v)     payment to the Exchange Agent by wire transfer of immediately available funds an amount equal to the aggregate Closing Cash Consideration payable in exchange for Company Securities pursuant to this Agreement;

(vi)    payment to the Exchange Agent by book-entry of the aggregate amount of Closing Consideration Shares payable in exchange for Company Securities pursuant to this Agreement;

(vii)   payment to the Escrow Agent by wire transfer of immediately available funds the General Indemnification Escrow Amount, the Special Indemnification Escrow Amount and the Purchase Price Adjustment Escrow Amount as set forth in Section 2.06;

(viii)  evidence that any newly issued Closing Consideration Shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance thereof;

(ix)    a certificate, dated the Effective Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Section 2.04    Arrangement Consideration Generally.

(a)    Form of Consideration. The Arrangement Consideration shall be payable by the Purchaser in accordance with the Plan of Arrangement. Of the Closing Arrangement Consideration, (a) the first $450,000,000 shall be payable in the form of Generac Common Stock (the “Closing Consideration Shares”), with each share thereof valued at the Generac Share Value for this purpose, and (b) the remainder shall be payable in the form of cash, without interest (the “Closing Cash Consideration”). The Earnout Consideration shall be payable exclusively in the form of Generac Common Stock (the “Earnout Consideration Shares”), with each share thereof valued at the Generac Share Value for this purpose. All other payments of the Arrangement Consideration shall be payable in cash, without interest.

(b)    Consideration Shares.

(i)     For purposes of calculating the number of Consideration Shares payable under this Agreement, shares of Generac Common Stock shall be valued at the Generac Share Value. For greater certainty, the number of Consideration Shares issuable for any payment shall be equal to the dollar value of such payment divided by the Generac Share Value, regardless of the price or value of shares of Generac Common Stock at the time of such determination or payment or otherwise. The parties have agreed to such use of the fixed Generac Share Value with the understanding that the value of Generac Common Stock may be materially different than the value of the Consideration Shares at the time of their delivery to or subsequent sale by any Company Securityholder.

(ii)     Unless otherwise determined by Generac Holdings, no fractional shares of Generac Common Stock shall be paid pursuant to this Agreement. Accordingly, and notwithstanding anything to the contrary, in lieu of payment of any fractional share of Generac Common Stock, Generac Holdings, Purchaser or the Exchange Agent may make a cash payment, without interest, in an amount equal to the product of (i) such fractional share number multiplied by (ii) the Generac Share Value.

(iii)    For the avoidance of doubt, no Company Securityholder shall have any right or interest in Consideration Shares (including any right to receive dividends or exercise voting rights) unless and until such Consideration Shares are paid to such Company Securityholder pursuant to this Agreement.

(iv)    Purchaser shall cause Generac Holdings to establish a reserve for the Consideration Shares and to deliver the Consideration Shares as and when required by this Agreement.

(c)    Withholding. Each of Purchaser, the Company, the Exchange Agent, the Escrow Agent, and any other applicable withholding agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement or the Ancillary Documents such amounts as is required to be deducted and withheld with respect to the making of such payment (or in connection with the underlying transactions that lead to such payment, including the vesting or exercise of Company Derivatives and any loan made in connection therewith) under any provision of Law. To the extent that amounts are so deducted and withheld and remitted to the applicable tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Without limiting the generality of the foregoing, each UK based Company Securityholder with Company Options agrees to the deduction from payments due in respect of Company Securities of any income Tax and employee’s and employer’s National Insurance contributions which fall to be paid by HM Revenue & Customs by the Company Group under the PAYE system as it applies to income Tax under the Income Tax (Earnings and Pensions) Act 2003 and the PAYE regulations referred to in it or as modified for the purposes of national insurance contributions. Each of Purchaser, the Company, the Exchange Agent and the Escrow Agent agrees that it will cooperate with any Person that would otherwise be subject to any withholding described in this Section 2.04(c) to obtain any reduction or reimbursement of or exemption from any such withholding, including upon being provided with Canada Revenue Agency forms NR301, NR302, and NR303 confirming the eligibility for benefits under an applicable tax treaty.

(d)    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Arrangement Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

(e)    Foreign Currency Conversion. Determinations of amounts payable to the Company Securityholders with respect to Company Securities denominated in Canadian dollars or with respect to which the exercise price is denominated in Canadian dollars, the Canadian dollar amount shall be notionally converted to U.S. dollars at the daily average exchange rate published by the Bank of Canada with respect to the date that is five (5) Business Days prior to the Closing.

Section 2.05    Payment Mechanics.

(a)    Prior to the Effective Time, Purchaser shall, pursuant to an agreement reasonably acceptable to the Company (the “Exchange Agent Agreement”), appoint Computershare Trust Company, N.A. or another institutional exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent to facilitate payment of the Arrangement Consideration to the Company Securityholders. The fees and expenses of the Exchange Agent shall be borne by Purchaser.

(b)    Notwithstanding anything to the contrary, the right of each Company Securityholder to receive any Arrangement Consideration shall be conditioned upon such Company Securityholder’s prior completion, execution and delivery of a properly completed letter of transmittal in substantially the form attached as Exhibit E together with any original share certificates, affidavits and indemnity of lost share certificate, tax forms, and other documents or information required thereby (together, a “Letter of Transmittal”) all in accordance with the Plan of Arrangement. Purchaser (or the Exchange Agent acting pursuant to authority delegated by Purchaser) shall have authority to reasonably determine whether a Letter of Transmittal has been duly completed, and may in its sole discretion waive the requirement of a Letter of Transmittal or any irregularity therewith.

(c)    The Exchange Agent shall make available to each Company Securityholder the form Letter of Transmittal and related instructions, which may (at the option of Parent or the Exchange Agent) be made available by paper mailing, electronic delivery, online portal, or other reasonable means (or combinations thereof) at least seven Business Days prior to the contemplated Effective Date. The Exchange Agent shall use commercially reasonable efforts to pay each Company Securityholder its portion of the applicable Closing Arrangement Consideration prior to the later of (A) the Effective Date or (B) the fifth Business Day after receipt of a duly completed Letter of Transmittal.

(d)    In connection with the payment of any Additional Arrangement Consideration, Purchaser, Generac Holdings, the Exchange Agent or the Escrow Agent may request that Securityholder Representative deliver an updated Consideration Spreadsheet (and each of Purchaser, Generac Holdings, the Exchange Agent and the Escrow Agent shall be entitled to thereafter rely on such Consideration Spreadsheet) and may require one or more Company Securityholders to confirm or provide new payment instructions with respect to such Additional Arrangement Consideration. None of Purchaser, Generac Holdings, the Exchange Agent or the Escrow Agent shall be responsible for failure or delay in making any payment or Arrangement Consideration to the extent such failure or delay is attributable to the failure of the Securityholders’ Representative or affected Company Securityholder to provide such information.

(e)    No interest shall be paid or accrued for the benefit of Company Shareholders on any Arrangement Consideration.

(f)    If any portion of the Arrangement Consideration is to be paid to a Person other than the Person in whose name the corresponding Company Security is registered, it shall be a condition to such payment that (i) such Company Security shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to Parent or the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent or the Exchange Agent that such Tax has been paid or is not payable.

(g)    Any portion of the Closing Arrangement Consideration that remains unclaimed by any Company Securityholder six months after the Effective Time shall be returned to Purchaser upon demand, and any such Company Securityholder shall thereafter look only to Purchaser for payment of the Arrangement Consideration. Notwithstanding anything to the contrary, Purchaser shall not be liable to any Company Securityholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Closing Arrangement Consideration remaining unclaimed by Company Securityholders two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Purchaser free and clear of any claims or interest of any Person previously entitled thereto, and any portion of the Additional Arrangement Consideration remaining unclaimed by Company Securityholders two years after the date such became payable to Company Securityholders (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Purchaser free and clear of any claims or interest of any Person previously entitled thereto.

(h)    Notwithstanding anything to the contrary in this Agreement, any compensatory amounts payable pursuant to or as contemplated by this Agreement shall be remitted by the applicable payer to the applicable member of the Company Group for payment to the applicable Person through regular payroll procedures, or otherwise processed as reasonably determined by Purchaser. The Company Group prior to Closing shall take such actions as may be necessary to cause such payments to be made on the Effective Date (or as soon thereafter as is reasonably practicable, if such payments cannot be made on the Effective Date despite reasonable best efforts).

Section 2.06    Escrow Funds; Securityholder Representative Fund.

(a)    In accordance with the Escrow Agreement and the Plan of Arrangement, Purchaser shall deposit or cause to be deposited with the Escrow Agent:

(i)     the General Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “General Indemnification Escrow Fund”), to be held for the purpose of securing any payment obligations of Company Securityholders under this Agreement;

(ii)     the Special Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Special Indemnification Escrow Fund” and together with the General Indemnification Escrow Fund, the “Indemnification Escrow Funds”), to be held for the purpose of securing any payment obligations of Company Securityholders under this Agreement; and

(iii)    the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund” and together, with the Indemnification Escrow Funds, the “Escrow Funds”), to be held for the purpose of securing the obligations of the Company Securityholders in Section 2.08(d)(i).

(b)    Upon the termination of an Indemnification Escrow Fund pursuant to the terms of the Escrow Agreement, subject to Section 2.05(d) and Section 8.05(c), the Escrow Agent shall pay any amounts remaining in such Indemnification Escrow Fund to the Company Securityholders (or to the Exchange Agent for distribution to the Company Securityholders) as set forth in the Escrow Agreement in accordance with each Company Securityholder’s Pro Rata Shares.

(c)    The fees and expenses of the Escrow Agent shall be borne by the Company Securityholders.

(d)    In accordance with the Plan of Arrangement, Purchaser shall cause to be deposited $500,000 (the “Securityholder Representative Fund”) to an account designated in writing by the Securityholder Representative to the Purchaser at the Closing for use by the Securityholder Representative in accordance with Section 10.01 hereof. The Company Securityholders will not receive any interest or earnings on the Securityholder Representative Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Securityholder Representative’s responsibilities, the Securityholder Representative will deliver any remaining balance of the Securityholder Representative Fund to the Exchange Agent for further distribution to the Company Securityholders (the costs of such distribution to be deducted from such amount, unless such distribution is combined with another distribution hereunder). For Tax and accounting purposes, Securityholder Representative Fund shall be deemed to have been paid to the Company Securityholders (in accordance with their Pro Rata Shares) and voluntarily contributed by them to the Securityholder Representative Fund to fund their collective expenses.

Section 2.07    Pre-Closing Certificate.

(a)    By no later than 9:00 a.m. Eastern Standard Time on the third Business Day preceding the anticipated Effective Date, the Company shall prepare and deliver a certificate (the “Pre-Closing Certificate”) signed by the Chief Financial Officer of the Company (or another senior executive of the Company reasonably acceptable to Purchaser) that includes or incorporates the following (in a format reasonably acceptable to Purchaser):

(i)       an itemized list of all outstanding Indebtedness as of the Effective Time and the Person to whom such outstanding Indebtedness is owed, and an aggregate total of such outstanding Indebtedness;

(ii)      an itemized list of all Transaction Expenses remaining unpaid as of the Effective Time and the Person to whom such expense is owed, and an aggregate total of such Transaction Expenses;

(iii)     an estimated balance sheet of the Company as of the Effective Date (without giving effect to the Transactions), in a form consistent with that as attached as Exhibit F, prepared in accordance with GAAP applied using (to the extent consistent with GAAP) the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such estimated balance sheet was being prepared and audited as of a fiscal year end;

(iv)    the Company’s estimate of Closing Working Capital (the “Estimated Closing Working Capital”) and the Company’s estimate of Closing Cash (the “Estimated Closing Cash”), derived from such estimated balance sheet and calculated in accordance with this Agreement, together with a reasonably detailed calculation thereof;

(v)      the Fully Diluted Share Number;

(vi)     the Pro Rata Share applicable to each Company Securityholder, including with respect to Section 8.02(f);

(vii)    the resulting calculations of the Estimated Closing Adjustment, the Closing Arrangement Consideration, and the Closing Per Share Arrangement Consideration;

(viii)   the Consideration Spreadsheet; and

(ix)     a certification by such officer that such Pre-Closing Certificate has been prepared in good faith and in accordance with this Agreement and that the information therein is true and correct in all respects (or, in the case of information expressly identified as an estimate, that such estimate is a reasonable and good faith estimate reflecting the best information then available to the Company).

(b)    Prior to delivery of the Pre-Closing Certificate, the Company shall afford Purchaser with a reasonable opportunity to review and comment on a draft of the Pre-Closing Certificate. To that end, the Company shall deliver a reasonably complete draft of the Pre-Closing Certificate to Purchaser by no later than 9:00 a.m. Eastern Standard Time on the fifth Business Day preceding the anticipated Effective Date. The Company shall upon request provide Purchaser access to all relevant documentation, supporting workpapers used in the preparation of the Pre-Closing Certificate, and the Company’s employees and service providers for purposes of Purchaser’s review of the Pre-Closing Certificate. The Company shall reasonably consider and address any comments made by Purchaser with respect to the Pre-Closing Certificate.

(c)    Purchaser shall be entitled to rely entirely upon the Pre-Closing Certificate and shall take no responsibility or liability for any errors therein. The opportunity to review and comment on the Pre-Closing Certificate, and any revisions to the Pre-Closing Certificate, shall not limit any rights, privileges or remedies of Purchaser under this Agreement.

Section 2.08    Post-Closing Adjustment.

(a)    Generally. The Closing Arrangement Consideration necessarily reflects the use of estimates and shall be subject to adjustment after Closing as set forth in this Section 2.08. The “Post-Closing Adjustment” shall be an amount (which may be positive or negative) equal to the Closing Working Capital plus the Closing Cash (as finally determined) minus the Estimated Closing Working Capital minus the Estimated Closing Cash minus the aggregate amount of any outstanding Indebtedness or unpaid Transaction Expenses outstanding as of the Effective Time that was not taken into account in the calculation of Closing Arrangement Consideration.

(b)    Closing Statement. Within 90 days after the Effective Date, the Securityholder Representative shall prepare, or cause to be prepared, and deliver to Purchaser a statement (the “Closing Statement”) setting forth its calculation of Closing Working Capital, the Closing Cash and the Post-Closing Adjustment, which statement shall contain an itemized list of any Indebtedness or Transaction Expenses subject to the Post-Closing Adjustment, an unaudited balance sheet of the Company as of the Effective Date (without giving effect to the Closing), a calculation of Closing Working Capital and Closing Cash and a certificate of the Securityholder Representative that the Closing Statement was prepared in accordance with GAAP applied using (to the extent consistent with GAAP) the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Statement was being prepared and audited as of a fiscal year end. During the forty-five (45) days preceding the delivery of the Closing Statement, Purchaser will provide, and cause the Company to provide, the Securityholder Representative with reasonable access (during normal business hours and upon reasonable prior notice) to the accounting information and accounting personnel of the Company necessary to prepare the Closing Statement; provided, that the Securityholder Representative shall have executed all release letters reasonably requested by Purchaser’s and the Company’s accountants in connection therewith.

(c)    Examination and Review.

(i)      Examination. After receipt of the Closing Statement, Purchaser shall have 90 days (the “Review Period”) to review the Closing Statement. During the Review Period, Purchaser and its Representatives shall have reasonable access to the books and records and personnel of, and work papers prepared by or for, Securityholder Representative to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Securityholder Representative’s possession) relating to the Closing Statement as Purchaser may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below).

(ii)     Objection. On or prior to the last day of the Review Period, Purchaser may object to the Closing Statement by delivering to Securityholder Representative a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Purchaser fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Purchaser. If Purchaser delivers the Statement of Objections before the expiration of the Review Period, Securityholder Representative and Purchaser shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Securityholder Representative and Purchaser, shall be final and binding.

(iii)    Resolution of Disputes. If Purchaser and Securityholder Representative fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then either of them may elect that any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) be submitted for resolution to Ernst & Young LLP or, if Ernst & Young LLP is unable to serve, Securityholder Representative and Purchaser shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Securityholder Representative (on behalf of the Company Securityholders), on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Purchaser or Securityholder Representative and Company Securityholders, respectively, bears to the aggregate amount actually contested by the Purchaser and Securityholder Representative.

(v)    Determination by Independent Accountant. The Independent Accountant shall be instructed to make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement and shall be given access to all materials and information requested by it for such purpose. The decision of the Independent Accountant with respect to any Disputed Amounts, and any resulting adjustments to the Closing Statement and/or the Post-Closing Adjustment therefrom, shall be conclusive and binding upon the parties hereto, and shall not be subject to appeal by any party, absent actual fraud or manifest error.

(d)    Payment of Post-Closing Adjustment. Subject to Section 2.05(d) and Section 8.05(c):

(i)    If the Post-Closing Adjustment is a negative number, then within three Business Days after the final determination of the Post-Closing Adjustment, Purchaser and Securityholder Representative shall jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund until it is depleted (and then, to the extent the Purchase Price Adjustment Escrow Fund is insufficient for such adjustment, from other Escrow Funds and/or by recovery by offset of amounts otherwise payable by Purchaser or Parent pursuant to this Agreement (the order of recovery from such sources being as determined by the Purchaser Indemnitee)) by wire transfer of immediately available funds (I) to Purchaser, the Post-Closing Adjustment, and (II) to the Exchange Agent, for distribution to the Company Securityholders in accordance with their Pro Rata Shares, any amounts remaining in the Purchase Price Adjustment Escrow Fund. The Escrow Funds and recovery by offset of amounts otherwise payable by Purchaser or Parent pursuant to this Agreement shall be the sole recourse of the Purchaser and its Affiliates with respect to the Post-Closing Adjustment.

(ii)    If the Post-Closing Adjustment is a positive number, Purchaser shall, within three Business Days after the final determination of the Post-Closing Adjustment, (A) deposit with the Exchange Agent, for distribution to the Company Securityholders in accordance with their Pro Rata Shares, the amount of such Post-Closing Adjustment and (B) Securityholder Representative and Purchaser shall jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to the Exchange Agent, for distribution to the Company Securityholders in accordance with their Pro Rata Shares, the entire balance of the Purchase Price Adjustment Escrow Fund.

(e)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.08 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.09    Earnout Consideration.

(a)    Generally. As a component of the Arrangement Consideration, the Company Securityholders shall have the opportunity to receive up to a maximum of $120,000,000 of additional consideration based upon the post-Closing performance of the Business as provided in Schedule 2.09 (the “Earnout Consideration”). The Earnout Consideration shall be calculated based upon two metrics defined in Schedule 2.09: Connected Homes and Eco+ ARR (the “Earnout Metrics”), which will be compared as of two measurement dates: June 30, 2022 and June 30, 2023 (the “Earnout Measurement Dates”), against the four corresponding targets set forth in Schedule 2.09 (the “Earnout Targets”). With respect to each Earnout Metric as of each Earnout Measurement Date, if the actual performance of such Earnout Metric stated as a percentage of the corresponding Earnout Target is (1) less than 80%, then no Earnout Consideration shall be payable with respect thereto, (2) between 80% and 120% (inclusive), then an amount equal to such percentage multiplied by the target Earnout Consideration for such Earnout Target (as set forth in Schedule 2.09 under the heading “100%”) shall be payable with respect thereto, and (3) greater than 120%, then the corresponding amount set forth in Schedule 2.09 under “≥120%” shall be payable with respect thereto (such amount being the absolute maximum that could be payable with respect to such Earnout Target). For the avoidance of doubt, except as expressly provided in Section 2.09(b), performance with respect to each of Earnout Targets shall be determined independently of the other Earnout Targets.

(b)    Catch-Up. With respect to each Earnout Metric, if actual performance for such Earnout Metric exceeds 120% of the applicable Earnout Target as of June 30, 2023, then performance with respect to such Earnout Metric as of June 30, 2022 shall be retroactively adjusted by adding the amount of such excess performance at the latter Earnout Measurement Date (stated as a percentage) to the performance at the earlier Earnout Measurement Date (stated as a percentage) and determining the Earnout Consideration that would have been payable with respect to such earlier Earnout Measurement Date based upon such adjusted percentage achievement. If such adjusted Earnout Consideration amount exceeds the corresponding Earnout Consideration previously paid, then the amount of such excess shall be paid as additional Earnout Consideration concurrently with payment of the Earnout Consideration for the latter Earnout Measurement Date.

(c)    Calculation, Review and Payment.

(i)     Within 120 days following each Earnout Measurement Date, Purchaser shall deliver to the Securityholder Representative a statement (each, an “Earnout Statement”) setting forth Purchaser’s calculation of (A) the performance of the Business with respect to each Earnout Metric as of such Earnout Measurement Date, stated both as the actual number and as a percentage of the corresponding Earnout Target, (B) if Section 2.09(b) is applicable, the adjusted performance of the Business with respect to each affected Earnout Metric as of the prior Earnout Measurement Date, stated as a percentage, and (C) the amount (if any) of Earnout Consideration payable with respect to such Earnout Targets.

(ii)    After receipt of each Earnout Statement, Securityholder Representative shall have 30 days to review the Earnout Statement. The provisions of Section 2.08(c) shall apply to such review and any objections mutatis mutandis (with references to the Review Period being deemed references to such 30-day period, references to the Closing Statement being deemed to be references to the Earnout Statement, and with Securityholder Representative being the reviewing party, etc.). Any claim, objection, or request to adjust Earnout Consideration pursuant to or in respect of Section 2.09(d) must be asserted with specificity in writing by the Securityholder Representative by the end of the Review Period for such Earnout Consideration, and any claim not so timely asserted shall expire and no longer be waived.

(iii)    Subject to Section 2.05(d) and Section 8.05(c), within five Business Days after final determination of all Earnout Consideration payable with respect to an Earnout Measurement Date, Purchaser shall pay or cause Generac Holdings to pay such Earnout Consideration to the Company Securityholders (or to the Exchange Agent for distribution to the Company Securityholders) in accordance with their Pro Rata Shares. For the avoidance of doubt, any Transaction Expenses that become payable by virtue of any Earnout Consideration shall be borne by the Company Securityholders. In furtherance thereof, upon written direction from the Securityholder Representative to the Purchaser, the amount of the Earnout Consideration otherwise payable hereunder shall be reduced as indicated by Securityholder Representative in such written direction to satisfy the Transaction Expense payable to Bank of America in respect of such payment of Earnout Consideration, with the Generac Common Stock valued using the applicable Generac Share Value and Purchaser to remit to Bank of America, in accordance with written instructions provided by the Securityholder Representative to Purchaser, the corresponding cash amount to Bank of America concurrent with payment of such Earnout Consideration.

(d)    Operation of Business. During the period beginning on the Effective Date and ending on June 30, 2023, Purchaser shall, and shall cause its Affiliates (including the Company Group subsequent to the Closing) to, (x) use commercially reasonable efforts to operate the Business in good faith and (y) not intentionally take or omit to take any action for the purpose of avoiding or reducing the Earnout Consideration. Subject to the foregoing and except as expressly set forth in this Section 2.09(d), Generac Holdings, Purchaser and their respective Affiliates and successors-in-interest (i) other than as set forth in the following clause (ii), will have the right to conduct their operations, including with regard to all matters relating to the Company Group and the Business, as they determine in their sole discretion and shall not have any obligation to operate their respective businesses in order to generate or maximize any Earnout Consideration, (ii) shall be obligated to provide funding for the Business sufficient to fund aggregate operating expenses as set forth in Schedule 2.09; provided, that Purchaser may adjust such budget, in which case Purchaser and the Securityholder Representative shall discuss in good faith and agree to an adjustment to the applicable Earnout Consideration provisions (whether by adjusting the amount of the Earnout Target, the time period for measuring the Earnout Metric, or the calculation thereof), if necessary, so that the amount of Earnout Consideration paid to the Company Securityholders is not adversely impacted thereby, and (iii) may acquire, create, own or operate other businesses (including similar businesses). In addition, if Purchaser or its Affiliates takes an affirmative action with respect to the Business that is permitted by this Agreement but would reasonably be expected to materially and adversely affect the amount of the aggregate amount of the Earnout Considerations, then (x) prior to the end of the Review Period applicable to the affected Earnout Consideration, Securityholder Representative may, by written notice within sixty (60) days of a Key Employee, member of the Advisory Committee or the Securityholder Representative first having actual knowledge of such affirmative action and its reasonably expected material effect on the Earnout Considerations, request that Purchaser and Securityholder Representative discuss such action, and (y) upon such timely request, Purchaser and Securityholder Representative shall meet and shall discuss in good faith and agree to an adjustment to the applicable Earnout Consideration provisions (whether by adjusting the amount of the Earnout Target, the time period for measuring the Earnout Metric, or the calculation thereof), if necessary (as reasonably determined by the parties based on the objective information available at the time), so that the amount of Earnout Consideration paid to the Company Securityholders is not reasonably expected to be materially and adversely impacted thereby. Purchaser shall use commercially reasonable efforts to provide written notice to the Securityholder Representative not later than five (5) Business Days subsequent to any adjustment by Purchaser in the aforementioned budget or of Purchaser or its Affiliates taking an affirmative action with respect to the Business that is permitted by this Agreement but is expected by Purchaser to materially and adversely affect the amount of the aggregate amount of the Earnout Considerations. No representation or warranty has been, is made or will be made by any Person (including Generac Holdings, Purchaser, or their respective Affiliates or Representatives) relating to the number of Connected Homes or the amount of Eco+ ARR that may be achieved or, other than as explicitly set forth herein, as to the timing or amount of any resulting Earnout Consideration, nor will any Company Securityholder or any other Person have any claims against Generac Holdings, Purchaser, or their respective Affiliates or Representatives arising from the failure to meet for any reason any specific level of Connected Homes or Eco+ ARR or to achieve any particular Earnout Consideration, other than as a result of a breach of this clause (e).

(e)    Acceleration of Earnout. If prior to June 30, 2023, there is a Change in Control (as defined in the form of Director Indemnification Agreement of Generac Holdings filed as an exhibit to the Annual Report on Form 10-K filed by Generac Holdings on March 4, 2021), a sale of more than 51% of the combined voting power of the Company Group other than to an Affiliate of Generac Holdings or Parent, or a sale of all or substantially all the assets of the Company Group other than to an Affiliate of Generac Holdings or Parent (each, a “Fundamental Change”), then (i) if a Fundamental Change occurs prior to June 30, 2022, the Earnout Consideration shall be fixed at an amount equal to the greater of (x) the Earnout Consideration upon satisfaction of 100% Earnout Targets as of each Earnout Measurement Date less the amount of Earnout Consideration previously paid pursuant to this Agreement and (y) the Earnout Consideration earned as of the date of such Fundamental Change, based on “run-rate” performance as of such date, applied to each Earnout Measurement Date, and (ii) if a Fundamental Change occurs after June 30, 2022 but before June 30, 2023, the remaining Earnout Consideration shall be fixed at an amount equal to the Earnout Consideration earned as of such date, based on “run-rate” performance as of such date, and Section 2.09(d) shall no longer apply. Any Earnout Consideration fixed pursuant to this Section 2.09(e) shall be determined and paid in accordance with Section 2.09(c), provided that the Earnout Consideration shall be determined and paid promptly following such Fundamental Change.

(f)    Nature of Earnout. The right to receive any Earnout Consideration (i) is an integral part of the Arrangement Consideration. Any right to receive any Earnout Consideration, (ii) does not represent an equity or ownership interest in Generac Holdings, Purchaser, the Company or any other Person, (iii) does not entitle any Person to any rights (including voting, dividend or other rights or any right to continued employment) other than as and to the extent expressly provided in this Section 2.09, (iv) is not a “security” within the meaning of the U.S. Securities Act or any other securities Law, (v) will not be represented by any form of certificate or instrument, and (vi) is not assignable or transferable without the prior written consent of Purchaser, not to be unreasonably withheld, conditioned or delayed, as required by Law or by will or the Laws of descent and distribution. For the avoidance of doubt, except for the reserve established by Generac Holdings with its transfer agent for the potential future issuance of the Earnout Consideration Shares, neither Generac Holdings nor Purchaser is required to segregate any monies from their general funds, to create any trust or to make any special deposits with respect to the Earnout Consideration.

Section 2.10    Arrangement Process.

(a)    Arrangement. The Company and the Purchaser agree that the Arrangement will be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

(b)    Interim Order. As soon as reasonably practicable after the date of this Agreement, and in any event by November 12, 2021, the Company shall apply in a manner reasonably acceptable to the Purchaser pursuant to section 192 of the CBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue a motion for the Interim Order, which shall provide, among other things:

(i)    for the classes of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(ii)    confirmation of the record date for the purposes of determining the Company Shareholders entitled to notice of the Company Meeting and to vote at the Company Meeting (or consent to the Arrangement Resolution in writing, as applicable) in accordance with the Interim Order;

(iii)    that the Company Meeting may be adjourned or postponed from time to time in accordance with the terms of this Agreement without the need for additional approval of the Court;

(iv)    that, notwithstanding the other provisions of the Interim Order relating to the Company Meeting, the Company Meeting may be dispensed with by the Company if the Company Shareholders holding 100% of the issued and outstanding Company Shares approve the Arrangement Resolution in writing;

(v)    that the record date for the Company Shareholders entitled to notice of the Company Meeting and to vote at the Company Meeting (or consent to the Arrangement Resolution in writing, as applicable) will not change in respect of any adjournment(s) of the Company Meeting, unless required by applicable Laws;

(vi)    that (i) subject to the discretion of the Court, the Company Meeting may be held as a virtual-only or hybrid shareholder meeting and that Company Shareholders that participate in the Company Meeting by virtual means will be deemed to be present at the Company Meeting for all purposes thereof, and (ii) if a virtual-only Company Meeting is held with the approval of the Court, such Company Meeting will be deemed to be held at the location of the Company's registered office;

(vii)    that the required level of approval for the Arrangement Resolution shall be the Requisite Company Vote;

(viii)    for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(ix)    that the parties intend to rely upon the exemption from registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder, subject to and conditioned on the Court’s affirmative determination, prior to the issuance of the Final Order approving the Arrangement, that the Arrangement is both substantively and procedurally fair to Company Securityholders who are entitled to receive Consideration Shares, pursuant to the Arrangement;

(x)    that, in all other respects, the terms, restrictions and conditions of the Company Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting; and

(xi)    for such other matters as the Purchaser or the Company may reasonably require, subject to obtaining the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed.

(c)    The Company Meeting. Subject to the terms of this Agreement and (other than Section 2.10(c)(i)) the receipt of the Interim Order, the Company shall:

(i)    in consultation with Purchaser, fix a record date for the purposes of determining Company Shareholders entitled to receive notice of and vote at the Company Meeting (or consent to the Arrangement Resolution in writing, as applicable) (such record date to be as soon as practicable following the date hereof);

(ii)    unless the Company Meeting is dispensed with in accordance with the Interim Order, convene and conduct the Company Meeting in accordance with the Interim Order, the Company Constating Documents and applicable Law as soon as reasonably practicable, and in any event on or before November 25, 2021, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser, except as required for quorum purposes (in which case the Company Meeting shall be adjourned and not cancelled), by applicable Law or by a Governmental Authority;

(iii)    use commercially reasonable efforts to solicit proxies in favor of the approval of the Arrangement Resolution and the completion of the Arrangement;

(iv)    unless the Company Meeting is dispensed with in accordance with the Interim Order, give notice to the Purchaser of the Company Meeting and allow the Purchaser's Representatives to attend the Company Meeting;

(v)    promptly advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last 5 Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(vi)    promptly advise the Purchaser of receipt of any communication (written or oral) from any Company Shareholder or other Company Securityholder in opposition to the Arrangement (except for non-substantive communications) and/or relating to the exercise or purported exercise or withdrawal of any dissent rights; and

(vii)    not change the record date for the Company Shareholders entitled to vote at the Company Meeting (or consent to the Arrangement Resolution in writing, as applicable) in connection with any adjournment or postponement of the Company Meeting (unless required by Law or the Interim Order, or the Purchaser’s written consent is provided); and

(viii)    not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to any dissent rights without the prior written consent of the Purchaser.

(d)    The Company Circular.

(i)    Subject to the Purchaser's compliance with Section 2.10(d)(iv), the Company shall promptly prepare and complete, in consultation with the Purchaser, the Company Circular together with any other documents required by Law in connection with the Company Meeting and the Arrangement, and the Company shall, promptly after obtaining the Interim Order, cause the Company Circular, the Letter of Transmittal and such other documents to be sent to each Company Shareholder and other Person as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held as soon as reasonably practicable as specified in Section 2.10(c)(ii).

(ii)    On the date of mailing or sending thereof, the Company shall ensure that the Company Circular complies with Law and the Interim Order, does not contain any Misrepresentation (except that the Company shall not be responsible for any information included in the Company Circular related to the Parent, the Purchaser and their respective Affiliates that was furnished by the Purchaser for inclusion in the Company Circular pursuant to Section 2.10(d)(iv)) and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular shall include: (i) a statement that the Board has unanimously, after receiving legal and financial advice, determined that the Arrangement Resolution is in the best interests of the Company and recommends that the Company Shareholders vote in favor of the Arrangement Resolution, and (ii) a statement as to the number and percentage of Company Shares held by Company Securityholders who have voted in favor of the Arrangement pursuant to the terms hereof.

(iii)    The Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by them, and agrees that all information relating solely to the Purchaser or the Parent or any of their respective Affiliates included in the Company Circular must be in a form and content satisfactory to the Purchaser and the Parent, acting reasonably.

(iv)    The Purchaser shall provide all necessary information regarding the Purchaser, the Parent, and their respective Affiliates, as required by applicable Laws for inclusion in the Company Circular in writing. The Purchaser represents, warrants and covenants that any information provided to the Company pursuant to this Section 2.10(d)(iv) will, on the date of mailing or sending thereof, be true and correct and will not contain, or cause the Company Circular to contain, any Misrepresentation.

(v)    Each Party shall promptly notify the other Parties if it becomes aware that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail or otherwise publicly disseminate any such amendment or supplement to the Company Shareholders and, if required by the Court or by Law, file the same with any applicable Governmental Authority.

(e)    Final Order. If the Interim Order is obtained and the Arrangement Resolution is approved in accordance with the terms of the Interim Order, the Company shall take all steps necessary to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 192 of the CBCA, as soon as reasonably practicable, but in any event not later than five Business Days after the Arrangement Resolution is passed as provided for in the Interim Order.

(f)    Court Proceedings. The Purchaser and the Parent shall cooperate with and assist the Company in, and consent to the Company, seeking the Interim Order and the Final Order, including by providing the Company with any necessary information regarding the Purchaser, the Parent or their respective Affiliates as reasonably requested by the Company or as required by Law to be supplied by the Purchaser or the Parent or their respective Affiliates in connection therewith. In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, and in each case subject to Law and the terms of this Agreement, the Company shall:

(i)    diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order;

(ii)    provide the Purchaser and its legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments;

(iii)    provide legal counsel to the Purchaser with copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(iv)    not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that (A) the Purchaser advises the Company of the nature of any submissions on a timely basis prior to the hearing and provides copies to the Company of any notice of appearance, motions or other documents supporting such submissions, in each case, on a timely basis prior to the hearing, and (B) such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement;

(v)    ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with this Agreement and the Plan of Arrangement;

(vi)    oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement;

(vii)    if, at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, the Purchaser; and

(viii)    not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed, provided that the Purchaser may, in its sole discretion, withhold its consent with respect to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s or the Parent’s obligations or diminishes or limits the Purchaser’s or the Parent’s rights set forth in any such filed or served materials or under this Agreement.

Section 2.11    Certain Securities Law Matters.

(a)    The parties (other than the Securityholder Representative) agree that the Arrangement will be carried out with the intention that, and will use their commercially reasonable efforts to ensure that, all Consideration Shares payable pursuant to the Transactions will be transferred by Generac Holdings in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder and pursuant to exemptions from other applicable securities Laws. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(i)    the Arrangement will be subject to the approval of the Court;

(ii)    the Court will be advised as to the intention of the parties to rely on the exemption under Section 3(a)(10) of the U.S. Securities Act prior to the hearing required to approve the procedural and substantive fairness of the terms and conditions of the Arrangement to the Company Securityholders to whom Consideration Shares will be delivered;

(iii)    the Court will be advised prior to the hearing to approve the Interim Order that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all Company Securityholders who are entitled to receive Consideration Shares, pursuant to the Arrangement;

(iv)    the Company will ensure that each Person entitled to receive the Consideration Shares pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with the sufficient information necessary for them to exercise that right;

(v)    each Person entitled to receive the Consideration Shares will be advised that the Consideration Shares delivered pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be delivered by Purchaser, Parent or one of their respective Affiliates in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act, and that certain restrictions on resale under the U.S. Securities Laws, including, to the extent such person is an “affiliate” of Generac Holdings, Rule 144 under the U.S. Securities Act, may be applicable with respect to securities delivered by Purchaser, Parent or one of their Affiliates;

(vi)    the Final Order will expressly state that the Arrangement serves as a basis of a claim to the exemption under Section 3(a)(10) of the U.S. Securities Act from the registration requirements otherwise imposed by the U.S. Securities Act regarding the distribution of securities pursuant to the Plan of Arrangement and is approved by the Court as being substantively and procedurally fair to the Company Securityholders; and

(vii)    the Interim Order will specify that each Company Securityholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time and in accordance with the requirements of Section 3(a)(10) under the U.S. Securities Act.

(b)    By executing a Support Agreement or Letter of Transmittal, each Company Securityholder (i) confirms it is aware, and that it will advise its Affiliates and Representatives, that applicable securities Laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that the person is likely to purchase or sell those securities, (ii) acknowledges it may have access to certain material, non-public information about Generac Holdings by virtue of the Transactions, and (iii) agrees it shall, and shall cause its Affiliates to, comply with applicable securities Laws in connection with any purchase or sale of Generac Common Stock and refrain from trading in Generac Common Stock on the basis of any material non-public information obtained in connection with this the Transactions. In addition, each employee of the Company Group as of Closing will become subject to the Code of Ethics and Business Conduct of Generac Holdings and the Insider Trading Policy referred to therein, and nothing in this Agreement relieves any such Person of their obligations thereunder.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Letter or the supplemental letter delivered as of the date hereof, the Company represents and warrants to Purchaser that the statements contained in this ARTICLE 3 are true and correct as of the date hereof.

Section 3.01    Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the CBCA. USCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. UKCo is a private limited company duly organized and validly existing under the laws of England and Wales. CanCo is a corporation duly organized and validly existing under the laws of Ontario. Each member of the Company Group has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it is currently conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction (to the extent such concept is recognized in that jurisdiction) in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. Section 3.01 of the Disclosure Letter sets forth, for each member of the Company Group, each jurisdiction in which such member of the Company Group is qualified to do business as a foreign corporation. None of the Company Group has pending any winding up, dissolution, liquidation, appointment of an administrator or receiver, statutory demand, or other similar action.

Section 3.02    Authority; Board Approval.

(a)    Each member of the Company Group has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions, subject to, in the case of the consummation of the Arrangement, adoption of the Arrangement Resolution by either (i) the affirmative vote of Company Shareholders representing two thirds of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting voting together as a single class, or (ii) the affirmative consent in writing of the Arrangement Resolution by Company Shareholders holding 100% of the issued and outstanding Company Shares (“Requisite Company Vote”). The execution, delivery and performance by each member of the Company Group of this Agreement and any Ancillary Document to which it is a party and the consummation by such member of the Company Group of the Transactions have been duly authorized by all requisite corporate action on the part of such member of the Company Group and no other corporate proceedings on the part of the Company Group are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions, subject only, in the case of consummation of the Arrangement, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of Company Securities, in their capacity as such, required in connection with this Agreement, the Ancillary Documents or the Transactions. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to the Enforcement Limitation). When each Ancillary Document to which a member of the Company Group is or will be a party has been duly executed and delivered by such member of the Company Group (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such member of the Company Group enforceable against it in accordance with its terms (subject to the Enforcement Limitation).

(b)    The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held or by means of consent in lieu of such meeting and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the Transactions, including the determined that this Agreement, the Arrangement and the other Transactions are in the best interests of the Company and that the Arrangement is fair to the Company Securityholders, (2) approved this Agreement and the Transactions, (3) determined that the Transactions constitute a “Qualified DLE” subject to the “drag-along” provisions set forth in Section 7.5 of the Company Shareholders’ Agreement, and (4) resolved to recommend the Company Shareholders vote in favor of the Arrangement Resolution (the “Company Board Recommendation”).

Section 3.03    No Conflicts; Consents. Except as set forth in Section 3.03 of the Disclosure Letter and for any applicable filings and approvals under the HSR Act, the execution, delivery and performance by each member of the Company Group of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the Transactions, including the Arrangement, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws, Company Shareholders’ Agreement, or other organizational documents of the Company or any other member of the Company Group (collectively, the “Company Constating Documents”); (ii) subject to, in the case of the Arrangement, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or any other member of the Company Group; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Company Group is a party or by which the Company Group is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or the Business of the Company Group, except for those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (iv) result in the creation or imposition of any Encumbrance on any properties or assets of the Company Group. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any member of the Company Group in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions, except for applicable filings and approvals under the HSR Act and as expressly provided in Section 2.10.

Section 3.04    Capitalization.

(a)    The authorized capital stock of the Company is as set forth on Section 3.04(a) of the Disclosure Letter. There will be no change to the authorized or issued capital stock of the Company between the date hereof and the Closing, except for (i) forfeitures of outstanding Company Options in accordance with their terms or changes resulting from the exercise, (ii) conversion of outstanding Company Preferred Shares or Company Derivatives in accordance with their terms, (iii) as permitted by Section 5.01(a) hereof, or (iv) as contemplated by Schedule 5.12. The Company Shares have the rights, preferences privileges and restrictions set forth in the Company Constating Documents.

(b)    The Company has provided Purchaser with a supplemental letter on the date hereof setting forth all of the information that would be required to be set forth in the Consideration Spreadsheet if it were prepared as of the date hereof, other than the amount of Closing Arrangement Consideration payable to each Company Securityholder.

(c)    All outstanding Company Shares are, and all Company Shares which may be issued pursuant to the exercise, conversion or settlement of Company Preferred Shares or Company Derivatives, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) issued in compliance with any preemptive rights created by statute, the Company Constating Documents or any agreement to which the Company Group is a party; and (iii) free of any Encumbrances created by the Company Group in respect thereof, other than as such may exist pursuant to the Company Shareholders’ Agreement. All outstanding Company Securities were issued in compliance with applicable Law.

(d)    Each Company Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Option Plan pursuant to which it was issued. Each Company Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Company Board or compensation committee actually awarded the Company Option or such later date as designated by the Company Board or compensation committee. True and correct copies of the form of documents pursuant to which any Company Options have been granted by the Company Group have been made available to Purchaser prior to the date hereof.

(e)    Except for the Company Securities disclosed on Section 3.04(b) of the Disclosure Letter and other than the Generac Indebtedness, there is (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any other member of the Company Group is authorized or outstanding, and (ii) no commitment by the Company or any other member of the Company Group to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of Indebtedness or asset, to repurchase or redeem any securities of the Company or such other member of the Company Group or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any Company Shares.

(f)    Except with respect to Company Options, which are subject to the vesting and forfeiture conditions provided in the Company Stock Option Plan and award agreements thereunder and other than as set forth on Section 3.04(f) of the supplemental letter dated the date hereof, no outstanding Company Securities are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(g)    All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Constating Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05    Subsidiaries.

(a)    The Company legally and beneficially owns 100% of the issued and outstanding equity interests in each of USCo, UKCo and CanCo, free and clear of all Encumbrances. Except for such interests, the Company does not own any equity interest in, or have any other interest in any corporation, partnership, limited liability company, association or other business entity. No member of the Company Group is a participant in any joint venture, shareholder, partnership, limited liability company or similar arrangement or agreement. Since its inception, except for its acquisitions of equity interests in each of USCo, UKCo and CanCo, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity.

(b)    Other than as set forth on Section 3.05 of the Disclosure Letter, all outstanding equity interests in each of USCo, UKCo and CanCo are (i) duly authorized, validly issued, fully paid and, in the case of CanCo and USCo, non-assessable; (ii) issued in compliance with any preemptive rights created by statute, the Company Constating Documents or any agreement to which the Company Group is a party; and (iii) free of any Encumbrances created by the Company Group in respect thereof. All outstanding equity interest in each of USCo, UKCo and CanCo were issued in compliance with applicable Law.

Section 3.06    Financial Statements.

(a)    Complete copies of the Company’s audited financial statements consisting of the consolidated statements of financial position of the Company Group as at June 30, 2021 and 2020 and the related consolidated statements of operation and comprehensive loss, changes in equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the consolidated balance sheet of the Company Group as at August 31, 2021, and the related consolidated statements of operation and comprehensive loss, changes in equity and cash flows for the two-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to Purchaser. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements) and fairly and accurately present, in all material respects, the financial position of the Company Group as of the dates thereof and their consolidated results of operations for the periods then ended. The Financial Statements are based on the books and records of the Company, are true, complete and correct as to the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b)    Except as disclosed on Section 3.06(b) of the Disclosure Letter, each member of the Company Group maintains disclosure controls and procedures designed to ensure that information required to be disclosed by such member of the Company Group is recorded and reported on a timely basis. The Company has disclosed to Parent any significant deficiencies or material weaknesses in the design or operation of any internal controls over financial reporting of the Company Group that, to the Company’s Knowledge, would be reasonably likely to adversely affect any member of the Company Group’s ability to record, process, summarize, and report financial information.

(c)    Since December 31, 2017, no complaints from any source regarding accounting, internal accounting controls, or auditing matters relating to any member of the Company Group, and no concerns from any employees of the Company Group regarding questionable accounting or auditing matters relating to any member of the Company Group have been received by the Company, any other member of the Company Group or its management. No attorney representing the Company Group, whether or not employed by the Company Group, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any member of the Company Group or any of their respective officers, managers, employees, or agents to an executive officer, audit committee (or other committee designated for the purpose) or the board of managers or similar governing body of any member of the Company Group, including pursuant to any internal policy contemplating such reporting.

(d)    No member of the Company Group, individually or in the aggregate, (a) is insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), or (b) has incurred debts beyond its ability to pay as they become due. In completing the Transactions, none of the Sellers or the Company Group intends to hinder, delay or defraud any present or future creditors of any Seller or member of the Company Group.

Section 3.07    Undisclosed Liabilities. Except as disclosed in Section 3.07 of the Disclosure Letter, no member of the Company Group has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) future performance obligations of a type not required to be disclosed in financial statements prepared in accordance with GAAP, to the extent arising under any Contracts set forth in the Disclosure Letter and under other contracts entered into in the ordinary course of business that are not required to be listed in the Disclosure Letter, (d) liabilities that will actually be included in the computation of Closing Cash, Closing Working Capital, Indebtedness, Transaction Expenses or the Closing Arrangement Consideration, (e) any liabilities incurred by or for the account of Purchaser or its Affiliates, and (f) any other liabilities that are, in the aggregate, less than $250,000.

Section 3.08    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as set forth in Section 3.08 of the Disclosure Letter or as such may relate to the execution and delivery of this Agreement and the consummation of the Transactions and except for any COVID-19 Measures, each member of the Company Group has conducted its business in all material respects in the ordinary course of business and, other than in the ordinary course of business consistent with past practice, there has not been, with respect to any member of the Company Group, any:

(a)    Material Adverse Effect;

(b)    material change to a Material Contract;

(c)    except as disclosed in a supplemental letter dated the date hereof from the Company to Purchaser, any material change in any compensation arrangement or agreement with any employee, officer, or director, other than any change in the ordinary course of business;

(d)    resignation or termination of employment of any officer or Key Employee of the Company Group;

(e)    any Encumbrance (other than a Permitted Encumbrance), created by the Company Group, with respect to any of its material properties or assets;

(f)    except as disclosed in a supplemental letter dated the date hereof from the Company to Purchaser, any loans or guarantees made by the Company Group to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of the Business;

(g)    declaration, setting aside or payment or other distribution in respect of any of the Company Group’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company Group;

(h)    receipt of written (or, to the Company’s Knowledge, other) notice that there has been a loss of any Material Customer;

(i)    waiver by the Company Group of any claim with a potential value in excess of $100,000;

(j)    sale, assignment, or exclusive license or transfer of any Intellectual Property other than in the ordinary course of business and consistent with past practices; or

(k)    arrangement or commitment by the Company Group to do any of the acts described in subsection (a) through (k) above.

Section 3.09    Material Contracts.

(a)    Section 3.09(a) of the Disclosure Letter lists each of the following Contracts of the Company Group (such types of Contracts, and all Material Company IP Agreements, being “Material Contracts”) with executory rights or obligations as of the date hereof:

(i)    all Contracts having obligations (contingent or otherwise) of, or payments to, the Company in excess of $500,000 within the 12 month period from and after the date of this Agreement, other than purchase orders or customer contracts entered into in the ordinary course of business;

(ii)    all Contracts that provide for material (A) restrictions on the development, manufacture or distribution of the Company Products; (B) non‑competition, exclusive dealing, non-solicitation, or similar restrictive covenants that restrict the operations of the Company Group or its Affiliate, or (C) other provisions that would materially limit the ability of the Company Group and its Affiliates (including after Closing, Purchaser and its Affiliates) to freely operate their businesses;

(iii)    all Contracts that provide for an indemnification by the Company Group with respect to infringements of Intellectual Property, excluding those pursuant to the Company’s standard form of customer agreements as made available to Purchaser;

(iv)    all Real Property Leases;

(v)    all Contracts that require the Company Group to purchase its total requirements of any product or service from a third party, that contain “take or pay” provisions, or that grant to any other Person “most-favored nations” rights;

(vi)    all Contracts that provide for the indemnification by the Company Group of any Person (other than customary incidental indemnification provisions in Contracts entered into in the ordinary course of business) or the assumption of any Tax, environmental or other liability of any Person, excluding those pursuant to the Company’s standard form of customer agreements as made available to Purchaser;

(vii)    all joint ventures, legal partnerships or similar Contracts or arrangements;

(viii)    except as disclosed in a supplemental letter dated the date hereof from the Company to Purchaser, all employment agreements to which the Company is a party which are not cancellable without more than the minimum notice requirement under applicable Law and that require annual base salary payments by the Company Group in excess of $100,000, and all Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and the Company is obligated to pay in excess of $100,000 in any 12 month period and which are not cancellable without material penalty;

(ix)    all collective bargaining or works council agreements;

(x)    all Contracts relating to Indebtedness (including guarantees) of the Company Group;

(xi)    all material Contracts with a Governmental Authority;

(xii)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of the Company Group or any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), or any other business combination, to the extent a member of the Company Group has material rights or material executory obligations thereunder;

(xiii)    all material settlement agreements, to the extent a member of the Company Group has material rights or material executory obligations thereunder;

(xiv)    any Contract with any Person listed on Section 3.17 of the Disclosure Letter;

(xv)    all Contracts between any member of the Company Group on the one hand, and any officer, director or employee of the Company or any other member of the Company Group, any Securityholder holding at least 1% of the Company Shares or any Related Person of any such Person, on the other hand.

(b)    Each Material Contract is in full force and effect and is enforceable in accordance with its terms against the applicable member of the Company Group (subject to the Enforceability Limitation) and, to the Company’s Knowledge, each other party thereto and is not subject to any claims, charges, set offs or defenses (subject to the Enforceability Exceptions). No member of the Company Group or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. No member of the Company Group has received any written (or, to the Company’s Knowledge, other) notice from any counterparties in connection with any of the Material Contracts of (i) any material breach or default under any Material Contract, (ii)  that any such party intends to terminate, not renew, cancel or substantially decrease its business with the Company Group, or (iii) any claim for damages or indemnification with respect to the products or performance of services pursuant to any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser.

(c)    Neither the Company Group nor any of its Affiliates is a party to any agreement, arrangement, conduct or concerted practice or is carrying on any practice which contravenes or is invalidated by any anti-trust, competition, fair trading, consumer protection or similar legislation in any jurisdiction where the Company Group has assets or carries on business or in respect of which any filing, registration or notification is required or is advisable to be made (whether or not it has in fact been made).

Section 3.10    Title to Properties and Assets.

(a)    The Company Group has good and marketable title to its properties and assets, and has a valid leasehold interest to all its leasehold interests, in each case subject to no Encumbrance other than Permitted Encumbrances.

(b)    The rights, properties and assets of the Company Group, tangible and intangible, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted or contemplated to be conducted.

Section 3.11    Real Property.

(a)    No member of the Company Group owns, or has ever owned, any real property.

(b)    Section 3.11(b) of the Disclosure Letter lists (i) the street address of all real property that is leased by any member of the Company Group (any real property leased by any member of the Company Group being “Leased Real Property”), and (ii) each Contract and all amendments, modifications, supplements, and assignments thereto pursuant to which any member of the Company Group leases any Leased Real Property (each such Contract, a “Real Property Lease”).

(c)    No member of the Company Group has given any mortgagee or other Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Real Property Lease, affect any right or obligation under any Real Property Lease or otherwise be binding upon any successor to the position of the applicable member of the Company Group under any Real Property Lease. No member of the Company Group has contested, and no member of the Company Group is currently contesting, any operating cost, real estate Tax or assessment or other charge payable by the tenant under any Real Property Lease. There is no purchase option, right of first refusal, first option or other right held by any member of the Company Group with respect to, or any real estate or building affected by, any Real Property Lease that is not contained within such Real Property Lease. No member of the Company Group has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Real Property Lease or to purchase the real property subject to any Real Property Lease.

(d)    To the Company’s Knowledge, there is no pending or threatened expropriation or other eminent domain Action affecting any Leased Real Property or any sale or other disposition of any Leased Real Property in lieu of expropriation, and no Leased Real Property has suffered any material damage by fire or other casualty that has not been completely repaired and restored. All of the land, buildings, structures and other improvements used by any member of the Company Group in the conduct of the Business are sufficient for the operation of the Business as currently conducted and, to the Company’s Knowledge, in good working condition and none of such buildings, structures, and other improvements is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Leased Real Property. There is no dispute, oral agreement or forbearance program in effect with respect to any Real Property Lease.

Section 3.12    Compliance with Other Instruments.

No member of the Company Group is in violation or default (i) of any term of the Company Constating Documents, each as amended to date, (ii) of any Governmental Order, or (iii) to the Company’s Knowledge, any Law applicable to such member of the Company Group. Except as set forth in Section 3.12 to the Disclosure Letter, the execution and delivery this Agreement by the Company, the performance by the Company of its obligations pursuant to this Agreement, and the Arrangement will not result in any such violation or be in conflict or constitute, with or without the passage of time and giving of notice, either (i) a material default under any such term, Governmental Order or Law or (ii) an event which results in the creation of any material Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Company Group or the suspension, revocation, impairment, forfeiture or nonrenewal of any material Permit of the Company Group.

Section 3.13    Intellectual Property.

(a)    Section 3.13(a) of the Disclosure Letter sets forth a true, correct and complete list of all of the Company Registered Intellectual Property. The Company Group has taken all actions reasonably necessary to maintain and protect all Company Registered Intellectual Property, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and recording all assignments (and licenses where required) of the Company Registered Intellectual Property with the appropriate Governmental Authorities. Section 3.13(a) of the Disclosure Letter includes a true and complete list as of the date of this Agreement of all material actions that must be taken within one hundred eighty (180) calendar days of the date hereof with respect to any of the Company Registered Intellectual Property. The Company Group has complied in all material respects with all applicable notice and marking requirements for the Company Registered Intellectual Property. None of the Company Registered Intellectual Property that has been issued or registered has been adjudged invalid or unenforceable in whole or part by a Governmental Authority or court of competent jurisdiction in a final non-appealable decision and, to the Company’s Knowledge, none of the Company Registered Intellectual Property is invalid or unenforceable. With respect to Company Registered Intellectual Property, a member of the Company Group is listed in the records of the appropriate Canadian, United States, and other state and/or foreign authorities as the sole owner for each item thereof.

(b)    The Company Group owns, possesses or otherwise holds all rights in the Company Intellectual Property reasonably necessary to the Business as conducted in the past and as currently conducted. The Company Registered Intellectual Property is owned by the Company free and clear of any Encumbrance, other than Permitted Encumbrances. The consummation of the Transactions will not (1) alter, restrict, encumber, impair or extinguish any rights in any Company Intellectual Property, or (2) result in the creation of any Encumbrance with respect to any of the Company Owned Intellectual Property.

(c)    Except as set forth in Section 3.13(c) of the Disclosure Letter, no Person, other than the Company Group, possesses any current or contingent rights to license, sell or otherwise distribute the Company Products or Company Owned Intellectual Property, other than distribution agreements entered into in the ordinary course of business on commercially reasonable terms and under which the Company Group is not entitled to revenue in any twelve month period in excess of $1,000,000. There are no restrictions binding on the Company Group respecting the disclosure, use, license, transfer or other disposition of any Company Intellectual Property or Company Products. The Company Group has not (1) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person, nor (2) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes or for personal use, or (3) granted any Third Party the right to access or use any source code other than upon the occurrence of specified release events pursuant to a written source code escrow agreement, and no such release event has ever occurred or been claimed to have occurred.

(d)    Section 3.13(d) of the Company Disclosure Letter lists and describes the status of each Action or, to the Company’s Knowledge, threatened Action (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company Group or by any Company Products, or (ii) challenging the scope, ownership, validity, or enforceability of any Company Owned Intellectual Property or of the Company Group’s rights under the Company Intellectual Property, regardless of whether such Action or threatened Action has been settled, withdrawn or otherwise resolved. The Company Group has not infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person or, except in connection with the Actions set forth on Section 3.13(d) of the Disclosure Letter, received any written notice of alleged infringement or potential infringement of any such rights. No Company Product marketed or sold by any member of the Company Group violates or infringes on any Intellectual Property rights of any third party. Except as set forth in Section 3.13(d) of the Disclosure Letter, no member of the Company Group has received any written unsolicited offer, written invitation to license, cease and desist letter, or other written or, to the Knowledge of the Company, oral notice from any Person in each case claiming that the Company Group, the exploitation of the Company Intellectual Property or the Company Products, or the operation of the Business, infringes, conflicts with, misappropriates or otherwise violates the rights of any Person in or to any Intellectual Property, violates any publicity right, or constitutes passing off, unfair competition or trade practices under the Laws of any jurisdiction (nor to the Knowledge of the Company, is there any basis therefor).

(e)    The Company Group has taken reasonable steps to protect their rights in the Company Intellectual Property and to protect any confidential information provided to them by any other Person under any contractual obligation of confidentiality. Without limiting the foregoing, the Company Group has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets and Data of the Company Group or the Business, and any Trade Secrets and other confidential information of third parties provided thereto under a contractual obligation of confidentiality (collectively, “Sensitive Information”), according to applicable Law of the applicable jurisdictions where such Sensitive Information is developed, practiced or disclosed or with respect to third party Sensitive Information, under the governing law of the applicable Contract. All current and former employees, consultants and contractors of the Company Group and any third party having access to such Sensitive Information have executed and delivered to the Company a written legally binding agreement regarding the protection of such Sensitive Information. Except as set out in Section 3.13(e) of the Disclosure Letter or a supplemental letter dated as of the date hereof, the Company Group has not experienced any breach of security or otherwise unauthorized access by third parties to such Sensitive Information.

(f)    No member of the Company Group is or has been a member or promoter of, or contributor to, any industry standards body or similar organization that requires or obligates them to grant or offer to any other Person any license or right to any Company Intellectual Property.

(g)    Section 3.13(g) of the Disclosure Letter contains a correct, current and complete list of all material Company IP Agreements separately identifying: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Owned Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Company Intellectual Property; provided, however, that the Company has no obligation under this Section 3.13(g) to disclose (x) any Commercial Off-The-Shelf Software or (y) licenses pursuant to the Company Group’s standard form of agreements made available to the Purchaser. The Company IP Agreements disclosed or required to be disclosed on Section 3.13(g) of the Disclosure Letter may be referred to as the “Material Company IP Agreements”.

(h)    All current and former employees, consultants and contractors of the Company and other Persons that have participated in the authorship, conception, creation, reduction to practice or development of any Company Owned Intellectual Property (other than the Company Owned Intellectual Property set forth on Section 3.13(h) of the Disclosure Letter (the “Company Purchased Intellectual Property”)) for the Company (“Contributors”) have executed valid and enforceable (subject to the Enforcement Limitation) agreements in which they have expressly assigned all of their rights in and to this Company Owned Intellectual Property to a member of the Company Group (such as but not limited to by a present assignment), have waived all Moral Rights in this Company Owned Intellectual Property to the extent legally permissible and have agreed to maintain the confidentiality of this Company Owned Intellectual Property (such agreements, “Invention Assignment Agreements”). The Company is not, and no other party is, in material breach of any Invention Assignment Agreement. All inventions, creations, developments, designs and modifications of Company Owned Intellectual Property (other than Company Purchased Intellectual Property) was undertaken by Contributors within the scope of their engagement with a Company Group. At no time during the conception of or reduction to practice of any Company Owned Intellectual Property (other than Company Purchased Intellectual Property) was any Contributor operating under any grants from any Governmental Authority or educational institution, performing research sponsored by any Governmental Authority or educational institution, utilizing the facilities of any Governmental Authority or educational institution or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party. No current or former employees, consultants or contractors of the Company Group owns any Company Intellectual Property, other than licenses to the Company as may be included in the applicable employee, consultant, or contractor Invention Assignment Agreement with the Company Group. No Person has asserted to the Company Group, and to the Company’s Knowledge, no Person has, any ownership right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to any Company Owned Intellectual Property. To the Company’s Knowledge, none of its employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgement, decree or order of any court or administrative agency, that would materially interfere with their duties to the Company.

(i)    Where the Company Group (or any Person on behalf of the Company Group) has authored, conceived, created, reduced to practice, or developed any Intellectual Property for a customer of the Company Group (“Customization”) and either ownership of such Customization does not vest in the Company Group or the Company Group is not licensed to (including to use) such Customization without restriction, such Customization was developed to meet that customer’s specific requirements. No such Customization: (i) has been provided to any other licensees or customers of the Company or (ii) is necessary for the ongoing operation of the business of the Company.

(j)    The Transactions will not result in the Purchaser, the Company Group or any of their respective Affiliates, under any Contract to which the Company is bound: (i) granting to any third party any incremental right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) except as contemplated by this Agreement, being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in this Section 3.13(j), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement or consummated the Transactions.

(k)    Section 3.13(k) of the Disclosure Letter sets forth a list of all (i) Company Products and versions thereof on or before the date of this Agreement, and (ii) Third Party Components (excluding Open Source), in each case identifying (A) the Company Products and versions thereof associated with such Third Party Component, (B) for licensed Third Party Components, the Contract granting the Company rights in and to such Third Party Component. With respect to any Third Party Component that constitutes Open Source used in or made available to users through, Company Products, the Company is and has been in material compliance with all applicable licenses with respect thereto. No Open Source has been modified, distributed or made available by or on behalf of the Company in such a manner as would require the Company to (i) publicly make available any Source Code that is part of the Company Products or Company Intellectual Property, (ii) license, distribute, or make available any Source Code for the purpose of reverse engineering or making derivative works of such Source Code, or to permit any other Person to perform such actions, (iii) permit the Company-owned portions of the Company Products or Company Intellectual Property to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be restricted or limited from charging for distribution of any Company-owned portions of the Company Products or any Company Intellectual Property.

(l)    The execution of this Agreement or any of the Transactions, will not result in the required disclosure to a third Person of any Source Code for Software that is Company Intellectual Property (including any release from escrow of any such Source Code) or the grant of incremental rights to a Person with regard to such Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by any Person acting on behalf of the Company to any Person of any Source Code for Software that is Company Intellectual Property, and, other than as set forth on Section 3.13(l) of the Disclosure Letter, no portions of such Source Code have been disclosed, delivered or licensed to a third Person (other than employees, consultants or contractors of the Company involved in the development or maintenance of such Source Code and bound by written confidentiality and non-disclosure agreements with respect thereto). As used in this Section 3.13(l), an “incremental” right refers to a right in excess of the rights that would have been required to be offered or granted had the parties not entered into this Agreement or consummated the Transactions.

(m)    All Company IT Systems and, to the extent owned by the Company Group, Company Products are in good working condition and are sufficient for the operation of the Business as currently conducted. Except as set forth on Section 3.13(m) of the Disclosure Letter or in the supplemental letter, in the past three years, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems or Company Products. The Company Group has taken reasonable precautions (including through the use of encryption and password protection) to (i) protect the confidentiality, integrity and security of the Company IT Systems and Company Products and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person and (ii) ensure that all Company IT Systems and Company Products are (A) fully functional and operate and run in a reasonable and efficient business manner in all material respects, and (B) free from (i) any critical defects, including any critical error or critical omission in the processing of any transactions and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such information technology systems, computers or Company Intellectual Property (or any parts thereof) or data or other Software of users (“Contaminants”). The Business, Company Products and all Company Intellectual Property are free of Contaminants. None of the Software included in the Company IT Systems, Company Products and to the Company’s Knowledge, Company Intellectual Property constitutes, contains or is considered “spyware” or “trackware” (as these terms are commonly understood in the software industry), records a user’s actions without the user’s knowledge or employs a user’s Internet connection without the user’s knowledge to gather or transmit information on the user or the user’s behavior. The Company Group has reasonably appropriate disaster recovery and business continuity procedures and facilities for the Business. The Company has implemented security patches or upgrades that are generally available for such information technology systems and computers where such patches or upgrades are reasonably required to maintain their security. To the extent that the Company Group receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CVV data, or other related data (“Cardholder Data”), the Company has at all times met or exceeded all applicable information security Laws, legal or contractual standards to which it is bound, and applicable rules and requirements related to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable Governmental Authorities, and the payment card industry.

Section 3.14    Information Practices.

(a)    Except as set forth on Section 3.14(a) of the Disclosure Letter, each member of the Company Group is currently, and has been, in compliance with in all material respects: (i) all applicable Privacy and Security Laws and Standards; and (ii) any obligations of such member of the Company Group under Contracts to which such member of the Company Group is a party concerning the protection, collection, access, use, storage, disposal, disclosure, or transfer of Personal Information and any related notifications. Without limiting the foregoing, each member of the Company Group has posted in accordance with Privacy and Security Laws and Standards a privacy policy governing its use of Personal Information on its public websites and internally for its employees.

(b)    The Company Group has (i) developed, implemented, and conducted its business in material compliance with its own written public privacy notices, and data security or privacy policies and procedures (copies of which have been made available to Purchaser); (ii) maintained commercially reasonable and necessary administrative, physical and technical safeguards designed to protect the confidentiality, integrity and availability of Personal Information in its possession or control, and to prevent the loss and unauthorized use, access, alteration, destruction or disclosure of such Personal Information; and (iii) trained its employees to follow these policies and procedures.

(c)    No member of the Company Group has been subject to or received written notice of any Government Order or Action by any Governmental Authority or Person or any written complaints regarding the protection, collection, access, use, storage, disposal, disclosure, or transfer of Personal Information or the violation of any applicable Privacy and Security Law or Standard. To the Company’s Knowledge, no such Action is threatened against any member of the Company Group.

(d)    No member of the Company Group has suffered, discovered or been notified in writing of any unauthorized acquisition, use, disclosure, access to, or breach of any Personal Information that (i) except as set forth on Section 3.14(d) of the Disclosure Letter or in the supplemental letter, constitutes a breach or a data security incident under any applicable Privacy and Security Law or Standard or would trigger a notification or reporting requirement under any Contract or the PCI DSS; or (ii) materially compromises (individually or in the aggregate) the security or privacy of such Personal Information.

(e)    No member of the Company Group has any Contract obligation to maintain Personal Information in a manner that physically separates data of one customer from that of another.

(f)    The Company Group has (i) performed periodic security risk assessments and (ii) created and maintained related documentation in material compliance with applicable Privacy and Security Laws and Standards. The Company Group has addressed and remediated all high-level threats and deficiencies identified in such security risk assessment.

(g)    No member of the Company Group has reported a breach or compromise of Personal Information to any Person or Governmental Authority, either voluntarily or based on Contract obligations or Privacy and Security Laws and Standards.

(h)    The consummation of the Transactions does not violate any Privacy and Security Laws and Standards, Contract obligation related to Personal Information, or a Company published privacy policy. Upon the Effective Date, the surviving entity will own and continue to have the right to use all Data and Personal Information on materially identical terms and conditions as the Company Group enjoyed immediately prior to the Effective Date.

(i)    The Company Group has not (i) transferred Personal Information collected from data subjects located in the European Economic Area to countries outside of the European Economic Area, or (ii) transferred Personal Information collected from data subjects located in Canada to countries outside of Canada, unless in accordance with the applicable Information Privacy and Security Laws and Requirements.

(j)    The Company Group has all necessary authority to process the Data including the Personal Information in its possession or under its control in connection with the operation of the Business. The Company Group has at all times made all disclosures to, and obtained any necessary consents and authorizations from, users, customers, employees, contractors and other applicable Persons required (i) by applicable Laws relating to privacy, security or data protection or transmission of electronic messages, including Information Privacy and Security Laws and Requirements or (ii) to disclose Personal Information to the Purchaser in order to evaluate or complete the Transactions.

(k)    The Company Group has only shared Personal Information with third-party contractors and vendors, in their role under the applicable Information Privacy and Security Laws and Requirements as either data controllers or data processors or sub-processors, in accordance with the applicable Information Privacy and Security Laws and Requirements. The Company Group has contractually obligated all vendors, service providers or other Persons whose relationship with the Company Group involves their processing of Customer Data on behalf of the Company Group (“Data Processors”), to comply with all Information Privacy and Security Laws and the Privacy Policies with respect to Personal Information. The Company Group has taken reasonable measures to ensure that all Data Processors have complied with their contractual obligations, and to the Knowledge of the Company Group, no Data Processors are in breach of their contractual obligations.

(l)    The Company Group has all necessary rights, permissions, and authorizations, including under Privacy and Security Laws and Requirements, to process or to have processed all Third Party Processed Data, retain, produce copies of, prepare derivative works of, disclose, combine with other data, grant third parties rights to, as the case may be, and otherwise process, all Third Party Processed Data as necessary for the operation of the Business as presently conducted. The Company Group has been and is in compliance in all material respects with all Contracts pursuant to which the Company Group processes or has processed Third Party Processed Data.

(m)    The Company Group is the owner of all necessary right, title and interest in and to each element of Owned Data. The Company Group has (and after Closing will continue to have) all necessary rights, permissions, and authorizations to process all Owned Data in the manner processed by or behalf of the Company Group without obtaining any additional consent, permission or authorization of any Person

(n)    No member of the Company Group uses, or has ever used, web scraping, bots, spiders or similar methods or technology to collect data from the websites, online services or applications of any other Person.

(o)    In relation to Personal Information originating from the European Economic Area or the United Kingdom, where processing of such Personal Information is based on the consent of a data subject (including marketing by electronic means), the Company Group is able to reasonably demonstrate that data subjects have freely and unambiguously given their specific and informed consent to all such processing of their Personal Information carried on by or on behalf of the Company Group in accordance with applicable Privacy and Security Laws and Standards.

(p)    To the Company’s Knowledge or as set forth on Section 3.14(p) of the Disclosure Letter, no member of the Company Group has transferred Personal Information outside the European Economic Area or United Kingdom: (i) as a controller, other than in material compliance with Articles 45 and 46(2) of the GDPR or other applicable Privacy and Security Laws and Standards; or (ii) as a processor, other than in accordance with the instructions of the controller of that Personal Information and in material compliance with Articles 45 and 46(2) of the GDPR or other applicable Privacy and Security Laws and Standards.

Section 3.15    Inventory. All inventory of the Company Group, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Other than as set forth on Section 3.15 of the Disclosure Letter, all such inventory is owned by the Company Group free and clear of all Encumbrances (other than Permitted Encumbrances), no inventory is held on a consignment basis, and the quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company Group and as are reasonably required to maintain its normal level of operations consistent with past practices.

Section 3.16    Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company Group involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) are or will be valid and enforceable claims of the Company Group. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company Group have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. No counterclaims, offsetting claims or defenses to collection of such receivables that are material to the current consolidated amount of such receivables are pending or, to the Company’s Knowledge, threatened, and all asserted counterclaims or offsetting claims or defenses with respect to accounts receivable have been deducted or reserved against on the Financial Statements. Except as set forth in Section 3.16 of the Disclosure Letter, no Person has any Encumbrance, other than Permitted Encumbrances, on any accounts receivable of the Company Group.

Section 3.17    Customers and Suppliers.

(a)    Section 3.17(a) of the Disclosure Letter sets forth (i) each customer who has paid aggregate consideration to the Company Group for Company Products in an amount greater than or equal to $1,000,000 for either of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.17(a) of the Disclosure Letter, the Company Group has not received any written notice, and, to the Company’s Knowledge, none of its Material Customers has ceased, or intends to cease after the Closing, to use Company Products or to otherwise terminate or materially reduce its relationship with the Company Group.

(b)    Section 3.17(b) of the Disclosure Letter sets forth (i) each supplier to whom the Company Group has paid consideration for goods or services rendered in an amount greater than or equal to $1,000,000 for either of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.17(b) of the Disclosure Letter, the Company Group has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company Group or to otherwise terminate or materially reduce its relationship with the Company Group.

Section 3.18    Insurance. Section 3.18 of the Disclosure Letter sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company Group and relating to the assets, business, operations, employees, officers and directors of the Company Group (collectively, the “Insurance Policies”). Each of the Insurance Policies is valid and enforceable (subject to the Enforcement Limitation) and, to the Company’s Knowledge, is not void or voidable. All premiums due in respect of the Insurance Policies have been paid. The Company Group has not done or omitted to do anything which might result in an increase in the premium payable under any of the Insurance Policies. Except as set forth on Section 3.18 of the Disclosure Letter, there is no claim outstanding under any of the Insurance Policies and, to the Company’s Knowledge, there is no fact or circumstance which might give rise to any such claim. All Insurance Policies are, and all similar insurance policies maintained by the Company Group in the past five years were, placed with financially sound and reputable insurers.

Section 3.19    Legal Proceedings; Governmental Orders.

(a)    Except as disclosed in a supplemental letter dated the date hereof from the Company to Purchaser, there are no, and since December 31, 2017, have not been any Actions pending against, affecting or involving any member of the Company Group or its properties or rights (nor has the Company received any notice or other communication of any threat thereof) before any Governmental Authority against any member of the Company Group or any officer, director or Key Employee of the Company Group arising out of their employment or board relationship with the Company Group. None of the Company Group nor, to the Company’s Knowledge, any of their officers or directors, is a party or subject to the provisions of any Order of any Governmental Authority with respect to the Company Group (in the case of officers or directors, such as would materially and adversely affect the Company Group). There is no Action by any member of the Company Group pending or which the Company Group intends to initiate. The foregoing includes Actions pending or threatened in writing (or any basis therefor known to the Company Group) involving the prior employment of any of the Company Group’s employees, their services provided to the Company Group or in connection with the Business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. There are no Actions pending or, to the Company’s Knowledge, threatened challenging the validity or enforceability of this Agreement or the Ancillary Documents.

(b)    There are no outstanding Governmental Orders against any member of the Company Group or any of its properties or assets.

Section 3.20    Compliance With Laws; Permits.

(a)    Each member of the Company Group has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets. Each member of the Company Group has in place compliance programs reasonably designed to cause such member of the Company Group and its employees to comply with all applicable Laws and has made copies of such compliance program policies available to Purchaser.

(b)    Each member of the Company Group has all material Permits necessary for the conduct of its business as now being conducted or that are necessary for the lawful ownership, development and disposition of their respective properties and assets (collectively, the “Company Permits”) each of which is identified on Section 3.20(b) of the Disclosure Letter. Each Company Permit is valid and in full force and effect either pursuant to its terms or by operation of Law. No member of the Company Group is in default in any material respect under any Company Permit. As of the date hereof and to the Company’s Knowledge, no Governmental Authority has commenced, or given notice to the Company that it intends to commence, an Action to revoke or suspend any Company Permit, or given written notice that it intends not to renew any Company Permit. All applications required to have been filed for the renewal of any Company Permits have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority. To the Company’s Knowledge, no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would reasonably be expected to constitute, a default or violation under any of the Company Permits or would permit revocation or termination of, or limitation or restrictions upon, any of those Company Permits or would reasonably be expected to give rise to a material fine or other material liability against any member of the Company Group with respect to any Company Permit.

Section 3.21    Anti-Corruption, Anti-Money Laundering, Sanctions, and Trade Regulation.

(a)    Since January 1, 2016, none of (i) the members of the Company Group or, to the Company’s Knowledge, any Affiliate of the Company Group, (ii) the Company Group’s officers, directors and Key Employees or (iii) to the Company’s Knowledge, any agents of the foregoing Persons (each, a “Relevant Person”), have: (A) violated any Anti-Corruption Laws; or (B) offered, paid, promised to pay, authorized the payment of, received or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given or promised, directly or indirectly, to any Person to obtain any improper advantage for the Company Group.

(b)    At no time since January 1, 2016, has any Relevant Person (i) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Laws, Anti-Money Laundering Law or anti-fraud law, or (ii) been the subject of current, pending or, to the Company’s Knowledge, threatened investigation, inquiry or enforcement proceedings for violations of any Anti-Corruption Laws, Anti-Money Laundering Law or anti-fraud law or received any notice, request or citation for any actual or potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law or anti-fraud law.

(c)    Each member of the Company Group is, and since January 1, 2016 has been, in compliance with the Arms Export Control Act, the International Emergency Economic Powers Act, the International Traffic in Arms Regulations, the Export Administration Regulations, the Laws and orders administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, the Laws relating to anti-boycott requirements administered by the U.S. Department of Commerce, the U.S. Department of the Treasury, similar Laws and orders of non-U.S. Governmental Authorities and any other Laws and orders governing the export of items, materials, technology or data (collectively, the “Export Control Laws”). Without limiting the foregoing, each member of the Company Group: (i) has obtained in a timely manner all export licenses and other consents and Permits from, and has made and filed all necessary notices, registrations, declarations and filings with, any Governmental Authority that are required by applicable Law in connection with the export of Company Products or other operations of the Company Group, and has met the requirements of any license exceptions or exemptions, as required in connection with the export and re-export of Company Products, and releases of technology and technical data to foreign nationals located in the United States and abroad (“Export Approvals”); and (ii) is in compliance with the terms of all applicable Export Approvals. There are no pending or, to the Company’s Knowledge, threatened Actions involving any member of the Company Group with respect to Export Approvals or Export Control Laws. No member of the Company Group has, during the five-year period prior to the Effective Date, committed any violation of applicable customs and import Laws and there are no unresolved proceedings concerning any liability of the Company Group with respect to any such Laws. No member of the Company Group has submitted any disclosures or received any notice that it is subject to any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual material violation of applicable customs and import Laws, nor has any such Person made or provided any false statement or omission to any Governmental Authority or to any purchaser of Company Products in connection with the importation of items, the valuation or classification of imported items, the duty treatment of imported items, the eligibility of imported items for favorable duty rates or other special treatment, country-of-origin marking, marking and labeling requirements, other statements or certificates concerning origin, quota or visa rights, export licenses or other export authorizations, U.S.-content requirements, licenses or other approvals required by a Governmental Authority.

(d)    No Relevant Person:

(i)    has violated or is violating any applicable Sanctions;

(ii)    is a Restricted Party;

(iii)    will use, directly or indirectly, the payments made pursuant to this Agreement or any Ancillary Document to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or in any other manner that would result in a violation of Sanctions, Anti-Money Laundering Laws or Any-Corruption Laws by any Person; or

(iv)    has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(e)    The Company Group has established procedures and controls that comply with Law and that the Company Group reasonably believes are adequate and effective to ensure that the Company Group is and will continue to be in compliance with all Sanctions, Anti-Money Laundering Laws Anti-Corruption Laws, and Export Control Laws. The Company has made available to Purchaser true, correct and complete copies as in effect as of the date hereof of the Company Group’s (i) policies designed to avoid corruption, bribery, money laundering, political contributions or unlawful payments or gifts to government officials, (ii) personal securities trading policies, and (iii) codes of conduct and ethics.

Section 3.22    Environmental and Safety Matters.

(a)    Each member of the Company Group is and has been in compliance in all material respects with all applicable Environmental Laws. Without limiting the foregoing, each member of the Company Group: (a) has timely obtained, and is and has been in compliance in all material respects with, all Environmental Permits for the ownership, lease, operation or use of the respective businesses or assets of the Company Group; and (b) has prepared and timely filed with the appropriate jurisdictions all reports, data, documentation and filings required pursuant to any Environmental Law. All of the Environmental Permits that are currently held by any member of the Company Group are listed in Section 3.22(a) of the Disclosure Letter. No incident, condition, change or circumstance with respect to any member of the Company Group has occurred or exists to the Company's Knowledge that would reasonably be expected to prevent or interfere with such compliance by any member of the Company Group as the businesses are currently conducted, including any failure to make a timely application or submission for renewal of any Environmental Permit.

(b)    There is no Environmental Claim pending or, to the Company’s Knowledge, threatened against any member of the Company Group (or against any Person whose liability for such Environmental Claim any member of the Company Group has retained or assumed by Contract or under any Law). No incident, condition, change or circumstance has occurred or exists to the Company's Knowledge that would reasonably be expected to form the basis of an Environmental Claim against any member of the Company Group (or against any Person whose liability for such Environmental Claim any member of the Company Group has or retained or assumed by Contract or under any Law).

(c)    To the Company’s Knowledge, there is not present in, on or under any of the Leased Real Property any Hazardous Substance in such form or quantity so as to reasonably be expected to create any liability for any member of the Company Group under any Environmental Law. Except as set forth on Section 3.22(c) of the Disclosure Letter, no member of the Company Group has released, stored, generated, disposed of or arranged for the disposal of, transported, handled, distributed, or exposed any Person to, any Hazardous Substance, or to the Company's Knowledge, owned any property or facility contaminated by any Hazardous Substance, in each case, so as to create any material liability under any Environmental Law for any member of the Company Group.

(d)    The Company has made available to Purchaser true and complete copies, if any, of all material reports, notifications from Governmental Authorities, Environmental Permits, pending Environmental Permit applications, engineering studies and environmental studies or assessments relating to the environmental condition of any of the Leased Real Property or otherwise relating to the business of any member of the Company Group with respect to any Environmental Law, including that the Company has made available to Purchaser a true, correct and complete copy of all Phase I and Phase II environmental site assessments related to any of the Leased Real Property, in each case, that are in the possession or control of any member of the Company Group.

(e)    No member of the Company Group has assumed or provided an indemnity with respect to any liability of any other Person with respect to Environmental Laws or any Hazardous Substance, other than general contractual indemnities entered pursuant to a lease or credit agreement in the ordinary course of business.

Section 3.23    Employee Benefit Matters.

(a)    Section 3.23(a) of the supplemental letter dated the date hereof contains a true and complete list of each pension, supplemental retirement plan, savings, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, supplemental unemployment benefits, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, practice, undertaking, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, whether insured or uninsured, whether registered or not registered, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company or the Company Group or with respect to which the Company or the Company Group has or may have any liability (as listed on Section 3.23(a) of the Disclosure Letter, each, a “Benefit Plan”). The Company has separately identified in Section 3.23(a) of the Disclosure Letter each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by a member of the Company Group primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b)    In so far as they concern the Company’s participation in the Benefit Plans, a true and correct copy of the most recent versions of each of the Benefit Plans has been made available to Purchaser. In the case of any Benefit Plan that is not in written form, an accurate description of its material terms as in effect on the date hereof has been made available to Purchaser. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Benefit Plan, to the extent applicable, has been supplied or made available to Purchaser, and there have been no material changes in the financial condition in the respective plans.

(c)    Each Benefit Plan has been established, administered and maintained materially in accordance with its terms and materially in compliance with all applicable Laws and no event has occurred which will or would reasonably be expected to cause any such Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Authority questioning or challenging such compliance. Each such Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the U.S. Tax Code has received a current favorable determination letter or may rely upon a current opinion or advisory letter from the Internal Revenue Service, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Benefit Plan. Each Benefit Plan that is required to be registered under the Tax Act for tax preferred or tax exempt status has been and has continuously been so registered, and no fact or circumstance exists that would reasonably be expected to adversely affect the existing tax preferred or tax exempt status of such Benefit Plan.

(d)    No Benefit Plan is, and neither the Company nor any ERISA Affiliate has any obligation to contribute to, or has any current or contingent liability or obligations under or with respect to: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or has been subject to the minimum funding requirements of Section 412 of the U.S. Tax Code or Title IV of ERISA; (ii) an occupational pension scheme to which section 75 of the Pensions Act 1995 applies in respect of any current or former UK Employee, (iii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iv) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the U.S. Tax Code); (v) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), (vi) a “registered pension plan”, a “registered pension plan” containing a “defined benefit provision”, “retirement compensation arrangement”, “employee life and health trust”, “employee trust” or “employees profit sharing plan” as such terms are defined in Section 248(1) of the Tax Act, (vii) a plan, agreement or arrangement that is intended to be, or that has been determined by the Minister of National Revenue to be, a “salary deferral arrangement” as such term is defined in Section 248(1) of the Tax Act, or (viii) any other defined benefit pension plan.

(e)    No member of the Company Group and none of their ERISA Affiliates have any liability or contingent liability for providing, under any Benefit Plan or otherwise, any post-termination medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the U.S. Tax Code (“COBRA”) or any applicable Law for which the covered person pays the full cost of coverage.

(f)    Other than routine and undisputed claims for benefits, there is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan or the assets thereof and no facts exist which would reasonably be likely to give rise to any such Actions. There has been no “prohibited transaction” within the meaning of Section 4975 of the U.S. Tax Code or Sections 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan. All amounts that the Company Group is legally or contractually required to either: (i) deduct from its employees’ salaries and any other compensation or benefit or to transfer to such employees’ Benefit Plan; or (ii) withhold from employees’ salaries and any other compensation or benefit and to pay to any Governmental Authority as required by any applicable Law have in either case, been duly deducted, transferred, withheld and paid, and the Company Group does not have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course). With respect to each Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due by the Company have been timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Effective Date that are not yet due have been made or properly accrued.

(g)    Each Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the U.S. Tax Code and the guidance thereunder) is and has been maintained in all respects in form and operation in compliance with the requirements of Section 409A of the U.S. Tax Code and applicable guidance issued thereunder, and no amounts under any such plan, agreement or arrangement is, will be or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the U.S. Tax Code.

(h)    Each Company Option qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company’s Financial Statements. Each stock option granted by the Company is exempt from, or otherwise not subject to, Section 409A of the U.S. Tax Code. The Company Group does not have any actual or potential indemnity obligations (including an obligation to “gross-up” any Person) for any Taxes imposed under Sections 4999 or 409A of the U.S. Tax Code.

(i)    The Company Group and each ERISA Affiliate have complied and are in compliance with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010 (“PPACA”). No member of the Company Group has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the U.S. Tax Code, as applicable) or Section 4980B, 4980D or 4980H of the U.S. Tax Code.

(j)    Except as disclosed in a supplemental letter dated the date hereof from the Company to Purchaser, neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company Group to severance pay or any other payment; (ii) accelerate the time or payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of any Company Group member to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the U.S. Tax Code.

(k)    There has been no amendment to, written interpretation or announcement (whether or not written) by any member of the Company Group relating to, or change in participation or coverage under, any Benefit Plan that would materially increase the expense of maintaining such Benefit Plan.

(l)    All Benefit Plans providing health and welfare benefits are either fully insured or, if self-insured, subject to stop-loss arrangements.

Section 3.24    Employee Matters.

(a)    The supplemental letter dated the date hereof from the Company to Purchaser sets forth a list of each employee, worker and independent contractor providing services to the Company Group as of the date of this Agreement, and in the case of each such employee, worker and independent contractor, the following information, as applicable, as of the date hereof: (i) title or position; (ii) date of hire or commencement of services (including any prior service credited for any other employment purposes); (iii) work location; (iv) whether full-time or part-time; (v) for U.S. employees, whether exempt or non-exempt from the Fair Labor Standards Act and for non-U.S. employees, whether exempt or non-exempt from applicable overtime Laws; (vi) whether covered by the terms of an employment or independent contractor agreement (other than employment agreements providing the minimum statutory entitlements under applicable Law); (vii) whether absent from active employment (other than routine time off) and if so, the date such absence commenced, the reason for such absence, and the anticipated date of return to active employment; (viii) annual salary, hourly rate or fee arrangement, and if applicable, bonus target or other incentive compensation; (ix) accrued but unused vacation or paid time off; (x) employing entity; and (xi) whether they are an employee, worker or independent contractor.

(b)    No member of the Company Group is party to any collective bargaining agreements or works council agreements with any of its employees. No member of the Company Group is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, Contract, commitment or arrangement with any labor union or other employee representative body, and, to the Company’s Knowledge, there is no labor union or other employee representative body organizing activity pending or threatened with respect to the Company Group nor have any such events occurred over the past three (3) years. No member of the Company Group or, to the Company’s Knowledge, any of its Representatives, have committed any unfair labor practice in connection with the conduct of the business, and there is no charge or complaint against the Company Group by the Ministry of Labour or any comparable Governmental Authority pending or, to the Company’s Knowledge, threatened.

(c)    The Company Group is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors.

(d)    The Company Group has complied in all material respects with all applicable equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification, collective bargaining, discrimination, harassment, retaliation, immigration, workers’ compensation, unemployment compensation, withholding, and occupational safety and health. All independent contractors and consultants providing services to the Company Group have been properly classified as independent contractors or consultants for purposes of all Laws, including Laws with respect to employee benefits, employee rights and taxes and all U.S. employees of the Company Group have been properly classified under the Fair Labor Standards Act and similar state or provincial laws. The Company Group has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company Group and is not liable for any arrears of wages, Taxes, penalties, or other sums for failure to comply with any of the foregoing.

(e)    Except as disclosed in a supplemental letter dated the date hereof from the Company to Purchaser, to the Company’s Knowledge, no officer, Key Employee or group of employees intends to terminate his, her or their employment with the Company Group. No member of the Company Group has any present intention to terminate the employment of any officer, Key Employee or group of more than twenty-five (25) employees. Except as disclosed in a supplemental letter dated the date hereof from the Company to Purchaser, the employment of each U.S.-based employee of the Company Group is terminable at will. All Canadian employees of the Company Group are subject to a written employment contract with the Company Group, and the Company has not made any material oral modifications to any individual written employment contract. Except as disclosed in a supplemental letter dated the date hereof from the Company to Purchaser, there are no Actions pending, or to the Company’s Knowledge, threatened, by any former or current employee concerning such person’s employment by the Company Group, and the Company Group has no policy, practice, plan, or program of paying severance pay (except for any statutory obligations) or any form of severance compensation (except for any statutory obligations) in connection with the termination of employment services.

(f)    Except as disclosed in a supplemental letter dated the date hereof from the Company to Purchaser, all employment Contracts between any employee of the Company Group in Canada or the United Kingdom are terminable at any time on not more than three months’ notice without compensation or any liability on the part of the Company Group. All US employees are engaged by the Company Group on an at-will basis.

(g)    With respect to the Transactions, any notice required under any Law or Contract with respect to any employee has been given. Except as disclosed in a supplemental letter dated the date hereof from the Company to Purchaser, throughout the past three (3) years, the Company Group has not implemented any plant closing or layoff of employees or redundancies that would reasonably be likely to implicate any notice or consultation obligations under the U.S. Worker Adjustment and Retraining Notification Act of 1988 or any similar Law, nor does the Company Group have any such actions currently planned.

(h)    The Company Group has not made any representations regarding equity incentives to any officer, employee, director or consultant that are materially inconsistent with the applicable plan and award agreement therefore and all such equity incentives were duly approved by the Company’s Board of Directors.

(i)    No executive officer or other Key Employee or, to the Knowledge of the Company, any other employee of the Company Group is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present business activities of the Company Group.

(j)    The Company Group has investigated or reviewed all sexual harassment or other harassment, discrimination or retaliation allegations (that were made to a member of management or human resources personnel) of which it has knowledge. With respect to each such allegation with potential merit, the Company Group has taken corrective action that is reasonably calculated to prevent further improper action.

(k)    A Form I-9 or other required immigration documentation has been completed and retained with respect to each current employee and, where required by law, former employees and every employee, worker or independent contractor of the Company Group is, to the Company's Knowledge, authorized to work for the Company Group in the jurisdiction where they are employed or engaged. In the past three (3) years, the Company Group has not been the subject of any audit or other action, suit, proceeding, claim, demand, assessment or judgments nor has the Company Group been the subject of an Action involving any immigration authority or relating to immigration Laws.

(l)    Except as disclosed in a supplemental letter dated the date hereof from the Company to Purchaser, as of the date hereof no offer of employment or engagement has been made by the Company Group, in respect of any prospective employee to earn base salary of more than $50,000 per annum, that has not yet been accepted, or which has been accepted but where the employment has not yet started.

(m)    Except as disclosed in a supplemental letter dated the date hereof from the Company to Purchaser, the Company Group has not varied in any material respect during the prior six (6) months, and has no plans to vary in any material respect, (whether to take effect prior to, on or after the Effective Date) any of the terms of employment or benefits or other entitlements of any employee of the Company Group, other than as provided for in any written Contracts or required by applicable Law.

(n)    During the past three (3) years, there has been no relevant transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006 affecting the Company Group or any UK Employee.

Section 3.25    Taxes.

(a)    All income and other material Tax Returns required to be filed on or before the Effective Date (taking into account any applicable extensions) by each member of the Company Group have been, or will be, timely and duly filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and payable by the Company Group (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    Each member of the Company Group has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all related information reporting and backup withholding provisions of applicable Law.

(c)    Each member of the Company Group has collected all material sales, value added and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates and has maintained with respect to such Taxes all such records and supporting documents in material compliance with the manner required by all applicable sales and use Tax statutes and regulations.

(d)    No written claim has been made by any taxing authority in any jurisdiction where each member of the Company Group does not currently file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company Group, in each case that are still in effect (other than extension resulting from an automatic extension of the time for filing any Tax Return obtained in the ordinary course of business).

(f)    The amount of the Company Group’s liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company Group’s liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company Group (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(g)    All deficiencies asserted, or assessments made, with respect to a tax period for which the statute of limitations has not closed, against each member of the Company Group as a result of any examinations by any taxing authority have been fully paid.

(h)    No member of the Company Group is a party to any Action by any taxing authority. There are no pending Actions by any taxing authority. The Company Group is not negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Authority and the Company Group has not received any written notice from any Governmental Authority that an assessment or reassessment is proposed or may be proposed in respect of any Taxes.

(i)    The Company has made available to Purchaser copies of all federal, state, local and foreign income, corporation, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, each member of the Company Group for all Tax periods ending after 2017.

(j)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company Group.

(k)    No member of the Company Group is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax).

(l)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any member of the Company Group.

(m)    No member of the Company Group has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company Group has no liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of Law), as transferee or successor.

(n)    The Company Group will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Effective Date as a result of:

(i)    any change in a method of accounting under Section 481 of the U.S. Tax Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting (with respect to item of income that economically accrued on or prior to the Effective Date or a deduction that is economically borne on or after the Effective Date), in each case for a taxable period ending on or prior to the Effective Date;

(ii)    an installment sale or open transaction occurring prior to the Closing;

(iii)    a prepaid amount, other than deferred revenue, received on or before the Closing;

(iv)    any closing agreement under Section 7121 of the U.S. Tax Code, or similar provision of Law executed prior to Closing;

(v)    any election under Section 108(i) of the U.S. Tax Code made before the Closing;

(vi)    a reserve claimed by the Company Group in a taxable period ending on or prior to the Effective Date; or

(vii)    the deferral of any payment of or Taxes otherwise due (including through any automatic extension or other grant of relief provided pursuant to any COVID-19 Laws).

(o)    No member of the Company Group is, or has ever been, a United States real property holding corporation (as defined in Section 897(c)(2) of the U.S. Tax Code) during the applicable period specified in Section 897(c)(1)(a) of the U.S. Tax Code.

(p)    No member of the Company Group has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the U.S. Tax Code in the two years prior to the date of this Agreement.

(q)    The Company is not, and has not been, a party to, or a promoter of a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(c) or a “reportable transaction” within the meaning of Section 6707A(c)(1) of the U.S. Tax Code and Treasury Regulation Section 1.6011-4(b). To the extent required by Law, the Company has disclosed on its U.S. federal income Tax Returns all positions taken therein that would reasonably be likely to give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the U.S. Tax Code.

(r)    No member of the Company Group has ever (i) had a permanent establishment in a foreign country (within the meaning of the applicable Tax treaty) or otherwise had an office or fixed place of business in a country outside the country of its incorporation; (ii) engaged in a trade or business in any country other than the country of its incorporation that subjected any of them to Tax in such country; (iv) participated in an international boycott, as defined in Section 999 of the U.S. Tax Code, or (v) entered into a gain recognition agreement as contemplated in the Treasury Regulations promulgated under Section 367 of the U.S. Tax Code.

(s)    The Company Group has not deferred the payment of any payroll Taxes pursuant to any COVID-19 Laws, including Section 2302 of the CARES Act and Internal Revenue Service Notice 2020-65 or pursuant to any other COVID-19 Laws. The Company has not entered into a transaction, participated in an event (or a series of transactions or events) or taken an action (or failed to take an action) described in both of paragraphs 125.7(6)(a) and (b) of the Tax Act.

(t)    The Company and CanCo are duly registered for the purposes of subdivision d of Division V of Part IX of the Excise Tax Act (Canada).

(u)    The Company is, and has at all times been, a “Canadian-controlled private corporation” for purposes of the Tax Act, provided that the Company shall cease to be a “Canadian-controlled private corporation” for certain purposes upon execution of this Agreement.

(v)    The Company Group has not, either directly or indirectly, transferred property to or acquired property from, or provided services to or received services from, a person with whom they were not dealing at arm’s length (as that term is understood for purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services provided, as applicable, at the time of the disposition or acquisition thereof or provision of services, and otherwise has complied with all applicable transfer pricing requirements and such transaction have been properly documented.

(w)    No facts, circumstances or events exist or have existed that have resulted or may result in the application to the Company Group of any debt forgiveness, debt parking or property seizure provisions under any applicable Law, or the provisions of section 17, 67 or 78 of the Tax Act and any corresponding provisions of any other applicable Laws.

(x)    All amounts payable by each member of the Company Group in respect of compensation, including but not limited to salary, wages or other remuneration (other than reasonable vacation or holiday pay), have been paid within 180 days of the end of the taxation year in which the expense was incurred.

(y)    The Company Group does not have any liability for Taxes under sections 159 or 160 of the Tax Act (or the corresponding provisions of any other applicable Laws).

(z)    The Company Group has not made an “excessive eligible dividend election” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid on any class of shares of its capital.

(aa)    The Company Group has not made a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in such purchased corporation’s capital dividend account (as defined in the Tax Act) at the time of such election.

(bb)    At no time during the 60-month period immediately preceding the date hereof has more than 50% of the fair market value of the Company Shares been derived, directly or indirectly, from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties or options in respect of, or interests in, or for civil law rights in, any such property, whether or not the property exists (as each such term is interpreted for purposes of the definition of taxable Canadian property in the Tax Act).

(cc)    All research and development investment tax credits were claimed by each member of the Company Group in accordance with the Tax Act and the relevant provincial tax laws and each member of the Company Group satisfied at all times the relevant criteria and conditions entitling it to such tax credits. All refunds of research and development investment tax credits received or receivable by each member of the Company Group in any taxation year were claimed in accordance with the Tax Act and the relevant provincial tax laws and each member of the Company Group satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such tax credits.

(dd)    The Company meets all eligibility requirements for, and is entitled to, all amounts applied for or received under or in connection with any application filed under section 125.7 of the Tax Act, including any support or program adopted pursuant to Canada's COVID-19 Economic Response Plan or related measures, and any applications, declarations or other filings made in connection therewith are complete and accurate.

(ee)    The Company Group is in compliance in all material respects with section 247 of the Tax Act and all other applicable transfer pricing laws and regulations.

(ff)    All Tax and national insurance contributions deductible under the PAYE system and/or any other Tax statute or legislation have, so far as required to be deducted, been deducted from all payments made (or treated as made) by the Company Group.

(gg)    Notwithstanding anything to the contrary, nothing in this Section 3.25 or elsewhere in this Agreement shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, non-capital loss, capital loss, or other tax attributes of the Company Group, and except for the representations and warranties in Section 3.25(k), Section 3.25(m), Section 3.25(n), Section 3.25(p), Section 3.25(r)(v), Section 3.25(t), Section 3.25(w), Section 3.25(s), Section 3.25(z), and Section 3.25(aa), the representations or warranties in this Section 3.25 apply solely to Pre-Closing Tax Periods.

(hh)    For the avoidance of doubt, the matters pertaining to Taxes set forth on Schedule 8.02(g) shall be deemed disclosed for all purposes of this Section 3.25, so long as application to such matter to the applicable provision of this Section 3.25 is reasonably apparent from the reading of such disclosure.

Section 3.26    Books and Records. The statutory books, and minute books and stock record books of the Company Group, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company Group contain accurate and complete records of all meetings, and actions taken by written consent of, the Company Shareholders, the Company Board and any boards of the Company Group and any committees of the Company Board or boards of the Company Group, and no meeting, or action taken by written consent, of any such Company Shareholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company Group. The Company Constating Documents of the Company Group are in the form provided to Purchaser. The copy of the minute books of the Company Group provided to Purchaser contains minutes of all meetings of directors and Company Shareholders and all actions by written consent without a meeting by the directors and Shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and Company Shareholders with respect to all transactions referred to in such minutes.

Section 3.27    Product Liability; Product Warranties and Recalls.

(a)    Accurate and complete copies of each standard or product warranty currently used by the Company Group with respect to Company Products have been made available to Purchaser. There have not been any material deviations from such warranties with respect to Company Products, and neither the Company Group nor any of its employees or agents is authorized to undertake obligations to any customer or to other third parties in respect of Company Products in addition to or in excess of such warranties.

(b)    Section 3.27(b) of the Disclosure Letter includes an accurate and complete list of warranty claims and rebate reports, in each case with respect to product malfunctions or property damage issues, for the three years ended on the date of this Agreement.

(c)    Except as set forth on Section 3.28(c) of the Disclosure Letter, during the past three years there has been no Action pending or, to the Company’s Knowledge, threatened, relating to alleged defects in Company Products or the failure of any such products to meet the warranty specifications or material contractual commitments applicable to such products.

(d)    There are no pending, or to the Company’s Knowledge, threatened recalls for the Company Products. During the past three years there have been no product recalls or market withdrawals or post-sale warnings involving any Company Product.

Section 3.28    Related Party Transactions. Except as disclosed in a supplemental letter dated the date hereof from the Company to Purchaser and other than employment relationships, payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no executive officer or director of the Company Group or any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company Group or any of its assets, rights or properties or has any interest in any property owned by the Company Group or has engaged in any transaction with any of the foregoing within the last 12 months.

Section 3.29    Brokers or Finders. Except for Bank of America (the fees and expenses of whom constitute Transaction Expenses), no member of the Company Group has incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company Group, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the Transactions.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as set forth in the correspondingly numbered Section of the Disclosure Letter, Parent and Purchaser each severally represents and warrants to the Company that the statements contained in this ARTICLE 4 are true and correct as of the date hereof.

Section 4.01    Organization and Authority of Purchaser. Each of Purchaser, Parent and Generac Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of them has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by Purchaser, Parent and Generac Holdings of this Agreement and any Ancillary Document to which they are a party and the consummation by then of the Transactions have been duly authorized by all requisite corporate action on their part and no other corporate proceedings on the part of Purchaser, Parent and Generac Holdings are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms (subject to the Enforcement Limitation). When each Ancillary Document to which Purchaser, Parent or Generac Holdings is or will be a party has been duly executed and delivered by Purchaser or Generac Holdings (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Purchaser, Parent or Generac Holdings enforceable against it in accordance with its terms.

Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Purchaser, Parent and Generac Holdings of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Purchaser, Parent and Generac Holdings; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser, Parent and Generac Holdings; or (c) require the consent, notice or other action by any Person under any Contract to which Purchaser, Parent or Generac Holdings is a party, except in the case of clauses (b) and (c) as would not reasonably be expected to have a material adverse effect on the ability of Purchaser, Parent and Generac Holdings to consummate the Transactions. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser, Parent or Generac Holdings in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions, except pursuant to the HSR Act or as would not reasonably be expected to have a material adverse effect on the ability of Purchaser, Parent and Generac Holdings to consummate the Transactions. The issuance and sale of the Consideration Shares pursuant to the terms and conditions of this Agreement will not contravene the rules and regulations of the New York Stock Exchange.

Section 4.03    Legal Proceedings. There are no Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser, Parent, Generac Holdings or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

Section 4.04    Sufficiency of Funds; Solvency. Purchaser has access to sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Cash Consideration and consummate the Transactions. Immediately after giving effect to the Transactions, assuming the accuracy of the representations and warranties set forth in ARTICLE 3, none of Purchaser, Parent or Generac Holdings, individually or in the aggregate shall (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due. In completing the Transactions, none of the Purchaser, Parent or Generac Holdings intends to hinder, delay or defraud any present or future creditors of any of the Company Group.

Section 4.05    Capitalization. Generac Holdings has, and shall have at the Closing, sufficient authorized shares of Generac Common Stock to deliver all of the Consideration Shares, and the Consideration Shares will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free of all Encumbrances of any nature (other than pursuant to applicable securities Laws) imposed by or through Generac Holdings, and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Generac Holdings’ organizational documents.

Section 4.06    Generac Holdings SEC Reports; Controls and Procedures.

(a)    As of its filing date, each periodic or current report filed by Generac Holdings with the U.S. Securities and Exchange Commission pursuant to the U.S. Exchange Act since December 31, 2020 (i) complied as to form in all material respects with the applicable requirements of the U.S. Exchange Act and the U.S. Securities Act and (ii) did not contain any Misrepresentation.

(b)    Generac Holdings maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the U.S. Exchange Act) that complies in all material respects with the requirements of the U.S. Exchange Act and has been designed by Generac Holdings’ principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Generac Holdings’ internal control over financial reporting is effective for purposes of Rules 13a-15 and 15d-15 under the Exchange Act.

Section 4.07    Investment Canada Act. Purchaser is a Trade Agreement Investor for the purposes of the Investment Canada Act.

Section 4.08    Brokers or Finders. Except for Goldman Sachs, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or Generac Holdings.

Section 4.09    R&W Insurance Policy. Purchaser has provided the Company with a true and correct copy of the substantially final draft of the binder agreement (including form of R&W Insurance Policy) that Parent intends to enter into concurrently with its entry into this Agreement with respect to the R&W Insurance Policy. Purchaser has not materially breached any provision of such commitment in a manner that would reasonably be expected to prevent the R&W Insurance Policy from being issued. The R&W Insurance Policy shall contain an express waiver of rights of subrogation against the Company Securityholders, and a provision that each such Person is an express third-party beneficiary thereof, as set forth in such substantially final draft of the policy.

Section 4.10    Investment Representations.

(a)    The Company Securities are being acquired by the Purchaser solely for the Purchaser’s own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of them in violation of the Securities Act of 1933, as amended, or any other securities law.

(b)    The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the proposed investment in the Company Securities.

(c)    The Purchaser understands that the Company Securities may not be sold, transferred or otherwise disposed of by it without registration under the Securities Act of 1933, as amended, and any applicable securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering such Company Securities or an available exemption from registration, such Company Securities may be required to be held indefinitely.

ARTICLE 5.
COVENANTS

Section 5.01    Conduct of the Business Prior to the Closing.

(a)    From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each other member of the Company Group to, use commercially reasonable efforts to (x) conduct the Business in the ordinary course of business consistent with past practice (except for any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 Measures); and (y) maintain and preserve intact the current organization, Business and franchise of the Company Group and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company Group. Without limiting the foregoing, from the date hereof until the Closing, the Company shall, and shall cause each other member of the Company Group to, use commercially reasonable efforts to:

(i)    preserve and maintain all of its Permits;

(ii)    pay its debts, Taxes and other obligations when due;

(iii)    maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv)    continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(v)    defend and protect its properties and assets from infringement or usurpation;

(vi)    perform all of its obligations under all Contracts relating to or affecting its properties, assets or the Business;

(vii)    maintain existing relations with customers, suppliers, licensors, licensees, advertisers, distributors, employees and other third parties having material business dealings with the Company Group;

(viii)    maintain its books and records in accordance with past practice; and

(ix)    comply in all material respects with all applicable Laws.

(b)    From the date hereof until the Closing, except as set forth on Schedule 5.01(b) hereto and other than ordinary course renewals or expenditures with or from any existing Material Customer or Material Suppliers, as otherwise expressly provided in this Agreement (including in connection with the Pre-Closing Reorganization) or as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other member of the Company Group not to:

(i)    other than as disclosed in a supplemental letter dated the date hereof from the Company to Purchaser, issue, sell, deliver, award or grant (A) any equity interests in the Company Group or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any member of the Company Group to issue, deliver or sell any equity interests in any member of the Company Group;

(ii)    acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets in the ordinary course of business;

(iii)    amend the Company Constating Documents;

(iv)    sell, lease, assign, license, convey or otherwise dispose of any assets outside of the ordinary course of business;

(v)    hire or terminate (other than for cause) any officer or any employee of the Company Group with an annualized salary of $200,000 or more (other than any hiring as may be necessary to replace an employee whose employment has terminated (and, in such case, such hiring shall be on terms comparable to those of the employee who is being replaced));

(vi)    except as otherwise contemplated herein, change any Tax election, change an annual accounting period, change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to the Company Group, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company Group, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(vii)    sell, license or assign any Intellectual Property of the Company Group, except in the ordinary course of business;

(viii)    enter into, materially modify, waive, renew or terminate any Material Contracts or enter into any Contract, which if entered into prior to the date hereof, would be a Material Contract;

(ix)    perform any act, or attempt to perform any act, or permit any act or omission to act, which would cause a material breach of any Material Contract;

(x)    authorize, or make any commitment with respect to, any capital expenditures in excess of $625,000 in the aggregate;

(xi)    make any change to any compensation or benefit arrangement for (A) any employee that has the title of “Director” or any title above “Director” or (B) other than in the ordinary course of business and consistent with past practice, any other current or former employee, officer, director, independent contractor or consultant;

(xii)    initiate any Action or settle or compromise any Action;

(xiii)    cancel or fail to renew any Insurance Policy;

(xiv)    make any change in its accounting policies, unless such change is required by GAAP or applicable Law after the date hereof;

(xv)    accelerate the collection of accounts receivable, defer the payment of any liability or take any similar action outside the ordinary course of business which would be reasonably expected to decrease the Closing Working Capital of the Company;

(xvi)    take any action for the winding up, liquidation, dissolution or reorganization of any member of the Company Group or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any assets or revenues of any member of the Company Group;

(xvii)    enter into any transaction with any officer, director, equityholder or Affiliate of the Company Group;

(xviii)    other than as set forth on Schedule 5.12, (A) split, combine or reclassify any of the securities of any member of the Company Group; (B) reduce the stated capital or capital account of the shares of any member of the Company Group; (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of any member of the Company Group; (D) reorganize, amalgamate or merge any member of the Company Group with any other Person; or (E) transfer the securities or assets of any member of the Company Group to any other Person; or

(xix)    take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02    Access to Information.

From the date hereof until the Closing, the Company shall use commercially reasonable efforts to (a) afford Purchaser and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Purchaser in its review of the Company. Any investigation pursuant to this Section 5.02 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement. Notwithstanding anything to the contrary in this Agreement, no Party shall be required to disclose any information to any other Party or its counsel, advisors or Representatives if doing so would in the written opinion of such Party’s outside counsel (i) materially violate any Law or (ii) result in the waiver of any legal privilege or work product protection available to such Party (provided that in any such case, the Parties shall use commercially reasonable efforts, such as the execution of a joint defense or common interest agreement, to overcome such barriers).

Section 5.03    Notice of Certain Events.

(a)    From the date hereof until the Closing, the Company shall use commercially reasonable efforts to promptly notify Purchaser in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which the Company has Knowledge and which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)    any notice or other communication from any Person to the Company Group alleging that the consent of such Person is or may be required in connection with the Transactions;

(iii)    any notice or other communication from any Governmental Authority to the Company Group in connection with the Transactions; and

(iv)    any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company Group that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.19(a) or that relates to the consummation of the Transactions.

(b)    Purchaser’s receipt of information pursuant to this Section 5.03 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Letter.

Section 5.04    Generac Indebtedness. The entire $30 million principal amount of the Generac Indebtedness shall be funded to the Company no later than November 5, 2021 in accordance with (and subject to the terms and conditions set forth in) the Commitment Letter, dated as of September 13, 2021, by and between Parent and the Company. For the sake of clarity, Generac Indebtedness shall be included in Indebtedness in the calculation of the Arrangement Consideration, but Purchaser may elect that the Generac Indebtedness remain outstanding or be repaid using cash of the Company Group rather than being repaid by Purchaser at Closing, provided that in no instance shall the Generac Indebtedness be treated as a Company Security.

Section 5.05    No Solicitation of Other Bids.

(a)    The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreement or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be likely to lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer (whether written or oral) from any Person or group of Persons (other than Parent, Purchaser or one or more of their Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of voting or equity securities of the Company (including securities convertible into or exercisable or exchangeable for voting or equity securities); or (iii) the direct or indirect sale, lease, exchange, joint venture or other disposition (or any lease, long term supply agreement, license or other arrangement having the same economic effect as a sale) of any significant portion of the Company’s or any of its subsidiaries’ properties or assets (including any voting or equity securities of any of the Company’s subsidiaries).

(b)    In addition to the other obligations under this Section 5.05, the Company shall promptly (and in any event within three Business Days after receipt thereof by the Company or its Representatives) advise Purchaser of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)    The Company agrees that the rights and remedies for noncompliance with this Section 5.05 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 5.06    Actions to Closing. Subject to the terms and conditions of this Agreement, each party shall, and shall cause its respective Affiliates to, perform all obligations required to be performed by such party under this Agreement, cooperate with the other party in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Transactions, including (without limiting the obligations of such party in ARTICLE 2) the following:

(a)    The parties (other than the Securityholder Representative) shall forthwith carry out the terms of the Interim Order and Final Order and take all necessary actions to give effect to the Transactions.

(b)    Each party shall use its commercially reasonable efforts to carry out all actions necessary to ensure the availability of the exemption from registration under Section 3(a)(10) of the U.S. Securities Act and applicable state securities laws.

(c)    The Company shall deliver to Purchaser written resignations, effective as of the Effective Date, of all of the officers and directors (or similar positions) of the Company Group and the company secretary of the UKCo (unless otherwise requested by Purchaser) at least five Business Days prior to the Closing.

(d)    Each party hereto (other than the Securityholder Representative) shall, as promptly as possible, use commercially reasonable efforts to (i) make, or cause or be made, any filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Any filing fees required in connection with any such filings or submissions shall be split equally by the Company or the Company Securityholders, on the one hand, and Purchaser, on the other hand.

(e)    Each party confirms that it (or its “ultimate parent entity”) filed the requisite notification form required under the HSR Act on October 29, 2021.

(f)    The Company and Purchaser shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.03 of the Disclosure Letter, provided, that neither Company nor Purchaser shall be required to make payment to a third party in connection therewith.

(g)    Notwithstanding anything to the contrary, nothing in this Agreement or otherwise shall require, or be construed to require, Generac Holdings, Purchaser or any of their Affiliates to, or to agree to: (i) sell, hold, divest, discontinue or limit any assets, businesses or interests of Generac Holdings, Purchaser, the Company Group or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in any case, would reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Purchaser of the Transactions; (iii) any material modification or waiver of the terms and conditions of this Agreement; or (iv) commence, prosecute, defend or settle any Action.

(h)    The Company shall use reasonable best efforts to secure duly executed counterparts to the Support Agreement from each Company Securityholder as promptly as practicable following execution of this Agreement.

(i)    From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE 7 hereof.

Section 5.07    Directors’ and Officers’ Indemnification and Insurance.

(a)    Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by the Company Group now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company Constating Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.07 of the Disclosure Letter, shall survive the Arrangement and shall remain in full force and effect in accordance with their terms, and each member of the Company Group shall cause its constating documents to contain terms with respect to indemnification, advancement of expenses and exculpation of the D&O Indemnified Parties in respect of claims arising from facts or events which occurred on or prior to the Effective Date not less favorable to a D&O Indemnified Party than such current terms until the later of (i) the six year anniversary of the Closing and (ii) the date that all applicable statute of limitation periods have expired for any claim or claims for which a D&O Indemnified Party may be entitled to indemnification thereunder.

(b)    Prior to Closing, the Company shall use commercially reasonable efforts to procure customary “tail” or “run off” policies of directors’ and officers’ liability insurance and cyber and technology liability insurance providing protection no less favorable in the aggregate than the protection provided by the policies maintained by the Company Group as of the date hereof and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date (provided, that, as an alternative to a cyber and technology liability tail policy, the Company may procure consent of the insurer permitting such insurance to remain in place and insuring the entire Company Group notwithstanding the change of control in connection with the Transactions), the costs of which shall be Transaction Expenses.

(c)    This covenant is intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

Section 5.08    Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements, or otherwise communicate with any news media, in respect of this Agreement or the Transactions without the prior written consent of Generac Holdings (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding anything to the contrary, Generac Holdings shall be permitted to make any filing with the U.S. Securities and Exchange Commission or the New York Stock Exchange that it considers necessary to comply with its responsibilities as a public company (including, if applicable, filing a copy of this Agreement, provided that Generac Holdings shall not publicly disclose the Disclosure Letter unless otherwise required by applicable Law). Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Transactions, the Securityholder Representative shall be permitted to announce that it has been engaged to serve as the Securityholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 5.09    Further Assurances. At and after the Effective Time, the officers and directors of the Company shall be authorized to execute and deliver, in the name and behalf of the Company Group, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company Group, any other actions and things to vest, perfect or confirm of record or otherwise in the Company Group any and all right, title and interest in, to and under any of the rights, properties or assets of Purchaser or the Company Group acquired or to be acquired as a result of, or in connection with, the Arrangement.

Section 5.10    Amalgamation. The Purchaser agrees that it will not complete an amalgamation involving the Purchaser and the Company on the Effective Date.

Section 5.11    Data Room Copies. Promptly following execution of this Agreement, the Company shall provide Purchaser with three archival copies of the data room made available to Purchaser in connection with the Transactions, as it exists as of shortly prior to the execution of this Agreement. In connection with Closing, the Company shall provide copies of such data room, as it exists shortly prior to Closing, on a USB “flash” drive or other suitable tangible storage medium in such quantity as Purchaser may reasonably request.

Section 5.12    Pre-Closing Reorganization. Prior to the Closing and in connection with the Arrangement, the Company and the Shareholders shall cause the Pre-Closing Reorganization to be effected in accordance with Section 5.12 of the Disclosure Letter, and any Pre-Closing Reorganization Documents in connection therewith shall be in form and substance acceptable to Purchaser, acting reasonably. Purchaser acknowledges and agrees that the implementation of the Pre-Closing Reorganization and all actions taken in connection therewith (to the extent set out in Section 5.12 of the Disclosure Letter) shall not be considered to be a breach of any representation, warranty or covenant of the Company or the Company Securityholders under this Agreement.

Section 5.13    401(k) Plan Termination. If a member of the Company Group maintains a Benefit Plan which is intended as a defined contribution plan under Section 401(k) of the U.S. Tax Code (a “Company 401(k) Plan”) then, unless otherwise directed in writing by Purchaser, at least one day prior to the Effective Date, the applicable Company Group member shall take all necessary actions to terminate its Company 401(k) Plan, effective as of the date immediately preceding the Effective Date and contingent upon the consummation of the Transactions.  The Company Group member shall provide Purchaser with a copy of any resolutions or other corporate action (the form and substance of which shall be subject to review and approval by Purchaser, with such approval not to be unreasonably withheld or delayed) evidencing that the Company 401(k) Plan will be terminated effective as of the date immediately preceding the Effective Date, contingent upon the consummation of the Transactions.  The Company Group member shall also take such other actions in further of terminating such Company 401(k) Plan as Purchaser may reasonably requires.

Section 5.14    NYSE Listing. As promptly as practicable following the date hereof, and in any event prior to the Closing, Generac Holdings shall effect the listing (subject to official notice of issuance) of the Closing Consideration Shares (if the Closing Consideration Shares are to be newly issued shares rather than treasury shares). Prior to the date on which Earnout Consideration Shares are to be issued hereunder, Generac Holdings shall effect the listing (subject to official notice of issuance) of the applicable amount of Earnout Consideration Shares (if the Earnout Consideration Shares are to be newly issued shares rather than treasury shares).

ARTICLE 6.
TAX MATTERS

Section 6.01    Tax Covenants.

(a)    Except as otherwise contemplated herein, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), prior to the Closing, the Company Group, its Representatives and the Shareholders shall not make, change or rescind any Tax election, amend any Tax Return or take position on any Tax Return, take any action, omit to take any action or enter into any other transaction or enter into any similar action, in each case outside the ordinary course of business or in a manner that is inconsistent with past practice, that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Surviving Corporation in respect of any Post-Closing Tax Period.

(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be paid by the party responsible under applicable Law for such payment but shall be borne 50% by the Company Securityholders (as Transaction Expenses or otherwise) and 50% by Purchaser. The person responsible under applicable Law shall timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

Section 6.02    Termination of Existing Tax Sharing Agreement. Any and all existing Tax sharing agreement with a Person other than a Company Group (other than an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax) (whether written or not) binding upon the Company Group shall be terminated as of the Effective Date. After such date neither the Company Group nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.03    Tax Returns.

(a)    The Company and each other member of the Company Group shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company Group that are due on or before the Effective Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Effective Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Effective Date. Unless otherwise required by applicable Law, neither the Purchaser nor the Company Group shall amend any Tax Return with respect to a Pre-Closing Tax Period without the Securityholder Representative’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

(b)    Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company Group after the Effective Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, Purchaser shall use commercially reasonable efforts to submit the same to Securityholder Representative (together with schedules, statements and, to the extent requested by Securityholder Representative, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. The Securityholder Representative shall notify the Purchaser in writing within fifteen (15) days if it has any reasonable comments in respect of any such Tax Return and such reasonable comments shall be implemented. Notwithstanding any other provision hereof, the parties acknowledge that (a) the Company Group shall not make an election pursuant to subsection 256(9) of the Tax Act and (b) the Company shall make one or more designations under paragraph 111(4)(e) of the Tax Act in the amounts and in respect of the capital properties described in Section 5.12 of the Disclosure Letter and one or more election(s) under subsection 83(2) of the Tax Act as part of the Pre-Closing Reorganization. The Purchaser will ensure that each such designation is filed together with the Tax Returns for such taxation years in accordance with the Tax Act. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Purchaser.

(c)    In the case of any Straddle Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be calculated as follows:

(i)    In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period up to but not including the Effective Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii)    In the case of Taxes not described in (i) above (such as Taxes that are based upon or related to income or receipts, or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of any such Taxes shall be determined as if such taxable period ended at the end of the day before the Effective Date.

(d)    If it is determined that the Company has made an “excessive eligible dividend designation” (as defined in subsection 89(1) of the Tax Act) in respect of a Pre-Closing Tax Period, the Company Securityholders hereby concur in the making of an election under subsection 185.1(2) of the Tax Act in respect of such dividend, and such election shall be made by the Company in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the Tax Act.

(e)    If it is determined that the Company has made an election under subsection 83(2) of the Tax Act in respect of the full amount of any dividend payable by it on shares of any class of its capital stock in respect of a Pre-Closing Tax Period or in the context of the Pre-Closing Reorganization, and the full amount of such dividend exceeded the amount of the “capital dividend account” (as defined in the Tax Act) of the Company immediately before the dividend became payable, the Company Securityholders hereby concur in the making of an election under subsection 184(3) of the Tax Act in respect of such dividend and such election shall, at the request of the Securityholder Representative, be made by the Company in the manner and within the time prescribed by subsection 184(3) of the Tax Act.

(f)    All Tax Returns prepared pursuant to this Section 6.03 shall claim any and all Transaction Tax Deductions in a Pre-Closing Tax Period, to the extent Purchaser reasonably determines is permitted under applicable Law.

Section 6.04    Cooperation and Exchange of Information. The Securityholder Representative, the Company Group and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE 6 or otherwise, and in connection with any audit or other proceeding in respect of Taxes, and shall cause their respective Representatives to reasonably cooperate. Such cooperation and information shall include reasonable retention and (upon the other party’s reasonable request) providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If requested by a party hereto, the Company Group and the Purchaser will use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with respect to the Transactions contemplated hereby, and the Securityholder Representative shall cooperate with such efforts.

Section 6.05    FIRPTA Statement. On the Effective Date, the Company shall deliver to Purchaser a certificate, dated as of the Effective Date, certifying to the effect that no interest in USCo is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIRPTA Statement”), together with a draft notice, prepared in accordance with Treasury Regulation Section 1.897-2(h)(2), which shall be mailed by the Company promptly after Closing (together with copies of such FIRPTA Statement) to the IRS in accordance with Treasury Regulation Section 1.897-2(h)(2).

Section 6.06    Section 338 Election. Purchaser and its Affiliates shall have the right to make and file (or cause to be made and filed) an election pursuant to Section 338(g) of the U.S. Tax Code (and any comparable provision of state or local Law) in accordance with the Treasury Regulations promulgated thereunder, with respect to Purchaser’s acquisition of the members of the Company Group (other than USCo) pursuant to the Transactions.  If such election is made, the parties to the Agreement shall report the Transactions consistent with this Section 6.06 and shall not take any position, whether on a Tax Return or in a Tax proceeding, inconsistent with this Section 6.06, except as otherwise required by applicable Law.

Section 6.07    Tax Refunds. Other than such refunds of Taxes or overpayments taken into account in the Closing Working Capital or otherwise in the determination of Closing Arrangement Consideration or received or credited (in lieu of a cash refund) after the date on which Earnout Consideration has been finally determined in accordance with this Agreement (which refunds and overpayments shall be solely for the benefit of the post-Closing Company Group, provided that the Company Group did not intentionally delay such receipt or credit after such date), all Tax refunds and overpayments of Tax of the Company Group relating to a Pre-Closing Tax Period of the Company Group (in each case, net of any Losses relating to obtaining such refunds or overpayments, including Taxes payable on such amounts) that are not reflected in the settlement of Closing Working Capital, and that are actually received in cash or applied to reduce a cash Tax liability of the Company Group in a subsequent Taxable period, shall be solely for the benefit of the Company Securityholders. The Company Group and Purchaser shall cause such Tax refunds (or overpayments), net of Tax payable on such amounts and other costs and expenses to Purchaser or its Affiliates (including the Company Group) related to or arising in respect of such refund or overpayment and subject to Section 8.05(c), to be paid or added to the next distribution or payment that is otherwise to be made to the Company Securityholders pursuant to this Agreement or the Escrow Agreement and allocated among them by their Pro Rata Shares. If no such distribution or payment is made within twelve months of an amount coming due hereunder or if the aggregate amount due exceeds $1,000,000, the Purchaser shall promptly cause such amount to be paid to the Exchange Agent or as otherwise directed by the Securityholder Representative. For Tax purposes, any such payment to the Company Securityholders shall be treated as an adjustment to the purchase price to the extent permitted by Law. The Company Securityholders agree to repay to Purchaser the amount paid to them pursuant to this Section 6.07 (plus any interest, penalties or other charges imposed by the relevant taxing authority in respect of such amount) in the event that Purchaser or its Affiliates (including the Company Group) is required to repay such refund to such taxing authority. Notwithstanding the foregoing, any such refunds of Taxes shall be for the account of Purchaser to the extent such refunds of Taxes are attributable to the carryback from a Post-Closing Tax Period of items of loss, deduction or credit, or other Tax items, of the Company Group (or any of their respective Affiliates, including Purchaser). The amount of any refunds of Taxes of Company Group for any Post-Closing Tax Period shall be for the account of Purchaser.

Section 6.08    Tax Contest. If the Purchaser or Company Group receives notice of a claim by a Tax authority in respect of Taxes of any Company Group for a Pre-Closing Tax Period which may give rise to a liability of a Company Securityholder under this Agreement, then the Purchaser shall promptly give written notice to the Securityholder Representative; provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure. After the Effective Date, except as set forth in the next sentence, the Company Group shall control the conduct, through counsel of its own choosing, of any audit or other proceeding involving any asserted Tax liability or refund with respect to any Company Group (a “Tax Contest”); provided that to the extent a Company Securityholder could have any material liability under this Agreement with respect to such Tax Contest, the Securityholder Representative shall have the right to participate in such Tax Contest at the Company Securityholders’ expense, and the Company Group shall not settle, compromise and/or concede any such portion of such Tax Contest without the written consent of the Securityholder Representative, which shall not be unreasonably withheld, conditioned or delayed. In the case of a Tax Contest after the Effective Date that relates to the Pre-Closing Reorganization or solely to taxable period ending before the Effective Date, the Securityholder Representative, at the expense of the Company Securityholders, shall control the conduct of such Tax Contest, using counsel reasonably satisfactory to the Company Group provided, however, that the Securityholder Representative’s right to control the conduct of such Tax Consent shall be conditioned on Company Securityholders first depositing the amount of any outstanding Tax Liability at issue in such Tax Contest and the Securityholder Representative must first consult, in good faith with Purchaser before taking any material action with respect to the conduct of such Tax Claim. The Company Group shall have the right to participate in such Tax Contest at its own expense, and Securityholder Representative shall not settle, compromise and/or concede any portion of such Tax Contest without the written consent of the Company Group, which shall not be unreasonably withheld, conditioned or delayed.

Section 6.09    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.25 and this ARTICLE 6 shall survive for three (3) years from the Effective Time (except any Tax Claim or Tax Contest pending at the end of such survival period shall survive until resolved to the extent such Tax Claim or Tax Contest was duly notified to the Securityholder Representative before the expiry of the survival period).

ARTICLE 7.
CONDITIONS TO CLOSING

Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such Transactions or causing any of the Transactions to be rescinded following completion thereof.

(b)    The waiting period under the HSR Act shall have expired or been terminated.

(c)    The Arrangement Resolution shall have been duly adopted by the Requisite Company Vote.

(d)    Each of the Interim Order and Final Order shall have been obtained, and remain in effect, in form and substance reasonably satisfactory to each of the Company and Purchaser.

(e)    The Consideration Shares shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof.

Section 7.02    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions shall be subject to the fulfillment or Purchaser’s waiver, of each of the following conditions:

(a)    Other than the representations and warranties of the Company contained in Section 3.01 (Organization and Qualification of the Company), Section 3.02(a) (Authority, Board Approval), Section 3.04(a) and (c)–(e) (Capitalization), Section 3.05(a) (Subsidiaries) and Section 3.29 (Brokers or Finders), the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty already qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Effective Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.01 (Organization and Qualification of the Company), Section 3.02(a) (Authority, Board Approval), Section 3.05(a) (Subsidiaries) and Section 3.29 (Brokers or Finders) shall be true and correct in all respects on and as of the date hereof and on and as of the Effective Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.04(a) and (c)–(e) (Capitalization) shall be true and correct in all respects on and as of the date hereof and on and as of the Effective Date with the same effect as though made at and as of such date, in each case other than de minimis errors, changes contemplated by Schedule 5.12, changes to reflect the exercise or forfeiture of Company Derivatives disclosed on Section 3.04(b) of the Disclosure Letter, and grants of Company Options expressly contemplated by Section 5.01(b) (provided that all such changes shall be properly set forth in the Consideration Spreadsheet).

(b)    The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Effective Date; provided that, with respect to agreements, covenants and conditions that are already qualified by materiality, the Company shall have performed such agreement, covenants and conditions, as so qualified, in all respects.

(c)    No Action shall have been commenced against Purchaser or the Company Group, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any Transaction.

(d)    There shall not have occurred any Material Adverse Effect.

(e)    The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(f)    Company Securityholders holding less than 2.5% of the Fully Diluted Share Number shall have exercised, or purported to exercise, dissenters’ or appraisal rights with respect to any Company Securities.

(g)    The Company’s Shareholders who are also Key Employees shall have executed Support Agreement and shall not have repudiated, challenged or materially violated the restrictive covenants set forth therein.

Section 7.03    Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the fulfillment or the Company’s waiver, of each of the following conditions:

(a)    Other than the Fundamental Representations of Purchaser, the representations and warranties of Purchaser contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty already qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Effective Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of Purchaser shall be true and correct in all respects on and as of the date hereof and on and as of the Effective Date with the same effect as though made at and as of such date.

(b)    Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Effective Date; provided that, with respect to agreements, covenants and conditions that are already qualified by materiality, Purchaser shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)    Purchaser shall have delivered each of the closing deliverables set forth in Section 2.03(b).

(e)    Purchaser shall have provided the Company with an executed copy of the Exchange Agent Agreement.

(f)    There shall not have occurred an Generac Material Adverse Change.

ARTICLE 8.
INDEMNIFICATION

Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Effective Date; provided that the Fundamental Representations shall survive until three (3) years from the Effective Time. No claim for Losses pursuant to Section 8.02(g) shall be made subsequent to three (3) years from the Effective Date. All covenants and agreements of the parties contained herein to be performed subsequent to the Closing shall survive the Closing in accordance with their terms or for the period explicitly specified herein (which, in the case of Article 6 and Section 8.02(e), is three (3) years from the Effective Time and, in the case of claims with respect to Section 2.09(d), is the end of the Review Period applicable to the related Earnout Consideration), and none of the covenants and agreements of the parties contained herein to be performed prior to the Closing shall survive the Closing. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party in accordance with Section 8.08 prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02    Indemnification of Purchaser and Affiliates. Subject to the other terms and conditions of this ARTICLE 8, each Company Securityholder shall severally, but not jointly, indemnify and hold the Purchaser and its Affiliates (including the Company Group) (collectively, the “Purchaser Indemnitees”) harmless from such Company Securityholder’s Pro Rata Share of any and all Losses (it being understood that any portion of the funds in the Escrow Funds that are distributed to a Purchaser Indemnitee pursuant to this Article 8 shall be deemed to have been “severally” recovered from each of the Company Securityholders based on such Company Securityholder’s Pro Rata Share applicable to such Loss) incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Effective Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date), but excluding any Loss included under Section 8.02(f);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company prior to the Closing pursuant to this Agreement;

(c)    (i) any amounts paid to the holders of Company Securities who have exercised or purported to exercise dissenters’ or appraisal rights, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not exercised or purported to exercise such rights, and any other Losses relating to such exercise or purported exercise (including the reasonable costs of any Action related thereto) and (ii) any claim made by any past, present or purported Company Securityholder relating to such Person's rights with respect to Company Securities or the Arrangement Consideration (other than a claim asserted in accordance with this Agreement for the payment of Arrangement Consideration in accordance with the terms hereof), or with respect to the calculations and determinations set forth on the Pre-Closing Certificate (including the Consideration Spreadsheet and updated version thereof), or challenging this Agreement or the Transactions;

(d)    any Transaction Expenses or Indebtedness of the Company Group outstanding as of the Closing to the extent not paid or satisfied by or on behalf of the Company Group prior to the Closing, and such amount is not deducted in the determination of Closing Arrangement Consideration;

(e)    all Taxes of the Company Group (i) for all Pre-Closing Tax Periods, (ii) in respect of the transactions in respect of the Company Securities pursuant to this Agreement or the Plan of Arrangement, (iii) in respect of the Transaction Expenses and (iv) in respect of the repayment of the Convertible Notes, in each case other than (x) Taxes that are individually reflected as accrued Tax liabilities in the Closing Working Capital or otherwise taken into account as a reduction in the calculation of Closing Arrangement Consideration or as contemplated by Section 6.01(b), and (y) any Loss included under Section 8.02(f);

(f)    any out-of-pocket expense, third-party claim or Taxes incurred by the Company Group in connection with, or as a direct or indirect result of, the Pre-Closing Reorganization, and any Tax liability of the Purchaser, its Affiliates or the Company Group that is incurred in a Post-Closing Tax Period resulting from the Company claiming SRED Credits in a Pre-Closing Tax Period, if applicable, in each case other than Taxes that are reflected as accrued Tax liabilities in the Closing Working Capital or otherwise taken into account as a reduction in the calculation of Closing Arrangement Consideration; or

(g)    the matters set forth on Schedule 8.02(g).

Section 8.03    Indemnification of Company Securityholders. Subject to the other terms and conditions of this ARTICLE 8, Purchaser shall indemnify and defend each of the Company Securityholders and their Affiliates (collectively, the “Securityholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Securityholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Effective Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser or its Affiliates (including, subsequent to the Effective Time, the Company Group) pursuant to this Agreement.

Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)    Insurance Proceeds. The amount of any insurance proceeds (including under the R&W Insurance Policy) and other third-party recoveries actually received by an Indemnified Party or their respective Affiliates (including, subsequent to the Effective Time, the Company Group) with respect to a covered Loss, net of any Losses incurred in seeking or obtaining the same (including increased premiums), to the extent in excess of any deductibles or other Losses borne by the Indemnified Party, shall reduce the amount of any Losses recoverable therefor hereunder. If an indemnification payment is received by an Indemnified Party, and such Indemnified Party or its Affiliates (including, subsequent to the Effective Time, the Company Group) later receives insurance proceeds or other third party recoveries in respect of the related Losses that were not deducted in accordance with this Section 8.04(a), such Indemnified Party shall promptly pay to the Indemnifying Party a sum equal to the lesser of (a) the actual net amount of such excess insurance proceeds and other third-party recoveries or (b) the actual amount of the indemnification payment previously paid with respect to such Losses. An Indemnified Party shall use commercially reasonable efforts to recover under insurance policies for any amounts subject to indemnification under this Agreement. This Section 8.04(a) shall not apply with respect to the R&W Insurance Policy in the case of intentional common law fraud by an Indemnifying Party.

(b)    Tax Benefit. In determining the amount of any Losses for which an Indemnified Party is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after (i) deducting therefrom the amount of any Tax Benefit actually realized in the taxable year such Loss is realized and the succeeding Taxable year by the Indemnified Party and its Affiliates as a result of such Losses and (ii) adding thereto any Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder in the taxable year such Loss is realized and the succeeding Taxable year. As used herein, “Tax Benefit” shall mean any reduction of Taxes payable by or on behalf of the Indemnified Party or any of its Affiliates directly as a result of a Loss in the Tax period in which such Loss is incurred or the Tax period immediately following the Tax period in which the Loss was incurred. If an indemnification payment is received by an Indemnified Party, and such Indemnified Party or its Affiliates (including, subsequent to the Effective Time, the Company Group) later receives Tax Benefits in respect of the related Losses that were not deducted in accordance with this Section 8.04(b) or incurs Tax costs that were not added in accordance with this Section 8.04(b), if the Tax Benefits exceed the Tax costs, the Indemnified Party shall immediately pay to the Indemnifying Party a sum equal to the lesser of (a) the actual amount of such Tax Benefits less such Tax costs or (b) the actual amount of the indemnification payment previously paid with respect to such Losses, and if the Tax costs exceed the Tax Benefits, the Indemnifying Party shall pay to the Indemnified Party such excess.

(c)    Limitations on Purchaser Indemnitee Claims. The right of any Purchaser Indemnitee to make claims pursuant to ARTICLE 8 shall be subject to the following additional limitations and conditions:

(i)    No claim shall be made with respect to any single Loss (or series of related or similar Losses) of less than $10,000 (excluding from such amount any legal, accounting or other expenses of investigation or assertion of claims).

(ii)    Except in the case of Fundamental Representations or intentional common law fraud, the Company Securityholders shall not be liable under Section 8.02(a) until the aggregate amount of all Losses thereunder exceeds $1,625,000 (the “Deductible”), at which time each Company Securityholder shall be liable its applicable Pro Rata Share of Losses only in excess of the Deductible and only up to the remaining balance of the General Indemnification Escrow Fund.

(iii)    Any Loss for a particular matter shall be calculated after taking into account any liability for such particular matter specifically included as a reduction of the Closing Arrangement Consideration and not otherwise applied.

(iv)    Any Loss in connection with, or as a direct or indirect result of, the Pre-Closing Reorganization shall be subject to a claim solely pursuant to Section 8.02(f).

(v)    No Company Securityholder shall be liable for any Loss under ARTICLE 8 in excess of such Company Securityholder’s applicable Pro Rata Share of each such Loss.

(vi)    There shall be no subrogation against the Company Securityholders for any claims made under the R&W Insurance Policy other than as expressly set forth with respect to fraud in the form of R&W Insurance Policy included in the related binder agreement dated as of the date hereof, as previously provided to the Company.

(vii)    Notwithstanding anything in this Agreement, in no event shall the Purchaser Indemnitees be entitled to recover from any Company Securityholder under this Agreement and the Ancillary Documents in an aggregate amount (in the aggregate for all claims under this Agreement) greater than the amount actually paid to such Company Securityholder hereunder in respect of such Company Securityholder’s Company Securities.

(viii)    The Company Securityholders shall not be responsible for any Losses arising out of any change in Law or GAAP that takes place after the Closing.

(ix)    Prior to recovering any amount from any Company Securityholder or from any Escrow Fund with respect to any Losses that are reasonably recoverable under the R&W Insurance Policy, the Purchaser Indemnitees shall use commercially reasonable efforts to recover such Losses against the R&W Insurance Policy, until the earliest of (A) the date that is 6 months after the date on which the Purchaser Indemnitee initially made a claim against the R&W Insurance Policy with respect to such Losses, (B) the date on which the insurer notified the Purchaser Indemnitees of formal and final determination that it will not pay such Losses, or (C) the date on which such Losses are determined by competent tribunal to not be recoverable under the R&W Insurance Policy. However, an amount sufficient to cover any claimed Losses being sought under the R&W Insurance Policy shall be withheld from any distribution of any Escrow Fund or Arrangement Consideration that would otherwise be available for such Losses until the final determination of the applicable claim. For the avoidance of doubt, the foregoing provision shall not prevent or delay Purchaser from asserting a claim hereunder or recovering any Losses that would be excluded by the R&W Insurance Policy due to the application of the retention, the policy limit, any policy exclusions, or other limitations.

(d)    Limitations on Securityholder Indemnitee Claims. The right of any Securityholder Indemnitee to make claims pursuant to ARTICLE 8 shall be subject to the following additional limitations and conditions:

(i)    Except in the case of Fundamental Representations or intentional common law fraud, Parent and the Purchaser shall not be liable under Section 8.03(a) for more than $4,875,000.

(ii)    Parent and Purchaser shall not be responsible for any Losses arising out of any change in Law or GAAP that takes place after the Closing.

(iii)    Any claims under Section 8.03 that relate to matter affecting Company Securityholders (or any class of Company Securityholders) generally shall be brought solely by the Securityholder Representative. For purposes of this Section 8.03, if the Company Securityholders, collectively, comprise the Indemnified Person or Indemnifying Person, then in each such case all references to such Indemnified Person or Indemnifying Person, as the case may be (except for provisions relating to an obligation to make or a right to receive any payments), shall be deemed to refer to the Securityholder Representative acting on behalf of such Indemnified Person or Indemnifying Person, as applicable.

(e)    Materiality Scrape. For purposes of this ARTICLE 8, any inaccuracy in or breach of any representation or warranty, including the calculation of any Losses arising therefrom shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, other than with respect to Section 3.08(a) and the terms Material Company IP Agreement, Material Contract, Material Customer and Material Supplier.

Section 8.05    Payments; Sources of Recovery.

(a)    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE 8, the Indemnifying Party shall satisfy its obligations within ten Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding including the date such payment has been made at a rate per annum equal to 10% per annum. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)    Except in the case of Fundamental Representations or intentional common law fraud, any Losses payable to a Purchaser Indemnitee pursuant to Section 8.02(a) shall be satisfied solely from: (i) the General Indemnification Escrow Fund; and (ii) the R&W Insurance Policy. Except in the case of intentional common law fraud, any Losses payable to a Purchaser Indemnitee pursuant to Section 8.02(g) shall be satisfied solely from the Special Indemnification Escrow Fund. For the avoidance of doubt, the foregoing shall not limit recovery with respect to any other provision of Section 8.02; provided, that prior to otherwise seeking recovery from a Company Securityholder, the Purchaser Indemnitee shall first seek recovery from the Escrow Funds and/or by recovery by offset of amounts otherwise payable by Purchaser or Parent pursuant to this Agreement (the order of recovery from such sources being as determined by the Purchaser Indemnitee); and, only subsequent to exhaustion of each of the Escrow Funds and there being no further amounts payable pursuant to this Agreement, may the Purchaser Indemnitee then otherwise collect any recovery from a Company Securityholder.

(c)    Purchaser and Generac Holdings shall be entitled to set-off, deduct, and withhold from any Additional Arrangement Consideration any amounts due to any Purchaser Indemnitee under this Agreement (taking into account the limitations herein). To the extent any Purchaser Indemnitee has asserted an Indemnification Claim in good faith that remains outstanding at the time of any payment of Additional Arrangement Consideration hereunder and for which indemnification may be sought hereunder (taking into account the limitations herein), Purchaser may withhold from the aggregate payment of Additional Arrangement Consideration the amount then in dispute. Upon final resolution of such pending Indemnification Claim, any remaining portion of such withheld amount (not used to satisfy such Indemnification Claim) shall be promptly paid to the Company Securityholders. Each Company Securityholder is entitled to receive its Pro Rata Share of such previously withheld amounts, and in determining the Pro Rata Share of such funds allocable to each Company Securityholder, the Securityholder Representative shall make such adjustments as are reasonably necessary to ensure that such distributions take into account each such Company Securityholder’s Pro Rata Share of any claim pursuant to this Article 8.

Section 8.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07    R&W Insurance. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations and caps set forth in this ARTICLE 8), qualifications or procedures in this Agreement are intended to limit or modify the ability of Purchaser to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy. No Purchaser Indemnitee shall amend, modify or waive any provision of the R&W Insurance Policy in a manner adverse to the Company Securityholders without the prior written consent of the Securityholder Representative (not to be unreasonably withheld, conditioned or delayed).

Section 8.08    Indemnification Procedures.

(a)    Any party hereto entitled to make a claim for indemnification under this ARTICLE 8 (an “Indemnification Claim”) shall promptly notify the Indemnifying Party of the claim in writing, describing the claim and related facts in reasonable detail, and the amount thereof (if known or, if unknown, a reasonable estimate thereof). The failure to timely give such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced thereby. The party from whom indemnification is sought shall respond to each such claim within 30 days of receipt of such notice (the “Response Period”). No action against the Indemnifying Party shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification (unless reasonably necessary to protect the rights of the party seeking indemnification) until the expiration of the Response Period.

(b)    In the event of the assertion on or after the Effective Date of any third-party claim for which, by the terms hereof, the Company Securityholders are obligated to indemnify a Purchaser Indemnitee, notice thereof shall promptly be given to the Securityholder Representative and the Securityholder Representative will have the right, at the Company Securityholders’ expense, to assume the defense of same (so long as the reasonably anticipated amount of Losses from such Indemnification Claim are less than the then-available amount pursuant to the Indemnification Escrow Funds available therefor) including the appointment and selection of counsel on behalf of the Purchaser Indemnitee so long as such counsel is reasonably acceptable to the Purchaser Indemnitee; provided, however, (i) to the extent that an object of such third-party Indemnification Claim is to obtain a material injunction, restraining order, declaratory relief or other non-monetary relief against the Purchaser Indemnitee, (ii) to the extent that the third-party Indemnification Claim relates to the ongoing business, operations, assets, or financial condition of the Purchaser Indemnitee (which shall include the Company Group after Closing), (iii) if the named parties to any such action or proceeding (including any impleaded parties) include both the Purchaser Indemnitees and a member of the Company Group and the former shall have been advised in writing by counsel (with a copy to the Securityholders’ Representative) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to a member of the Company Group, (iv) if the funds remaining in the Indemnification Escrow Fund are not sufficient to provide indemnification with respect to such claim, (v) if the Purchaser Indemnitee demonstrates there is a reasonable probability that the claim would adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, or (vi) such third-party Indemnification Claim seeks a finding or admission of a violation of Law or violation of the rights of any Person by the Purchaser Indemnitee or any of its Affiliates, the Securityholder Representative shall not have the right to assume the defense of same, but rather the Purchaser Indemnitee shall control the defense. In all cases, where the Purchaser Indemnitee controls the defense, the Securityholder Representative will have reasonable information and consultation rights in connection therewith and the Purchaser Indemnitee shall not settle such Indemnification Claim in a manner that would require the Company Securityholders to make indemnity payments hereunder, including by means of payment from the Indemnification Escrow Funds or otherwise, without the Securityholder Representative’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. If the Securityholder Representative elects to assume the defense of any such third-party Indemnification Claim, it shall reasonably promptly and in any event within 30 days notify the Purchaser Indemnitee in writing of its intent to do so. The Purchaser Indemnitee will be entitled, at its own cost, to participate with the Securityholder Representative in the defense of any such Indemnification Claim. If the Securityholder Representative assumes the defense of any such third-party Indemnification Claim but fails to diligently prosecute such Indemnification Claim, or if the Securityholder Representative does not assume the defense of any such Indemnification Claim, the Purchaser Indemnitee may assume control of such defense and in the event it is finally determined that the Indemnification Claim was a matter for which the Company Securityholders are required to provide indemnification under the terms of this ARTICLE 8, the Company Securityholders will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses). In the event of the assertion of any Indemnification Claim for which, by the terms hereof, Parent or Purchaser is obligated to indemnify a Securityholder Indemnitee, notice thereof shall promptly be given to Parent and Parent will have the right, at Parent’s expense, to assume the defense of same. The Party in charge of the defense shall keep the other party reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(c)    Notwithstanding anything to the contrary in this Agreement, the Securityholder Representative will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that Purchaser may reasonably withhold, condition or delay consent with respect to any such settlement, compromise, action, judgment or decree (i) that does not unconditionally release the Purchaser Indemnitees from all liabilities and obligations with respect to such Indemnification Claim (other than to the extent such Purchaser Indemnitee is actually indemnified therefor hereunder), (ii) that imposes injunctive or other equitable relief against the Purchaser Indemnitee, or (iii) under which the Purchaser Indemnitee would be required to pay any portion of any monetary damages arising as a result of the claim (other than to the extent the Purchaser Indemnitee is actually indemnified therefor hereunder).

(d)    The Indemnified Party and Indemnifying Party shall reasonably cooperate in the defense of a third-party claim, including by promptly providing reasonable access to information in their control for the purposes of defending such claim against such third party, including using commercially reasonable efforts at the expense of the Indemnifying Party to (i) assist in the collection and preparation of discovery materials, (ii) meet to prepare for and/or appear as witnesses at depositions, court proceedings, and/or trial, (iii) providing reasonable access to information under their control that is necessary for the defense of such claim, and (iv) promptly providing copies of notices and documents (including court papers) relating to such third-party claim.

(e)    Notwithstanding anything to the contrary, this Section 8.08 shall not apply with respect to Tax Contest which shall be solely governed by Section 6.08.

Section 8.09    Subrogation. If (a) the Securityholder Representative authorizes any indemnification payment hereunder, and (b) the Purchaser or its Affiliates (including the Company Group subsequent to the Effective Time) has or may have a claim under the R&W Insurance Policy in respect of the related Losses, the Securityholder Representative, on behalf of the Company Securityholders, shall be subrogated to the rights and claims of the Purchaser and its Affiliates (including the Company Group subsequent to the Effective Time), as the case may be, with respect thereto under the R&W Insurance Policy. The Securityholder Representative (on behalf of the Company Securityholders) shall not, however, have the right to collect aggregate payments from such third party or third parties in excess of the actual amount of the indemnification payment previously paid with respect to such Losses. The Purchaser and the Company will, and will cause their respective Affiliates to, execute and deliver to the Securityholder Representative such documents and take such other actions as may reasonably be requested in order to give effect to this Section.

Section 8.10    Remedies Exclusive. All representations and warranties set forth in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. The remedies provided in this ARTICLE 8 shall be the sole and exclusive remedies of the Purchaser Indemnitees and the Securityholder Indemnitees and their heirs, successors and permitted assigns after the Closing with respect to this Agreement and the Transactions including any breach or inaccuracy of any representation or warranty or violation of any covenant or agreement contained herein or in any certificate or instrument delivered pursuant to this Agreement. Following the Closing, no Purchaser Indemnitee or Securityholder Indemnitee shall bring any claim with respect to this Agreement, any certificate or instrument delivered hereunder, or the Transactions, whether in contract, tort or otherwise, other than (a) as part of the process contemplated by Section 2.08, (b) as part of the process contemplated by Section 2.09, (c) a claim made by Purchaser on behalf of the Purchaser Indemnitees in accordance with Section 8.02, or (d) a claim made by Securityholder Representative on behalf of the Securityholder Indemnitees in accordance with Section 8.03; provided, that any party may seek equitable relief, including the remedies of specific performance and injunction in accordance with Section 10.12. The provisions of this ARTICLE 8 constitute an integral part of the consideration given to the Company Securityholders pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the Purchase Price payable in connection with the Transactions. The Purchaser Indemnitees acknowledge and agree that the foregoing provisions of this ARTICLE 8 have full force and effect, notwithstanding that the Purchaser Indemnitees, or anyone else to whom the R&W Insurance Policy extends protection are, or may be, unable for any reason to pursue or obtain a recovery under the R&W Insurance Policy.

Section 8.11    No Other Representations and Warranties.

(a)    The parties to this Agreement acknowledge and agree that (i) except for the representations and warranties contained in ARTICLE 3, none of the Company Securityholders, the Company Group or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Company Securityholder or the Company Group, including any representation or warranty as to the accuracy or completeness of any information regarding any of the Company Group made available to the Purchaser and its representatives (including, without limitation, any information, documents or material made available to the Purchaser in the Data Room and management presentations or in any other form in expectation of the Transactions contemplated hereby) or as to the future revenue, profitability or success of the Company Group, or any representation or warranty arising from any Law and (ii) except for the representations and warranties contained in ARTICLE 4, none of Parent, Purchaser or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Purchaser, including any representation or warranty as to the accuracy or completeness of any information regarding Parent or Purchaser made available to the Company Group and its representatives or as to the future revenue, profitability or success of the Company Group, or any representation or warranty arising from any Law.

(b)    The representations and warranties expressly set forth in this Agreement and the Ancillary Documents (the “Express Representations”) are and shall constitute the sole and exclusive representations and warranties to the Purchaser in connection with this Agreement and the Transactions and except for the Express Representations, none of the Company Securityholders, the Company Group or any other Person has made or is making any express or implied representation or warranty, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company Group. Purchaser and Parent further acknowledges that notwithstanding anything to the contrary contained in this Agreement or otherwise, except for the Express Representations, all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company Group, are hereby expressly disclaimed. The Purchaser and Parent each represents, warrants, covenants and agrees, on behalf of itself and its Affiliates, that in determining to enter into and consummate this Agreement and the Transactions, it is not relying upon any representation or warranty made or purportedly made by or on behalf of any person, other than the Express Representations, as applicable and to the extent material to the Purchaser’s and Parent’s decision to acquire the Company, and that the Purchaser (and indirectly Parent) shall acquire the purchased securities without any representation or warranty (other than the Express Representations) as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis and “with all faults”.

(c)    Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by the Purchaser, on behalf of itself and its Affiliates, that any cost estimate, projection or other prediction, any data, any other information or any memoranda or offering materials or presentations, including any memoranda and materials provided or made available on the Data Room by the Company, the Company Securityholders, its or their respective Affiliates or its or their respective representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent, if any, explicitly set forth in ARTICLE 3 as a representation and warranty by (and only by) the Company or any Company Securityholder, as the case may be.

(d)    The Express Representations made by Parent and Purchaser are and shall constitute the sole and exclusive representations and warranties to the Company Group, Company Securityholders and Securityholder Representative in connection with this Agreement and the Transactions and except for the Express Representations, none of the Generac Holdings, Parent, Purchaser or any other Person has made or is making any express or implied representation or warranty, statutory or otherwise, of any nature. Notwithstanding anything to the contrary contained in this Agreement or otherwise, except for the Express Representations, all other warranties, express or implied, statutory or otherwise, of any nature are hereby expressly disclaimed. The Company Group represents, warrants, covenants and agrees, on behalf of itself and its Affiliates and the Company Securityholders, that in determining to enter into and consummate this Agreement and the Transactions, they are not relying upon any representation or warranty made or purportedly made by or on behalf of any person, other than the Express Representations, as applicable and to the extent material to the Transactions, and that the Company Securityholders shall acquire the Arrangement Consideration without any representation or warranty (other than the Express Representations) as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis and “with all faults”.

Section 8.12    Investigation; Non-Reliance. Each of the parties hereto acknowledges, covenants and agrees, on behalf of itself and its Affiliates that (a) it is a sophisticated party and understands the merits and risks of consummating the Transactions and has completed to its satisfaction its own due diligence investigation and, based thereon, formed its own independent judgment with respect to Parent, Purchaser, the Company Group and their businesses, as applicable, (b) it has been furnished with or given full access to such documents and information about the other parties hereto and their businesses and operations as such party and its representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Transactions, (c) in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties expressly contained in this Agreement, and (d) (i) except for the Express Representations, no representation, warranty or statement has been or is being made by any party hereto or any other Person as to the accuracy or completeness of any of the information provided or made available to the parties hereto, their respective Affiliates or any of their respective Representatives and (ii) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, such party is familiar with such uncertainties, such party is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to such party, its Affiliates or any of their respective Representatives, neither such party nor its Affiliates has relied and shall not rely on such information. Notwithstanding anything to the contrary, nothing in this Agreement (including this Section 8.12) shall be used as a defense against, or otherwise limit any claims or remedies for, intentional common law fraud.

Section 8.13    OCGC. Notwithstanding anything in this Agreement to the contrary, OCGC shall not be bound by this ARTICLE 8, Section 10.01 or any other contingent liabilities contained herein as a Company Securityholder unless and until it has obtained the consent of the Ministry of Finance of the Province of Ontario under s. 28 of the Financial Administration Act (Ontario) (“MOF Consent”); provided that OCGC (a) shall (i) use all commercially reasonable efforts to obtain the MOF Consent as soon as practicable, (ii) keep Purchaser fully informed of the process by which it is seeking the MOF Consent, (iii) promptly advise Purchaser in writing as soon as it has obtained the MOF Consent and provide Purchaser with an officer’s certificate of OCGC certifying receipt of the MOF Consent, and (b) agrees that it shall not be entitled to receive any of the Arrangement Consideration to which it is entitled, and shall not submit a Letter of Transmittal in respect thereof, unless and until it has received the MOF Consent.

ARTICLE 9.
TERMINATION

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of the Company and Purchaser;

(b)    by Purchaser by written notice to the Company if:

(i)    Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 7 and such breach, inaccuracy or failure has not been cured by the Company within thirty (30) days of the Company’s receipt of written notice of such breach from Purchaser; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 1, 2022, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by the Company by written notice to Purchaser if:

(i)    the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 7 and such breach, inaccuracy or failure has not been cured by Purchaser within thirty (30) days of Purchaser’s receipt of written notice of such breach from the Company; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 1, 2022, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)    by Purchaser or the Company if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Transactions, and such Governmental Order shall have become final and non-appealable.

Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE 9, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this ARTICLE 9 and ARTICLE 10 hereof; and

(b)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE 10.
MISCELLANEOUS

Section 10.01    Securityholder Representative.

(a)    By approving this Agreement and the Transactions or by executing and delivering a Support Agreement or a Letter of Transmittal, and by receiving the benefits thereof, including any consideration payable hereunder, each Company Securityholder shall have irrevocably authorized and appointed Securityholder Representative as such Person’s representative, agent and attorney-in-fact to act on behalf of such Person as of the Closing with respect to this Agreement, the Escrow Agreement and any related agreements, and to take any and all actions and make any decisions required or permitted to be taken by Securityholder Representative in connection with this Agreement, the Escrow Agreement or any related agreement, including the exercise of the power to:

(i)    give and receive notices and communications;

(ii)    authorize delivery to Purchaser of cash from the Purchase Price Adjustment Escrow Fund (or, if necessary, the Indemnification Escrow Fund) in satisfaction of any amounts owed to Purchaser pursuant to Section 2.08 or from the Indemnification Escrow Fund in satisfaction of claims for indemnification made by Purchaser pursuant to ARTICLE 6 or ARTICLE 8, or otherwise authorize payments pursuant to the Escrow Agreement or with respect to the Securityholder Representative Fund;

(iii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.08 or Section 2.09;

(iv)    agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Purchaser pursuant to ARTICLE 6 and ARTICLE 8;

(v)    litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to ARTICLE 6 and ARTICLE 8;

(vi)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement);

(vii)    make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement);

(viii)    engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Securityholder Representative in complying with its duties and obligations; and

(ix)    take all actions necessary or appropriate in the good faith judgment of Securityholder Representative for the accomplishment of the foregoing.

Purchaser and its Affiliates shall be entitled to deal exclusively with Securityholder Representative on all matters relating to this Agreement (including ARTICLE 8) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Securityholder by Securityholder Representative, and on any other action taken or purported to be taken on behalf of any Company Securityholder by Securityholder Representative, as being fully binding upon such Person. Notices or communications to or from Securityholder Representative after the Closing shall constitute notice to or from each of the Company Securityholders. Any decision or action by Securityholder Representative hereunder, including any Agreement between Securityholder Representative and Purchaser relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Company Securityholders and shall be final, binding and conclusive upon each such Person. No Company Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 10.01, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Company Securityholders, or by operation of Law, whether by death or other event.

Notwithstanding any provision to the contrary contained herein, the Securityholder Representative shall not have the power or authority to execute any amendment, waiver, document or other instrument that would adversely affect in any material respect the rights, obligations or liability of a specific Company Securityholder (as opposed to Company Securityholders generally) without the prior written consent of such Company Securityholder.

Prior to OCGC having given written notice to the Securityholder Representative that the MOF Consent has been received, the Securityholder Representative shall not have any liability or obligation to OCGC.

(b)    The Securityholder Representative may resign at any time, and may be removed for any reason or no reason by the unanimous vote or written consent of the Advisory Committee, provided that at least five Business Days’ notice of such removal and replacement shall be given to the removed Securityholders’ Representative and Parent. In the event of the death, incapacity, resignation or removal of Securityholder Representative, a new Securityholder Representative reasonably acceptable to Purchaser shall be appointed by the unanimous vote or written consent of the Advisory Committee. Notice of such vote or a copy of the written consent appointing such new Securityholder Representative shall be sent to Purchaser, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Purchaser; provided that until such notice is received, Purchaser and its Affiliates (including the Company Group after Closing) shall be entitled to rely on the decisions and actions of the prior Securityholder Representative as described in Section 10.01(a) above.

(c)    The Securityholders Representative shall act in the manner Securityholder Representative believes to be in the best interest of the Company Securityholders and consistent with the obligations under this Agreement and the Escrow Agreement and any related agreements.  Certain Company Securityholders have entered into an engagement agreement (the “Securityholder Representative Engagement Agreement”) with the Securityholder Representative to provide direction to the Securityholder Representative in connection with its services under this Agreement, the Escrow Agreement, the Securityholder Representative Engagement Agreement and any related agreements (such Company Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Committee”). Neither the Securityholder Representative nor any member of the Advisory Committee, solely in such Advisory Committee members’ capacity as such, is or shall be personally liable for any of the obligations of the Company Securityholders hereunder, and the Purchaser Indemnitees agree that they will not look to the underlying assets of the Securityholder Representative or the members of the Advisory Committee for the satisfaction of any obligations of the Company Securityholders. Neither the Securityholder Representative nor any member of the Advisory Committee shall be liable to the Company Securityholders for actions taken or omitted by the Securityholder Representative or the Advisory Committee, respectively, in connection with this Agreement, the Escrow Agreement or any related agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted, in the case of the Securityholder Representative, the Securityholder Representative’s gross negligence or involved intentional common law fraud, intentional misconduct or bad faith, or in the case of the Advisory Committee, such Advisory Committee member’s gross negligence or involved intentional common law fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Securityholder Representative or the Advisory Committee shall be conclusive evidence of good faith). The Company Securityholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Securityholder Representative and each member of the Advisory Committee from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, Actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of or in connection with its activities as Securityholder Representative or as a member of the Advisory Committee under this Agreement, the Escrow Agreement, the Securityholder Representative Engagement Agreement or any related agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by, in the case of the Securityholder Representative, the Securityholder Representative’s gross negligence, intentional common law fraud, intentional misconduct or bad faith of the Securityholder Representative or, in the case of a member of the Advisory Committee, such Advisory Committee member’s gross negligence or involved intentional common law fraud, intentional misconduct or bad faith, the Securityholder Representative or such Advisory Committee member, as applicable, shall reimburse the Company Securityholders the amount of such indemnified Representative Loss attributable to such gross negligence, intentional common law fraud, intentional misconduct or bad faith. Representative Losses may be recovered by the Securityholder Representative or an Advisory Committee member from (i) the funds in the Securityholder Representative Fund and (ii) any other funds that become payable to the Company Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Company Securityholders; provided, that while the Securityholder Representative or Advisory Committee member may be paid from the aforementioned sources of funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Securityholder Representative or any member of the Advisory Committee be required to advance its own funds on behalf of the Company Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative and members of the Advisory Committee hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or an Advisory Committee member or the termination of this Agreement.

Section 10.02    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; and the Company shall pay all amounts payable to Bank of America as a result of the execution of this Agreement or the consummation by the Company Group of any of the Transactions, including the Arrangement pursuant to the Plan of Arrangement

Section 10.03    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to the Company:	ecobee Inc. 25 Dockside Drive, Suite 700 Toronto, Ontario Canada M5A 0B5 E-mail: stuart@ecobee.com Attention: Stuart Lombard

with a copy to:	Bennett Jones LLP 3400 One First Canadian Place Toronto, Ontario Canada M5X 1A4 E-mail: solwayg@bennettjones.com Attention: Gary Solway

And a further copy to:	Choate, Hall & Stewart LLP Two International Place Boston, Massachusetts 02110 E-mail: jpitfield@choate.com Attention: John Pitfield

If to Purchaser:	Generac Power Systems, Inc. S45 W29290 Hwy. 59 Waukesha, Wisconsin 53189 E-mail: Kyle.Flanagan@generac.com Lisa.Brown@generac.com Attention: Kyle Flanagan Lisa Brown with a copy to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

E-mail:          brandon.mason@faegredrinker.com

               andrea.scheder@faegredrinker.com

Attention:      Brandon C. Mason

               Andrea Scheder

If to Securityholder Representative:	Shareholder Representative Services LLC 950 17th Street, Suite 1400 Denver, Colorado 80202 E-mail: deals@srsacquiom.com Attention: Managing Director

with a copy to:	Choate, Hall & Stewart LLP Two International Place Boston, Massachusetts 02110 E-mail: jpitfield@choate.com Attention: John Pitfield

Section 10.04    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “to the extent” means degree (and only the degree) to which a subject or other matter extends and does not simply mean “if”; (d) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (e) “ordinary course of business” means the ordinary course of business of a Person, consistent with past practice. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Letter and Exhibits mean the Articles and Sections of, and Disclosure Letter and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations or guidance promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Letter and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. If the date on which any action is required or permitted to be taken hereunder by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

Section 10.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 10.07    Entire Agreement; Disclosure Letter. This Agreement, the Ancillary Documents and, other than with respect to the Securityholder Representative, the Confidentiality Agreement entered into between the Parent and the Company dated March 23, 2021 and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits, the Disclosure Letter and the supplemental letter contemplated hereby (other than an exception expressly set forth as such in the Disclosure Letter or the supplement letter contemplated hereby), the statements in the body of this Agreement will control. Information set forth on any Section of the Disclosure Letter or supplemental letter contemplated hereby shall be deemed to qualify each Section of this Agreement to which such information is applicable (regardless of whether or not such Section is qualified by reference to a Section of the Disclosure Letter or supplement letter contemplated hereby, as applicable), so long as application to such Section is reasonably apparent from the reading of such disclosure. The inclusion of an item on any Section of the Disclosure Letter or supplemental letter contemplated hereby is not evidence of the materiality of such item for purposes of this Agreement or otherwise, or that such item is a disclosure required under the Agreement. No disclosure in any Section of the Disclosure Letter or supplemental letter contemplated hereby relating to any possible breach or violation of any agreement, Permit or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

Section 10.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09    No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and, other than as expressly provided herein (including Sections 4.09 and 5.07), nothing herein is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Purchaser and either (x) the Company at any time prior to the Effective Time or (y) the Securityholder Representative at any time from and after the Effective Time, in each case without further approval of any Company Securityholders except to the extent such further approval is required by Law. Any failure of Purchaser, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Purchaser) or by Purchaser (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the Provinces of Ontario and the federal laws of Canada applicable therein without giving effect to any choice or conflict of Law provision or rule (whether of such jurisdiction or any other jurisdiction).

(b)    Any legal suit, action or proceeding arising out of or based upon this Agreement, the Ancillary Documents or the Transactions may be instituted in the Province of Ontario, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, in addition to any and all other remedies that may be available hereunder in the event of any breach of this Agreement, the parties shall be entitled to specific performance of the terms hereof and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without bond or other security being required, in addition to any other remedy to which they are entitled at Law or in equity. Each party agrees that the rights of the other parties to consummate the Transactions are special, unique and of extraordinary character. In no event shall the exercise of the right to seek specific performance pursuant to this Section 10.12 reduce, restrict or otherwise limit the right of the Company or the Purchaser to terminate this Agreement. Each party agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) another party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for an actual, material breach for any reason at law or in equity. Each of the parties hereby waives (i) any defense that a remedy at law would be adequate and (ii) any requirement under applicable Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 10.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14    Non-Recourse. Subject to the terms of ARTICLE 8 hereof and any rights against a party to an Ancillary Document against a party thereto under the terms thereof, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, may only be made against, the Persons that are expressly identified herein, and no other Person shall have any liability for any obligations or liabilities of the parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any representations, warranties or statements made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Person not specified herein, in each case, subject to the terms of ARTICLE 8 hereof and the terms of any applicable Ancillary Document executed by such Person; provided, that this Section 10.14 shall not apply to Section 10.01, which shall be enforceable by the Securityholder Representative in its entirety against the Company Securityholders.

Section 10.15    Guarantee. To induce the Company to enter into this Agreement and the Company Securityholders to vote in favor of the Agreement, Parent hereby irrevocably and unconditionally guarantees the due and timely payment, observance, performance and discharge of all obligations of Purchaser pursuant to this Agreement (the “Guaranteed Obligations”). This guarantee is a guarantee of payment and not of collection. Parent expressly waives any requirement that the Company, the Company Securityholders or the Securityholder Representative exhaust any right, remedy or power to proceed against Purchaser under this Agreement or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The guarantee hereunder is a continuing guarantee and applies to all Guaranteed Obligations whenever arising. None of the Company, the Company Securityholders or the Securityholder Representative shall be obligated to file any claim relating to the Guaranteed Obligations in the event that Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of any such party to so file shall not affect Parent’s obligations hereunder.

Section 10.16    Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement following the Closing, the Securityholder Representative and any of the Company Securityholders shall have the right, at their election, to retain Choate, Hall & Stewart LLP and/or Bennett Jones LLP (each, a “Designated Firm”) to represent them in such matter, even if such representation shall be adverse to Purchaser and/or the Company Group, notwithstanding the fact that the Company Group has been a client of the Designated Firms prior to the Closing. The Purchaser, the Company Group, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably waive any conflict to any such representation in any such matter arising by virtue of any Designated Firm’s representation of the Company Group prior to the Closing. The Purchaser, the Company Group, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably waive any actual or potential conflict arising from any such pre-Closing representation in the event of (a) any adversity between the interests of the Securityholder Representative and the Company Securityholders on the one hand and the Purchaser, the Company Group on the other hand, in any such matter; and/or (b) any communication between the Designated Firm and the Company Group or any of their Affiliates or employees, whether privileged or not, or any other information known to such counsel, by reason of such counsel’s representation of any of the Company or any of its Subsidiaries prior to Closing. Effective upon the Closing, the Company Group shall cease to be clients of each Designated Firm.

Section 10.17    Protected Communications. The parties agree that, immediately prior to the Closing, without the need for any further action (a) all right, title and interest of the Company Group in and to all Protected Communications shall thereupon transfer to and be vested solely in the Securityholder Representative, and its successors in interest, on behalf of the Company Securityholders and (b) any and all protections from disclosure, including attorney client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Company Group shall thereupon be vested exclusively in the Securityholder Representative and its successors in interest and shall be exercised or waived solely as directed by the Securityholder Representative or its successors in interest. None of the Company Group, the Purchaser or any Person acting on any of their behalf shall, without the prior written consent of the Securityholder Representative or its successors in interest, intentionally waive or attempt to waive any such protection against disclosure, including, the attorney-client privilege or work product protection, or to obtain, use or disclose or attempt to obtain, use or disclose any Protected Communications in any manner, including in connection with the events and negotiations leading to this Agreement, any of the Transactions or any disputes in connection therewith. The Securityholder Representative and its successors in interest shall have the right at any time prior to the Closing to remove, erase, delete, disable, copy or otherwise deal with any Protected Communications in whatever way they desire that does not disrupt the operations, business or assets of the Company Group. As used herein, “Protected Communications” means, at any time, any and all privileged communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between any Designated Firm, on the one hand, and any of the Company Group, the Company Securityholders or any of their respective Affiliates, equity or holders, directors, officers, employees, agents, advisors or attorneys, on the other hand, to the extent relating to this Agreement, the events and negotiations leading to this Agreement, the Transactions or any other potential sale, merger or transfer of control transaction involving the Company or any of its Subsidiaries. The Securityholder Representative shall not intentionally waive or attempt to waive any privilege with respect to the Protected Communications unless reasonably required in connection with the exercise of the rights of the Securityholder Representative or the Company Securityholders hereunder and the Company Group may assert privilege against any third party to prevent disclosure of the Protected Communications.

Section 10.18    No Waiver of Privilege; Protection from Disclosure or Use. The parties hereto understand and agree that nothing in this Agreement, including the foregoing provisions regarding the assertions of protection from disclosure and use, privilege and conflicts of interest, shall be deemed to be a waiver of any applicable attorney-client privilege vis a vis third parties or other protection from disclosure or use. Each of the parties understands and agrees that it has undertaken commercially reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the parties understand and agree that the consummation of the Transactions could result in the inadvertent disclosure of Protected Communications. The parties further understand and agree that any disclosure of Protected Communications will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure with respect to any third party, including, but not limited to, with respect to information involving or concerning the same subject matter as the disclosed information.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ecobee Inc.

By /s/ Stuart Lombard

Name: Stuart Lombard

Title: Chief Executive Officer

[Signature Page to Arrangement Agreement]

13462234 Canada Inc.

By /s/ Steve Goran

Name: Steve Goran

Title: President

Generac Power Systems, Inc.

By /s/ Steve Goran

Name: Steve Goran

Title: Chief Strategy Officer

[Signature Page to Arrangement Agreement]

Shareholder Representative Services LLC, solely in its capacity as Securityholder Representative

By /s/ Sam Riffe

Name: Sam Riffe

Title: Managing Director

[Signature Page to Arrangement Agreement]

EXHIBIT D
TO THE ARRANGEMENT AGREEMENT

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Additional Arrangement Consideration” means those portions (if any) of the Escrow Funds, the Post-Closing Adjustment, the Earnout Consideration, and the Securityholder Representative Fund that the Company Securityholders actually become entitled to receive pursuant to the terms of the Arrangement Agreement and the Escrow Agreement.

“Additional Per Share Arrangement Consideration” has the meaning ascribed thereto in the Arrangement Agreement.

“Ancillary Documents” has the meaning ascribed thereto in the Arrangement Agreement.

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or Section 5.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Purchaser, the Parent, the Company and the Securityholder Representative, each acting reasonably.

“Arrangement Agreement” means the Arrangement Agreement made as of November 1, 2021 among the Purchaser, the Parent, the Company and the Securityholder Representative (including the Schedules thereto) as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Arrangement Consideration” means the Closing Arrangement Consideration and the Additional Arrangement Consideration.

“Arrangement Resolution” means the special resolution, in the form of Exhibit B to the Arrangement Agreement, to be considered and, if thought fit, passed by the requisite majority of the Company Shareholders, either unanimously in writing or at the Company Meeting to approve the Arrangement, in accordance with the Interim Order.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form satisfactory to the Company and the Purchaser, each acting reasonably.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Waukesha, Wisconsin, USA or Toronto, Ontario, Canada are authorized or required by Law to be closed for business.

"CanCo" means Axcendo Innovation Corporation, an Ontario corporation and a direct wholly owned subsidiary of the Company.

"CBCA" means the Canada Business Corporations Act.

"Certificate of Arrangement" means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Class B Common Shares” means Class B Common Shares in the capital of the Company, to be created pursuant to step (2) of Section 3.3.

“Class Y Preferred Shares” means Class Y Preferred Shares in the capital of the Company, to be created pursuant to step (2) of Section 3.3.

“Closing Arrangement Consideration” has the meaning ascribed thereto in the Arrangement Agreement.

“Closing Consideration Shares” means the Generac Common Stock to be issued on the Effective Date pursuant to the Arrangement.

“Closing Per Share Arrangement Consideration” has the meaning ascribed thereto in the Arrangement Agreement.

“Company” means ecobee Inc., a Canadian federal corporation.

“Company Circular” means the notice of the Company Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management proxy circular, to be sent to, among others, the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the Arrangement Agreement.

“Company Common Shares” means all classes of Common Shares in the capital of the Company, including, for greater certainty, any Existing Company Common Shares and Class B Common Shares.

“Company Derivatives” means any securities exchangeable, convertible or exercisable for or otherwise carrying the right or obligation to acquire Company Shares, including convertible debt, Company Options, and any other rights, options or warrants to acquire Company Shares, but excluding the Company Common Shares and Company Preferred Shares.

“Company Group” means the Company and its subsidiaries (CanCo, USCo and UKCo), individually and collectively.

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.

“Company Options” means the options granted under the Company Stock Option Plan, including any grants made under the UK Sub-Plan of the Company Stock Option Plan.

“Company Preferred Shares” means, collectively, the Class A Preferred Shares, the Class B Preferred Shares and the Class C Preferred Shares, in each case in the capital of the Company.

“Company Securities” means, collectively, the Company Shares, the Company Options, and the Company Derivatives.

“Company Securityholder” means a holder of Company Securities.

“Company Shareholder” means a holder of Company Shares.

“Company Shareholders’ Agreement” means the Seventh Amended and Restated Unanimous Shareholders’ Agreement dated as of April 24, 2018 between the Company and the shareholders of the Company party thereto.

“Company Shares” means, collectively, the Company Common Shares and Company Preferred Shares.

“Company Stock Option Plan” means the Company’s Amended and Restated Stock Option Plan for Employees and Key Persons, as amended to October 4, 2018.

“Company Warrants” means, collectively, the EIP Warrants and the Thomvest Warrants.

“Consideration Shares” means, collectively, the Closing Consideration Shares and the Earnout Consideration Shares.

“Consideration Spreadsheet” has the meaning ascribed thereto in the Arrangement Agreement.

“Convertible Note Loan” means a non-interest bearing loan advanced by Purchaser to the Company having a principal amount equal to two times (2x) the aggregate outstanding principal amount of the Convertible Notes, plus one times (1x) the unpaid interest that has accrued in respect thereof up to the Effective Date.

“Convertible Notes” means those certain promissory notes issued pursuant to that certain Note Purchase Agreement, dated as of May 5, 2020, by and between the Company and the persons set forth on the signature pages thereto.

“Court” means the Superior Court of Justice of the Province of Ontario.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dollars” or “$” means the lawful currency of the United States, unless the context otherwise expressly provides.

“Earnout Consideration” has the meaning ascribed thereto in the Arrangement Agreement.

“Earnout Consideration Shares” means the Generac Common Stock to be issued as part of the Earnout Consideration.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as may be specified in writing by the Company and the Purchaser before the Effective Date.

“EIP Warrants” has the meaning ascribed thereto in the Arrangement Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, hypothecations, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, other than generally applicable restrictions on transfers under applicable securities laws.

“Escrow Agent” means JP Morgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement to be made as of the Effective Date among the Purchaser, the Securityholder Representative and the Escrow Agent.

“Escrow Funds” has the meaning ascribed thereto in the Arrangement Agreement.

“Exchange Agent” means Computershare Trust Company, N.A., or another institutional exchange agent reasonably acceptable to the Company, as exchange agent to facilitate the payment of the Arrangement Consideration to the Company Securityholders.

“Exercise Cut-Off Time” means 5:00 p.m. (Toronto Time) on the day that is five Business Days prior to the Effective Date.

“Existing Company Common Shares” means the shares designated as "Common Shares" in the capital of the Company, which, for greater certainty, shall not include the Class B Common Shares.

“Final Order” means the final order of the Court approving the Arrangement under section 192 of the CBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed and stayed pending appeal, then, unless such appeal is withdrawn or denied, as affirmed or amended (provided that any such amendment, modification, supplement or variation is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Generac Common Stock” means the common stock, par value $0.01 per share, of Generac Holdings.

“Generac Holdings” means Generac Holdings Inc., a Delaware corporation and the ultimate parent company of Purchaser.

“Generac Share Value” has the meaning ascribed thereto in the Arrangement Agreement.

“General Indemnification Escrow Amount” has the meaning ascribed thereto in the Arrangement Agreement.

“Governmental Authority” means any federal, provincial, state, territorial, regional, municipal, local, foreign, international or supranational government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any administrative body, commission, authority, self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Interim Order” means the interim order of the Court made pursuant to section 192 of the CBCA after being informed of the intention to rely upon the exemption from registration under Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares issued pursuant to the Arrangement, in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, including the terms of any Permits.

“Letter of Transmittal” means the letter of transmittal sent to Company Securityholders for use in connection with the Arrangement.

“Non-Exercising Optionholder” has the meaning ascribed thereto in step (11) of Section 3.3.

“Non-Exercising Warrantholder” has the meaning ascribed thereto in step (13) of Section 3.3.

“Option Loans” means the non-interest bearing loans made by the Purchaser to Non-Exercising Optionholders in connection with the exercise of the Company Options by such Non-Exercising Optionholders pursuant to Section 3.3 of this Plan of Arrangement, in an amount equal to the aggregate exercise price in respect of such Company Options as of the Effective Date and in accordance with the Consideration Spreadsheet.

“Parent” means Generac Power Systems, Inc., a Wisconsin corporation.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” includes an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Plan of Arrangement” means this plan of arrangement proposed under section 192 of the CBCA, and any amendments or variations thereto made in accordance with the Arrangement Agreement or Section 5.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Post-Closing Adjustment” has the meaning ascribed thereto in the Arrangement Agreement.

“Pre-Closing Reorganization” has the meaning ascribed thereto in the Arrangement Agreement.

“Purchase Price Adjustment Escrow Amount” has the meaning ascribed thereto in the Arrangement Agreement.

“Purchaser” means 13462234 Canada Inc., a Canadian federal corporation.

“Reorganization Participant” means a Company Shareholder who is a resident of Canada for purposes of the Tax Act and who has submitted a declaration of interest to the Company in writing prior to the date that is five (5) Business Days prior to the Effective Date stating that such Company Shareholder wishes to receive a capital dividend from and make a capital contribution to the Company as part of the Pre-Closing Reorganization, as described in Steps (6), (7) and (8) of Section 3.3.

“Reorganization Shares” means the Company Shares held by all Reorganization Participants.

“Securityholder Representative” means Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Company Securityholders.

“Securityholder Representative Fund” has the meaning ascribed thereto in the Arrangement Agreement.

“Special Indemnification Escrow Amount” has the meaning ascribed thereto in the Arrangement Agreement.

“Tax Act” means the Income Tax Act (Canada).

“Thomvest Warrants” has the meaning ascribed thereto in the Arrangement Agreement.

"UKCo" means Cocoon Labs Ltd, a U.K. private company limited by shares (company number 09045251) whose registered office address is at 46 The Calls, Leeds, LS2 7EY and which is a direct wholly-owned subsidiary of the Company.

"USCo" means ecobee Ltd., a Nevada corporation and direct wholly owned subsidiary of the Company.

“Warrant Loans” means the non-interest bearing loans made by the Purchaser to Non-Exercising Warrantholders in connection with the exercise of Company Warrants by such Non-Exercising Warrantholders pursuant to Section 3.3 of this Plan of Arrangement, in an amount equal to the aggregate exercise price in respect of such Company Warrants as of the Effective Date and in accordance with the Consideration Spreadsheet.

1.2	Interpretation

In this Plan of Arrangement, unless the context otherwise requires, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “to the extent” means degree (and only the degree) to which a subject or other matter extends and does not simply mean “if”; and (d) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Plan of Arrangement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Plan of Arrangement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations or guidance promulgated thereunder.

1.3	Headings

The division of this Plan of Arrangement into Articles, sections, and other portions and the insertion of headings are for reference only and shall not affect the interpretation hereof.

1.4	Date for Any Action

If the date on which any action is required or permitted to be taken hereunder by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.5	References

In this Plan of Arrangement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively. Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns. References to any contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with its terms.

1.6	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time (Toronto, Ontario) unless otherwise stipulated herein.

1.7	Exchange Rate

In this Plan of Arrangement, determinations of amounts payable to the Company Securityholders with respect to Company Securities denominated in Canadian dollars or with respect to which the exercise price is denominated in Canadian dollars, shall be determined by notionally converting the Canadian dollar amount to U.S. dollars at the daily average exchange rate published by the Bank of Canada with respect to the date that is five (5) Business Days prior to the Effective Date.

ARTICLE 2
SECURITYHOLDER REPRESENTATIVE

2.1	Securityholder Representative

In order to efficiently administer the determination of certain matters under the Arrangement Agreement and this Plan of Arrangement, Securityholder Representative, by virtue of the approval of this Plan of Arrangement, is irrevocably constituted and appointed the exclusive and lawful agent and attorney-in-fact for the Company Securityholders with respect to all matters under the Arrangement Agreement, this Plan of Arrangement and the Escrow Agreement, and is authorized to take any and all actions and make any decisions required or permitted to be taken by the Securityholder Representative pursuant to the Arrangement Agreement, this Plan of Arrangement and the Escrow Agreement, including those matters referred to in Section 10.01 of the Arrangement Agreement.

ARTICLE 3
THE ARRANGEMENT

3.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

3.2	Binding Effect

(a)

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Purchaser, the Parent, Generac Holdings, the Company, the Securityholder Representative, all registered and beneficial Company Securityholders, the Escrow Agent, the Exchange Agent and all other Persons, at and after, the Effective Time without any further act or formality required on the part of any Person, except as expressly provided herein.

(b)

Except as provided in any written agreement between the Purchaser and a Company Securityholder, each Company Securityholder shall be deemed to be and to have always been a party to the Support Agreement effective on the earlier of the date of adoption of the Arrangement Resolution and the date such Company Securityholder executed or otherwise joined the Support Agreement, and shall be bound by and subject to all the terms and conditions contained therein applicable to a Supporting Securityholder (as defined in the Support Agreement), including, without limitation, Article 3 of the Support Agreement, and by extension, the indemnification obligations under Article 8 of the Arrangement Agreement. For the avoidance of doubt, (i) the aggregate liability of each Company Securityholder under the Arrangement Agreement, including liability for a breach of representation, warranty or covenant or for a claim under an indemnity, shall be several (except to the extent of any escrow, holdback or set-off rights) and not joint and several, and shall not, under any circumstances, exceed the lesser of its Pro Rata Share and the amount actually paid to such Company Securityholder in respect of such Company Securityholder’s Company Securities; and (ii) the Supporting Securityholder shall be fully responsible for the inaccuracy of any representation or warranty set forth in Article 2 of the Support Agreement made by, or breach of covenant set forth in the Support Agreement by, itself but shall not be liable for the inaccuracy of any representation or warranty made by, or breach of covenant by, any other Company Securityholder; and (iii) in no case shall the aggregate liability of a Supporting Securityholder pursuant to the Arrangement Agreement and the Ancillary Documents exceed the amount actually paid to such Supporting Securityholder pursuant to the Arrangement Agreement in respect of such Supporting Securityholder’s Company Securities.

3.3	Effective Time

Commencing at the Effective Time, each of the following events or transactions shall occur and shall be deemed to occur in the following sequence, effective as at five minute intervals, without any further authorization, act or formality, in each case, unless stated otherwise:

(1)

The Company Shareholders’ Agreement shall be terminated and all rights and obligations of the Company, the Company Securityholders and any other former or present parties thereto before or at the Effective Time shall be forever released, discharged and terminated.

(2)

The articles of incorporation of the Company shall be amended to alter the terms and conditions of the Existing Company Common Shares and provide for the creation of a new class of Class B Common Shares, an unlimited number of which shall be authorized, and a new class of Class Y Preferred Shares, an unlimited number of which shall be authorized, which Existing Company Common Shares, Class B Common Shares and Class Y Preferred Shares shall have the terms and conditions attached thereto as set forth in Exhibit A to this Plan of Arrangement.

(3)

Each Existing Company Common Share that is not a Reorganization Share shall, without any further authorization, act or formality, including by or on behalf of the holders of such Existing Company Common Shares, be exchanged for one Class Y Preferred Share, and all such Existing Company Common Shares so exchanged shall be cancelled.

(4)

Each Company Preferred Share that is not a Reorganization Share shall, without any further authorization, act or formality, including by or on behalf of the holders of such Company Preferred Shares, be exchanged for that number of Class Y Preferred Shares equal to the number of Existing Company Common Shares that would be issuable upon conversion of such Company Preferred Share in accordance with the terms of such Company Preferred Share, and all such Company Preferred Shares so exchanged shall be cancelled.

(5)

Each Company Preferred Share that is a Reorganization Share shall, without any further authorization, act or formality, including by or on behalf of the Reorganization Participants, be converted into that number of Existing Company Common Shares required by the terms of such Company Preferred Share, and all such Company Preferred Shares so converted shall be cancelled.

(6)

The Company shall declare, out of its “capital dividend account” (within the meaning of the Tax Act), a dividend in the aggregate amount set out in Exhibit B (the “Capital Dividend”) on the Existing Company Common Shares outstanding as of the effective time of this Step (6) (which, for greater certainty, shall include Existing Company Common Shares issued to Reorganization Participants under Step (5) of this Section 3.3 and shall not include any Existing Company Common Shares exchanged for Class Y Preferred Shares under Step (3) of this Section 3.3), and shall make an election under subsection 83(2) of the Tax Act in respect of the full amount of such Capital Dividend.

(7)

The Company shall satisfy the Capital Dividend by the issuance to each Reorganization Participant of a non-interest bearing demand promissory note in an amount equal to the product obtained when (i) the aggregate amount of the Capital Dividend, is multiplied by (ii) such Reorganization Participant’s pro rata share of the Existing Company Common Shares, which shall be calculated by dividing (A) the number of Existing Company Common Shares held by such Reorganization Participant at the effective time of Step (6) of this Section 3.3, by (B) the total number of Existing Company Common Shares outstanding at the effective time of Step (6) of this Section 3.3 (collectively, the “CDA Notes”).

(8)

Each Reorganization Participant shall, without any further authorization, act or formality, including by or on behalf of such Reorganization Participant, make a capital contribution to the Company on the Existing Company Common Shares held by such Reorganization Participant in an amount equal to the principal amount of such Reorganization Participant's respective CDA Note, and each such Reorganization Participant’s obligation to make such capital contribution shall be satisfied in full by set-off against the principal amount of the CDA Note owing to such Reorganization Participant by the Company, which CDA Notes shall be repaid in full and cancelled, and the Company shall add an amount equal to the aggregate principal amount of the CDA Notes to the stated capital account in respect of the Existing Company Common Shares, and the fair market value of each Reorganization Participant’s Existing Company Common Shares shall be increased by an amount equal to the principal amount of the respective CDA Note so contributed by the Reorganization Participant as a capital contribution.

(9)

Each Class Y Preferred Share shall, without any further authorization, act or formality, including by or on behalf of the holders of such Class Y Preferred Share, be exchanged for one Class B Common Share, and all such Class Y Preferred Shares so exchanged shall be cancelled.

(10)

Notwithstanding the terms of the Company Stock Option Plan or any vesting or exercise provisions to which a holder of a Company Option might otherwise be subject (whether by contract, the conditions of a grant, applicable Law, or otherwise), each Company Option issued and outstanding immediately prior to the Effective Time shall, without any further authorization, act or formality, including by or on behalf of the holders of such Company Options, be deemed to be unconditionally vested and exercisable, and shall be amended to provide that upon exercise thereof, the holder thereof shall acquire one Class B Common Share in lieu of each Existing Company Common Share that would be issuable upon exercise of such Company Option in accordance with the terms of such Company Option immediately prior to the Effective Time.

(11)

Purchaser will make an Option Loan to each holder of Company Options that has not exercised all of his, her or its Company Options prior to the Exercise Cut-Off Time (each, a “Non-Exercising Optionholder”).

(12)

Each Non-Exercising Optionholder shall, without any further authorization, act or formality, including by or on behalf of such holder, be deemed to have exercised all Company Options held by such holder, and in connection therewith, shall be deemed to direct the Purchaser to, and Purchaser shall be deemed to, pay the principal amount of the Option Loan in respect of such holder to the Company in satisfaction of the exercise price thereof and each holder of Company Options shall be deemed to have received, that number of Class B Common Shares equal to the number of Company Common Shares that would be issuable upon exercise of such Company Options in accordance with the terms of such Company Options immediately prior to the Effective Time.

(13)

Purchaser will make a Warrant Loan to each holder of the Company Warrants that has not exercised all of his, her or its Company Warrants prior to the Exercise Cut-Off Time (each, a “Non-Exercising Warrantholder”).

(14)

Each Non-Exercising Warrantholder shall, without any further authorization, act or formality, including by or on behalf of such holder, be deemed to have exercised all Company Warrants held by such holder, and in connection therewith, shall be deemed to direct the Purchaser to, and Purchaser shall be deemed to, pay the principal amount of the Warrant Loan in respect of such holder to the Company in satisfaction of the exercise price thereof and each holder of Company Warrants shall be deemed to have received that number of Class B Common Shares equal to the number of Company Common Shares that would be issuable upon exercise of such Company Warrant in accordance with the terms of such Company Warrant.

(15)

With respect to each Company Option and Company Warrant deemed to be exercised in accordance with steps (12) and (14), respectively, of this Section 3.3, the following shall be deemed to have occurred:

(i)	each holder thereof shall cease to be a holder of such Company Option or Company Warrant and such holder’s name shall be removed from each applicable register maintained by the Company;

(ii)

all such Company Options, the Company Stock Option Plan, the Company Warrants and all agreements relating to the Company Options and Company Warrants shall be terminated and shall be of no further force and effect; and

(iii)	each such holder shall thereafter have only the right to receive the consideration, if any, to which such holder is entitled pursuant to step (16) of this Section 3.3.

(16)

Each Company Share outstanding immediately prior to this step (16) shall, without any further authorization, act or formality, including by or on behalf of the Company Securityholders, be deemed to be assigned and transferred by the holder thereof to the Purchaser free and clear of all Encumbrances in exchange for

(i)	the Closing Per Share Arrangement Consideration for each such Company Share, provided that:

(A)

the Closing Cash Consideration and Closing Consideration Shares (valued at the Generac Share Value of such Closing Consideration Shares) otherwise payable to each Non-Exercising Optionholder in respect of his or her Company Shares issued pursuant to step (12) of this Section 3.3, shall be proportionately reduced in an aggregate amount equal to the principal amount of such Non-Exercising Optionholder’s Option Loan, and such amount shall be satisfied by way of set-off against such Option Loan as set forth under step (17)(iv) of this Section 3.3; and

(B)

the Closing Cash Consideration and Closing Consideration Shares (valued at the Generac Share Value of such Closing Consideration Shares) otherwise payable to each Non-Exercising Warrantholder in respect of his, her or its Company Shares issued pursuant to step (14) of this Section 3.3, shall be proportionately reduced in an aggregate amount equal to the principal amount of such Non-Exercising Warrantholder’s Warrant Loan, and such amount shall be satisfied by way of set-off against such Warrant Loan as set forth under step (17)(v) of this Section 3.3; and

(ii)

the right to receive any Additional Per Share Arrangement Consideration that may become payable in respect of each such Company Share in the future as provided in the Arrangement Agreement and the Escrow Agreement, in each case, at the respective times and subject to the contingencies specified therein.

(17)	With respect to each Company Share deemed to be assigned and transferred in accordance with step (16) of this Section 3.3, the following shall be deemed to have occurred:

(i)

each such Company Shareholder shall cease to be the registered holder and beneficial owner of such Company Shares and to have any rights as a Company Shareholder other than the right to be paid the applicable Arrangement Consideration in accordance with this Plan of Arrangement;

(ii)	each such Company Shareholder’s name shall be removed from the registers of Company Shares maintained by or on behalf of the Company;

(iii)

the Purchaser shall be deemed to be the transferee of all such Company Shares (free and clear of any Encumbrances) and shall be entered in the registers of Company Shares maintained by or on behalf of the Company;

(iv)

each Non-Exercising Optionholder’s Option Loan shall be fully paid and satisfied by set-off against the Closing Arrangement Consideration otherwise payable by the Purchaser in respect of the Company Shares issued pursuant to step (12) of this Section 3.3, to be effected on a pro rata basis based on the total value of Closing Cash Consideration and Closing Consideration Shares (valued using the Generac Share Value of such Closing Consideration Shares) that would otherwise be delivered by the Purchaser in respect of the Company Shares issued upon exercise of such Company Options; and

(v)

each Non-Exercising Warrantholder’s Warrant Loan shall be fully paid and satisfied by set-off against the Closing Arrangement Consideration otherwise payable by the Purchaser in respect of the Company Shares issued pursuant to step (14) of this Section 3.3, to be effected on a pro rata basis based on the total value of Closing Cash Consideration and Closing Consideration Shares (valued using the Generac Share Value of such Closing Consideration Shares) that would otherwise be delivered by the Purchaser in respect of the Company Shares issued upon exercise of such Company Warrant.

(18)

The Purchaser shall advance the Convertible Note Loan to the Company and each Convertible Note outstanding immediately prior to the Effective Time, notwithstanding the terms of the Convertible Note, shall, without any further authorization, act or formality, including by or on behalf of the holder of such Convertible Note, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company (subject to Section 4.5) equal to the sum of (i) two times (2x) the outstanding principal amount thereof, plus (ii) one times (1x) the accrued but unpaid interest thereunder.

(19)	With respect to each Convertible Note deemed to be assigned and transferred in accordance with step (18) of this Section 3.3, the following shall be deemed to have occurred:

(i)	each holder thereof shall cease to be a holder of such Convertible Note and such holder’s name shall be removed from the register for Convertible Notes maintained by the Company;

(ii)	all such Convertible Notes and all agreements relating to the Convertible Notes shall be terminated and shall be of no further force and effect; and

(iii)	each such holder shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to step (18) of this Section 3.3.

(20)

The directors and officers of the Company as of immediately prior to the Effective Time shall cease to be the directors and officers of the Company, and shall be replaced by the nominees designated by the Purchaser prior to the Effective Time, each to serve in accordance with the Company Constating Documents.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1	Payment Mechanics

(a)	Following the receipt of the Final Order and prior to the filing of the Articles of Arrangement, the Purchaser shall deposit, or arrange to be deposited:

(i)	with the Escrow Agent, the General Indemnification Escrow Amount, the Special Indemnification Escrow Amount and the Purchase Price Adjustment Escrow Amount;

(ii)	to an account designated in writing by the Securityholder Representative, the Securityholder Representative Fund; and

(iii)

with the Exchange Agent and for the benefit of Company Securityholders, the cash (in U.S. Dollars) and shares of Generac Common Stock to which each such Company Securityholder is entitled to receive pursuant to Section 3.3, as applicable, upon the transfer of the Company Securities to the Purchaser or the Company, as applicable, plus sufficient funds to satisfy any aggregate cash payment in lieu of fractional shares of Generac Common Stock in accordance with Section 4.3, which cash and shares of Generac Common Stock shall be held by the Exchange Agent, following the Effective Time, as agent and nominee for such former Company Securityholder for distribution to such former holders in accordance with the provisions of this Article 4.

(b)

Upon surrender by a Company Securityholder to the Exchange Agent for cancellation of a certificate which, immediately prior to the Effective Time, represented outstanding Company Securities that were transferred pursuant to Section 3.3, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Purchaser, Parent, Generac Holdings or the Exchange Agent may reasonably require, such holder of Company Securities represented by such surrendered certificate(s) shall be entitled to receive in exchange therefor, and the Exchange Agent shall use commercially reasonable efforts to deliver to such Company Securityholder, as soon as practicable after the Effective Time (but in any event prior to the later of (i) the Effective Date or (ii) the third Business Day after receipt of a duly completed Letter of Transmittal) the portion of the applicable Closing Arrangement Consideration which such holder has the right to receive under the Arrangement in respect of such Company Securities, less any amounts withheld pursuant to Section 4.5, and any certificate so surrendered shall forthwith be cancelled. For the avoidance of doubt, Arrangement Consideration shall not be payable to a Company Securityholder until such Letter of Transmittal and related documents are duly completed and received by the Exchange Agent.

(c)

Purchaser (or the Exchange Agent acting pursuant to authority delegated by Purchaser) shall have authority to reasonably determine whether a Letter of Transmittal has been duly completed, and may in its sole discretion waive the requirement of a Letter of Transmittal or any irregularity therewith. Notwithstanding the foregoing, the Exchange Agent shall not be responsible for paying the portion of any Closing Arrangement Consideration that is to be paid through the Company’s payroll.

(d)

Until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented Company Securities shall be deemed after the Effective Time to represent only the right to receive upon such surrender the portion of the applicable Closing Arrangement Consideration which such holder has the right to receive under the Arrangement in respect of such Company Securities, less any amounts withheld pursuant to Section 4.5.

(e)

If any portion of the Arrangement Consideration is to be paid to a Person other than the Person in whose name the corresponding Company Security is registered, it shall be a condition to such payment that (i) such Company Security shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to Parent or the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such certificate or establish to the reasonable satisfaction of Parent or the Exchange Agent that such Tax has been paid or is not payable.

(f)

Any portion of the Closing Arrangement Consideration deposited with the Exchange Agent that remains unclaimed by any Company Securityholder one year after the Effective Time shall be returned to Purchaser upon demand, and any such Company Securityholder shall thereafter look only to Purchaser for payment of the Arrangement Consideration. Any portion of the Closing Arrangement Consideration remaining unclaimed by Company Securityholders six years after the Effective Date shall become, to the extent permitted by applicable Law, the property of Purchaser free and clear of any claims or interest of any Person previously entitled thereto.

4.2	Release of Funds

The Additional Arrangement Consideration shall be dealt with and paid out in accordance with the Arrangement Agreement and the Escrow Agreement, as applicable.

4.3	No Fractional Shares

Unless otherwise determined by Generac Holdings, no fractional shares of Generac Common Stock will be issued pursuant to this Plan of Arrangement, and notwithstanding anything to the contrary contained herein or in the Arrangement Agreement, any fractional shares of Generac Common Stock otherwise issuable will be rounded down to the nearest whole number and any holder of Company Shares that otherwise would be entitled to receive a fractional share of Generac Common Stock shall instead receive, together with the payment of the Closing Arrangement Consideration, a cash payment by the Purchaser equal to the product of (i) such fractional share number multiplied by (ii) the Generac Share Value.

4.4	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Securities that were transferred pursuant to step (16) in Section 3.3 shall have been lost, stolen or destroyed, then in lieu of delivery of such certificate the holder thereof may deliver an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, together with, to the extent required by Purchaser or the Exchange Agent, such provision to indemnify the Purchaser and the Company in a manner satisfactory to the Purchaser and the Company, acting reasonably, against any claim that may be made against the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5	Withholding Rights

Each of Purchaser, the Company, the Exchange Agent, the Escrow Agent, and any other applicable withholding agent or other Person that makes a payment hereunder (each, a “Withholding Agent”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable to any Person pursuant to this Plan of Arrangement, the Arrangement Agreement, or the Ancillary Documents, such amounts as is required to be deducted and withheld with respect to the making of such payment (or in connection with the underlying transactions that lead to such payment, including the vesting or exercise of Company Derivatives and any loan made in connection therewith) under any provision of Law. A Withholding Agent may satisfy any such amounts by deducting and withholding a proportionate amount of the Closing Cash Consideration and Closing Consideration Shares (valued at the Generac Share Value of such Closing Consideration Shares) otherwise payable with respect to Company Securities of such Person. To the extent that amounts are so deducted and withheld and remitted to the applicable tax authority, such amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding was made. Without limiting the generality of the foregoing, each UK based Company Securityholder with Company Options agrees to the deduction from payments due in respect of Company Securities of any income Tax and employee's and employer's National Insurance contributions which fall to be paid by HM Revenue & Customs by the Company Group under the PAYE system as it applies to income Tax under the Income Tax (Earnings and Pensions) Act 2003 and the PAYE regulations referred to in it or as modified for the purposes of national insurance contributions.

4.6	No Encumbrances

Any exchange or transfer of Company Securities pursuant to this Plan of Arrangement shall be free and clear of any and all Encumbrances of any kind whatsoever.

4.7	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all securities of the Company issued and outstanding prior to the Effective Time, including any Company Securities; and (b) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any securities of the Company are deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 5
AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a)

The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company and the Purchaser, each acting reasonably, (iii) filed with the Court and, if the Company Meeting is held and such amendment, modification and/or supplement is made following the Company Meeting, approved by the Court, unless such amendment, modification and/or supplement concerns a matter which, in the reasonable opinion of the Purchaser and the Company, is of an administrative nature, and (iv) communicated to Company Securityholders, if and as required by the Court.

(b)

If the Company Meeting is held, any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company and the Purchaser at any time prior to the Company Meeting (provided that the Company and the Purchaser, each acting reasonably, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court shall be effective only if (i) it is consented to by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by Company Securityholders, voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former Company Securityholder.

ARTICLE 6
MISCELLANEOUS

6.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out herein.

6.2	U.S. Securities Law Matters

Notwithstanding any provision herein to the contrary, this Plan of Arrangement will be carried out with the intention that all Consideration Shares to be issued to Company Securityholders in exchange for their Company Securities pursuant to this Plan of Arrangement, as applicable, will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by section 3(a)(10) thereof, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.